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                                                                 EXECUTION COPY


                        AMENDED AND RESTATED CREDIT AGREEMENT


         This AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 30, 1997
(as amended, supplemented or modified from time to time, the "Agreement") is entered into among THE DONNA KARAN COMPANY, a New York general partnership, THE DONNA KARAN COMPANY STORE, G.P., a New York general partnership, DONNA KARAN STUDIO, a New York general partnership, and DK FOOTWEAR PARTNERS, a New York general partnership (each, individually, a "Borrower" and collectively, the "Borrowers"), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (the "Lenders"), the financial institutions from time to time parties hereto as issuing banks, whether by execution of this Agreement or an Assignment and Acceptance (the "Issuing Banks"), CITIBANK, N.A. ("Citibank"), in its capacity as administrative agent for the Lenders and the Issuing Banks (in such capacity, the "Administrative Agent"), and THE CHASE MANHATTAN BANK and NATIONSBANK, N.A., in their capacity as co-agents (the "Co-Agents"). This Amended and Restated Credit Agreement amends and restates in its entirety that certain Credit Agreement dated as of September 18, 1996 among the Borrowers, the Lenders, the Issuing Banks, the Administrative Agent and the Co-Agents.


                                   ARTICLE I
                                  DEFINITIONS

         1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

         "Acceptable Documentary Letter of Credit" means a Commercial Letter of Credit having an expiration date no later than 180 days after the date of issuance thereof.

         "Acceptance" has the meaning ascribed to such term in Section 2.04.

         "Acceptance Agreements" means, with respect to an Acceptance, such form of acceptance agreement or continuing agreement for banker's acceptances (whether in a single document or several documents taken together) as the Issuing Bank from which the Acceptance is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and a Borrower; provided, however, that in the event of any conflict between the terms of any Acceptance Agreement and this Agreement, the terms of this Agreement shall control.

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         "Acceptance Commitment" means, with respect to an Issuing Bank, the obligation of such Issuing Bank, pursuant to the terms and conditions of this Agreement, to create Acceptances for the account of the Borrowers.

         "Acceptance Obligations" has the meaning ascribed to such term in
Section 2.04(d).

         "Acceptance Rate" means, for each Acceptance created by an Issuing Bank, the bid acceptance commission rate (as a percentage per annum) as such Issuing Bank shall have notified to the Administrative Agent prior to 11:00 a.m. (New York City time) on the Business Day which occurs one Business Day prior to the date of the creation of such Acceptance as being in effect on the date of such creation.

         "Acceptance Termination Date" means the day which is the earliest of
(i) June 18, 1999, (ii) the termination of the Commitments pursuant to Section 11.02(a), (iii) the date of termination in whole of the Domestic Commitments pursuant to Section 3.01(a) and (iv) the date of the termination of the Acceptance Commitment pursuant to Section 2.04(l).

         "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of any Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another Person that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         "Adjusted Net Worth" means, as of any date, the Net Worth of Donna Karan International and its Subsidiaries on a consolidated basis, adjusted to exclude (a) any extraordinary gains, (b) noncash gains and losses relating to deferred taxes, and (c) intangibles (including, without limitation, goodwill and deferred financing costs).

         "Administrative Agent" has the meaning ascribed to such term in the preamble hereto.

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         "Administrative Agent's New York Account" means the Administrative
Agent's account number 38858061 (re: The Donna Karan Company) maintained at the office of Citibank at 399 Park Avenue, New York, New York 10043, or such other deposit account as the Administrative Agent may from time to time specify in writing to the Borrowers and the Lenders.

         "Administrative Agent's London Accounts" means those certain accounts listed on Schedule 1.01(D) maintained at the office of Citibank, or such other deposit account as the Administrative Agent may from time to time specify in writing to the Borrowers and the Lenders.

         "Affiliate" means, as applied to any specified Person, any other
Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any specified Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.

         "Agreement of Contribution" means the Agreement and Plan of Contribution, dated as of June 10, 1996, among Donna Karan International, Gabrielle Studio, Inc., Takihyo Inc., Donna Karan, Stephan Weiss, Trust under Trust Agreement for the Benefit of Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan, Trust under Trust Agreement for the Benefit of Donna Karan, Tomio Taki, Frank Mori, Christopher Mori and Heather Mori.

         "Applicable Fixed Rate Margin" means initially a rate equal to 1.5% per annum during the 1997 Fiscal Year. Thereafter, such rate will fluctuate quarterly on the first day of each fiscal quarter, commencing with the first fiscal quarter of 1998, based upon the Fixed Charge Coverage Ratio for the preceding twelve-month period, calculated as of the last day of such preceding twelve-month period, as set forth below:

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         If the Fixed Charge                Applicable Fixed
         Coverage Ratio is:                 Rate Margin
         -------------------                ----------------

         Less than 3.0                           2.25%

         Greater than or equal to
         3.0 but less than 4.0                   1.75%

         Greater than or equal to
         4.0 but less than 5.0                   1.50%.

         Greater than or equal to
         5.0 but less than 6.0                   1.25%

         Greater than or equal to
         6.0                                     1.00%.

         "Applicable Floating Rate Margin" means initially a rate equal to 0.25% per annum during the 1997 Fiscal Year. Thereafter, such rate will fluctuate quarterly on the first day of each fiscal quarter, commencing with the first fiscal quarter of 1998, based upon the Fixed Charge Coverage Ratio for the preceding twelve-month period, calculated as of the last day of such preceding twelve-month period, as set forth below:

         If the Fixed Charge                Applicable Floating
         Coverage Ratio is:                 Rate Margin
         -------------------                -------------------

         Less than 3.0                           1.0000%

         Greater than or equal to
         3.0 but less than 4.0                   0.5000%

         Greater than or equal to
         4.0 but less than 5.0                   0.2500%.

         Greater than or equal to
         5.0 but less than 6.0                   0.1875%

         Greater than or equal to
         6.0                                     0.1250%

         "Applicable Lending Office" means, with respect to a particular Lender, its Fixed Rate Lending Office in respect of provisions relating to Fixed Rate Loans and Multicurrency Loans and its Domestic Lending Office in respect of provisions relating to Floating Rate Loans.

         "Asset Sale" means any sale, conveyance, transfer, license, lease or other disposition (other than sales of inventory in the ordinary course of business) of Donna Karan International or any of its Subsidiaries.

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         "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with the provisions of Section 13.01.

         "Available Currency" means, with respect to any Loan, the currency in which such Loan is denominated pursuant to the terms hereof.

         "Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the sum of (i) the Revolving Credit Obligations at such time plus (ii) the amount of the Foreign Exchange Exposure at such time plus (iii) the amount of the Obligations at such time attributable to corporate credit cards or cash management functions, including Automated Clearing House (ACH) functions, performed by Citibank.

         "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. Sections 101 et seq.), as amended from time to time, and any successor statute.

         "Benefit Plan" means a defined benefit plan as defined in Section
3(35) of ERISA (other than a Multiemployer Plan) which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "Blocked Account Bank" means Citibank, N.A. which is identified as a Blocked Account Bank on Schedule 6.01(Y).

         "Blocked Accounts" means, collectively, the accounts established by the Borrowers at the Blocked Account Banks and "Blocked Account" means any one of the Blocked Accounts.

         "Borrowers' Domestic Deposit Account" means the commercial deposit account at Citibank with respect to the Borrowers, or any other deposit account established by the Borrowers at a financial institution acceptable to the Administrative Agent as the Borrowers may from time to time specify in writing to the Administrative Agent and the Lenders.

         "Borrowers' Multicurrency Accounts" means those certain commercial deposit accounts listed on Schedule 1.01(C), or any other deposit account(s) established by the Borrowers at a financial institution acceptable to the Administrative Agent as the Borrowers may from time to time specify in writing to the Administrative Agent and the Lenders.

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         "Borrowing" means a borrowing consisting of Loans of the same Type made on the same day by the Lenders.

         "Borrowing Base" means, as of any date of determination, an amount equal to the sum of (a) up to ninety percent (90%) of Eligible Receivables that are Credit Insured Receivables or are backed by a letter of credit acceptable to the Administrative Agent (which letter of credit has been assigned to the Administrative Agent) less such reserves as the Administrative Agent, in its sole discretion, deems appropriate plus (b) up to eighty-five percent (85%) of Eligible Receivables (other than those Eligible Receivables described in clause
(a) of this definition) less such reserves as the Administrative Agent, in its sole discretion, deems appropriate plus (c) up to fifty percent (50%) of Eligible Inventory under Acceptable Documentary Letters of Credit less such reserves as the Administrative Agent, in its sole discretion, deems appropriate plus (d) up to sixty percent (60%) of Eligible Finished Goods Inventory, provided that the amount of the Borrowing Base allocated to the Eligible Finished Goods Inventory stored in the warehouses located in Amsterdam shall not exceed $5,000,000 in the aggregate, less such reserves as the Administrative Agent, in its sole discretion, deems appropriate plus (e) up to thirty percent (30%) of Eligible Raw Materials less such reserves as the Administrative Agent, in its sole discretion, deems appropriate. The Administrative Agent, in its sole discretion, based on such credit and collateral considerations as the Administrative Agent may deem appropriate, may change from time to time the advance rates in clauses (a), (b), (c), (d) and (e) above, provided that such advance rates do not at any time exceed the respective percentages set forth above.

         "Borrowing Base Certificate" means a certificate, substantially in the form of Exhibit C attached hereto and made a part hereof.

         "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York, (ii) in the case of Fixed Rate Loans or Multicurrency Loans, in London, England and the applicable country, or (iii) in the case of Letter of Credit transactions for a particular Issuing Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located.

         "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or other assets or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by Donna Karan International and its Subsidiaries' fixed asset accounts as reflected in any of their

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respective balance sheets; provided, however, that (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (A) that portion of Capital Leases which is capitalized on the consolidated balance sheet of Donna Karan International and its Subsidiaries,
(B) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by Donna Karan International or any of its Subsidiaries to the extent that the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time and (C) expenditures for improvements in third party stores including cooperative payments made to such third party stores; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, (A) expenditures made in connection with the replacement or restoration of assets to the extent that such expenditures are reimbursed or financed with insurance or condemnation proceeds and (B) expenditures made in connection with molds used in the operations of the beauty business to the extent such expenditures are amortized through cost of goods sold.

         "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock", with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         "Cash Capital Expenditures" means, for any period, that portion of Capital Expenditures which is paid in cash.

         "Cash Collateral" means cash or Cash Equivalents held by the Administrative Agent, any of the Issuing Banks or any of the Lenders as security for any or all of the Obligations.

         "Cash Collateral Accounts" means, collectively, the accounts opened and maintained at Citibank for Dollars and each Optional Currency which accounts shall be governed by the terms of the Cash Collateral Pledge Agreement and shall be under the sole dominion and control of the Administrative Agent.

         "Cash Collateral Pledge Agreement" means the Cash Collateral Pledge and Assignment Agreement dated as of September 18, 1996, made by the Borrowers in favor of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the other Holders, as such Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

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         "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Services, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Services, Inc. shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) and not listed in Credit Watch published by Standard & Poor's Corporation; (iii) commercial paper, other than commercial paper issued by any Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investor's Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);
(iv) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $500,000,000; and
(v) marketable direct debt issued by any corporation (other than debt issued by any Borrower or any of its Affiliates), which at the time of acquisition, has one of the three highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Services, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investors Services, Inc. shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) maturing within one (1) year after the date of acquisition thereof.

         "Cash Interest Expense" means, for any Financial Covenant Period, total interest expense, whether paid or accrued (including the interest component of Capital Leases) of Donna Karan International and its Subsidiaries on a consolidated basis, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Contracts, but excluding, amortization of financing fees, interest paid in property other than cash or any other interest expense not payable in cash, all as determined in conformity with GAAP.

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         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

         "Change of Control" means (i) the acquisition by any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act) other than a person who is a shareholder of Donna Karan International on the effective date of the registration statement filed under the Securities Act relating to the Public Equity Offering (an "Initial DKI Shareholder") of 30% or more of the voting power of Securities of Donna Karan International, or the acquisition by an Initial DKI Shareholder other than an affiliate of Donna Karan International of an additional 5% of the voting power of Securities of Donna Karan International over and above that owned immediately after the closing of the Public Equity Offering; (ii) the acquisition of any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act) other than a person who, on the effective date of the registration statement filed under the Securities Act relating to the Public Equity Offering, is a holder of any ownership interest in Donna Karan Studio (an "Initial Licensee Interest Holder") of 30% or more of the voting power of Donna Karan Studio, or the acquisition by an Initial Licensee Interest Holder other than an affiliate of Gabrielle Studio, Inc. (and excluding any such acquisition resulting from a purchase, sale or transfer of Takihyo Inc. stock by and between any of the current stockholders of Takihyo Inc.) of an additional 5% of the voting power of Donna Karan Studio over and above that owned immediately after the closing of the Public Equity Offering; (iii) any merger or sale of substantially all of the assets of Donna Karan International under circumstances where the holders of 20% or more of the equity securities of the surviving entity of such transaction were not holders of the Common Stock of Donna Karan International immediately prior to consummation of such transaction; (iv) any merger or sale of substantially all of the assets of Donna Karan Studio under circumstances where the holders of 20% or more of the ownership interests of Donna Karan Studio immediately prior to consummation of such transaction were not holders of an ownership interest in Donna Karan Studio immediately after consummating such transaction; or (v) any change in the composition of the Board of Directors of Donna Karan International not approved by (a) a majority of the Board of Directors of Donna Karan International prior to such change and (b) not less than two directors of Donna Karan International who were directors prior to the time any "person" who was not an Initial DKI Shareholder acquired 30% or more of the voting power of Securities of Donna Karan International.

         "Citibank" means Citibank, N.A., a national banking association.

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         "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

         "Clean-Down Amount" means, for any Clean-Down Period, $15,000,000, subject to any reduction set forth in Section 3.01(b)(ii), 3.01(b)(iii) or 9.06(vi)(b) applicable to such Clean-Down Period.

         "Clean-Down Forecast" means, at any particular time, a forecast of Donna Karan International and its Subsidiaries, giving effect to the Net Cash Proceeds being received in connection with an Asset Sale pursuant to Section 3.01(b)(ii), or the Net Cash Proceeds being received in connection with the issuance of Common Stock pursuant to Section 3.01(b)(iii), or the dividends or repurchases being made pursuant to Section 9.06(vi) and showing each succeeding fiscal month through the end of the Clean-Down Period immediately following such time, demonstrating their ability to make or cause to be made a mandatory prepayment of all outstanding Loans (and not borrow any other Loan) for a period of forty-five (45) consecutive days during such Clean-Down Period, certified by the chief financial officer of Donna Karan International and in form and substance satisfactory to the Requisite Lenders.

         "Clean-Down Period" means the period from November 1 of each Fiscal Year to March 1 of the following Fiscal Year.

         "Closing Date" means the initial Funding Date of the Loans.

         "Co-Agents" has the meaning ascribed to such term in the preamble hereto.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations or guidance promulgated thereunder.

         "Collateral" means all property and interests in property now owned or hereafter acquired by any Borrower or any other Loan Party in or upon which a Lien is granted under any of the Loan Documents.

         "Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section 2.03 for the account of any Borrower which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by such Borrower in the ordinary course of its business.

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         "Commission" means the Securities and Exchange Commission and any
Person succeeding to the functions thereof.

         "Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Revolving Loan Commitment" on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became (or becomes) a Lender, as such may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Commitments" means the aggregate principal amount of the Commitments of all the Lenders (it being understood and agreed that the maximum aggregate principal amount of the Commitments shall not exceed $150,000,000, as reduced from time to time pursuant to the terms hereof).

         "Commitment Termination Date" means the day which is the earliest of
(A) September 18, 1999, (B) the termination of the Commitments pursuant to
Section 11.02(a) and (C) the date of termination in whole of the Commitments pursuant to Section 3.01(a).

         "Common Stock" means the common stock of Donna Karan International.

         "Compliance Certificate" has the meaning ascribed to such term in
Section 7.01(d).

         "Contaminant" means any waste, pollutant (as that term is defined in 42 U.S.C. 9601(33) or in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6901), radioactive material, special waste, petroleum, including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including, but not limited to polychlorinated biphenyls, and asbestos.

         "Contractual Obligation" means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "Cost" means the aggregate purchase price paid or to be paid by any Borrower to the supplier for such goods, including

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transportation costs, if any, as reflected in the invoices attached to the
Request for Acceptance relating thereto.

         "Credit Insured Receivable" shall mean an account receivable of a Borrower with respect to which the following statements are true: (i) such Borrower has obtained credit insurance or other form of credit protection covering such account receivable on terms and conditions and from a financial institution satisfactory to the Administrative Agent and (ii) such credit insurance or other form of credit protection is in full force and effect and not in dispute.

         "Current Assets" means, as at any date of determination, the total assets of Donna Karan International and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP.

         "Current Liabilities" means, as at any date of determination, the current liabilities of Donna Karan International and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, including for purposes of this definition, the Loans.

         "Customary Permitted Liens" means

         (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges or claims in all cases which are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

        (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

       (iii) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds;

        (iv) Liens arising as a result of progress payments or otherwise under government contracts; and

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         (v)  Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and which do not materially adversely affect the value of the Real Property.

         "Debt" means, as applied to any Person at any time, all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) reimbursement obligations with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of Capital Leases.

         "Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

         "Disbursement Accounts" means, collectively, the bank accounts of the Borrowers indicated as disbursement accounts on the Schedule 6.01(Y).

         "Discount Rate" of any Issuing Bank means, with respect to an Acceptance created by such Issuing Bank at any time, the bid rate in effect at such Issuing Bank at such time for discount by such Issuing Bank of commercial drafts or bills eligible for discount by Federal Reserve Banks in the same face amount, with the same maturity, and of the same type, as such Acceptance.

         "DK Divisions" means the following divisions of The Donna Karan
Company:

              Donna Karan Collection Clothing
              Donna Karan Collection Menswear
              Donna Karan Mens Furnishings
              DKNY Clothing
              DKNY Jeans
              Donna Karan Collection Accessories
              DKNY Petites
              DKNY Accessories
              DKNY Menswear
              DK Essentials
              DK Mens Essentials

              DKNY Active
              DKNY Clothing Essentials
              DK Mens Accessories
              DK Mens Essentials Accessories
              DKNY Kids
              DK Mens Sportswear
              Donna Karan Signature
              DKNY Classic
              DKNY
              "D"
              DKNY Clothing/Petite Cut-ups
              DK Womens Signature Accessories
              Donna Karan Shoes
              DKNY Womens/Mens Shoes
              Donna Karan Beauty

         "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

         "Dollars" and "$" mean the lawful money of the United States.

         "Dollar Equivalent" means, with respect to any amount denominated in an Available Currency (other than Dollars) on the date of determination thereof, the equivalent of such amount in Dollars determined at the rate of exchange equal to the Spot Rate on such date of determination.

         "Domestic Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

         (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time (but at least annually), as Citibank's base rate;

         (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of
    (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

         (c) for any day, 1/2 of one percent per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any quotations for such day on such transactions received by Citibank from three Federal funds brokers of recognized standing selected by it.

         "Domestic Concentration Account" means Account No. 4000-3664 at Citibank, N.A. in New York, New York, or such other account as is acceptable to the Administrative Agent as a concentration account.

         "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

         "Domestic LIBO Rate" means, with respect to any Interest Period applicable to a Borrowing of Fixed Rate Loans denominated in Dollars, the interest rate per annum obtained by dividing (i) an interest rate per annum determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the Fixed Rate Determination Date for such Interest

Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the Fixed Rate Loan to be made by Citibank for such Interest Period, by (ii) a percentage equal to 100% minus the Domestic Reserve Percentage in effect on the relevant Fixed Rate Determination Date. The Domestic LIBO Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

         "Domestic Loan" means a Loan denominated in Dollars.

         "Domestic Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Fixed Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

         "Donna Karan Group" means, collectively, Donna Karan International and its Subsidiaries.

         "Donna Karan International" means Donna Karan International Inc., a Delaware corporation.

         "Drafts" has the meaning ascribed to such term in Section 2.04(b).

         "EBITDA" means, for any Financial Covenant Period, for Donna Karan International and its Subsidiaries on a consolidated basis (i) the sum of the amounts for such period of (A) Net Income, (B) depreciation and amortization expense, (C) interest expense, (D) federal, state, local and foreign income taxes and (E) unusual expense associated with the write-off of the capitalized portion of financing costs; minus (ii) gains from Asset Sales (but including expense reimbursements in connection with Asset Sales closing in 1996); plus
(iii) losses from Asset Sales; minus (iv) extraordinary gains; minus (v) interest income; minus (vi) any gain relating to the accumulated effect of any change in accounting method; plus (vii) any loss relating to the accumulated effect of any change in accounting method; plus (viii) any extraordinary charges incurred in the second quarter of Fiscal Year 1997 relating to the Borrowers' restructuring (whether or not such charges are in conformity with GAAP) in an amount not to exceed $5,700,000, each item in clauses (i) through (viii) calculated in conformity with GAAP for such period.

         "Effective Date" means the date on which the conditions precedent set forth in Sections 5.01 and 5.02 have been satisfied.

         "Eligible Acceptance" means any Acceptance (i) against the liability for which the Issuing Bank which created such Acceptance is not required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System in effect from time to time, or under any other law or regulation, and (ii) which is eligible for discount by Federal Reserve Banks.

         "Eligible Assignee" means (i) a Lender or (ii) a commercial bank, lending institution, finance company, insurance company, other financial institution or fund reasonably acceptable to the Administrative Agent and the Borrowers.

         "Eligible Finished Goods Inventory" means Inventory consisting of finished goods completed in accordance with style or customer order specifications which is stored in one of the Borrowers' finished good warehouses permitted under this Agreement and listed on Schedule 1.01(E), for which a customer has not been billed, and which is otherwise Eligible Inventory; provided, however, that with respect to the Inventory stored in the warehouses located in Amsterdam such Inventory shall not be Eligible Finished Goods Inventory unless and until such Inventory has been fully paid for and no amount is owing by any Borrower with respect thereto. Eligible Finished Goods Inventory shall be valued at the lower of cost on a FIFO basis or market.

         "Eligible Inventory" means Inventory with respect to which, when scheduled on a Borrowing Base Certificate and at all times thereafter, the Administrative Agent has a valid and perfected first priority security interest, there is no violation of the negative or affirmative covenants or other provisions of this Agreement or any other Loan Document, and which is not, in the reasonable opinion of the Administrative Agent, obsolete or unmerchantable and which the Administrative Agent, in its reasonable credit judgment deems to be Eligible Inventory, based on such credit and collateral considerations as the Administrative Agent may deem appropriate. Eligible Inventory shall be valued at the lower of cost on a FIFO basis or market. Other than Inventory that consists of Eligible Finished Goods Inventory that is stored at a finished goods warehouse as described in the definition of "Eligible Finished Goods Inventory", no Inventory of a Borrower shall be Eligible Inventory if such Inventory is located, stored, used or held at the premises of a third party unless either (i)
(A) the Administrative Agent shall have received a bailee's or similar letter from such third party in form and substance satisfactory to the Administrative Agent and (B) an appropriate UCC-1 financing statement shall have been executed with respect to such location or (ii) the Administrative Agent shall have otherwise consented in writing. The Administrative Agent reserves the right, in its reasonable discretion, to create, from time to time, additional categories of ineligible Inventory.

         "Eligible Raw Materials" means Inventory which is classified, consistent with past practice, on the Borrowers' accounting system as raw materials, which is otherwise Eligible Inventory.

         "Eligible Receivables" means those Receivables with respect to which, when scheduled on a Borrowing Base Certificate and at all times thereafter, the Administrative Agent has a valid and perfected first priority security interest, there is no violation of the negative or affirmative covenants or other provisions of this Agreement or any other Loan Document and which the Administrative Agent, in its reasonable credit judgment, deems to be Eligible Receivables, based on such credit and collateral considerations as the Administrative Agent may deem appropriate. No Receivable of a Borrower shall be an Eligible Receivable if:

         (i) the Receivable is a non-dated Receivable which remains due or unpaid more than ninety (90) days after the date of original invoice issued by such Borrower with respect to the sale giving rise thereto; or the Receivable is a dated Receivable which remains due or unpaid more than ninety (90) days after the date of the original invoice issued by such Borrower with respect to the sale giving rise thereto; or

        (ii) the Receivable arises out of a sale not made in the ordinary course of such Borrower's business or is to a Person which is an Affiliate or Subsidiary of such Borrower or controlled by an Affiliate or Subsidiary of such Borrower unless such sale is to Donna Karan Japan K.K. or other Affiliate of Donna Karan International and gives rise to a Credit Insured Receivable; or

       (iii) any portion of the Receivable is in dispute, but only that portion in dispute (if such disputed portion is less than 50% of such Receivable) shall be ineligible ; or

        (iv) any warranty contained in this Agreement or any Loan Document with respect to Eligible Receivables or such Receivable has been breached; or

         (v) the Receivable is, or in the Administrative Agent's reasonable judgment may become, subject to any claim of setoff which is formally or informally asserted by the account debtor, and such account debtor has not entered into an agreement which is acceptable to the Administrative Agent with respect the waiver of rights of setoff; or

        (vi) the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code, made an assignment for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code has been filed against the account debtor, or if the account debtor has failed, suspended its business operations, become insolvent, or suffered a receiver or a trustee to be appointed for all or a material portion of its assets or affairs; or

       (vii) the account debtor is also such Borrower's supplier or creditor, and that account debtor has not entered into an agreement with the Administrative Agent with respect to waiver of rights or setoff; or

      (viii) the sale is to an account debtor located outside the continental United States, unless such sale is on letter of credit or acceptance terms acceptable to the Administrative Agent (which letter of credit or acceptance has been assigned to the Administrative Agent in a manner satisfactory to the Administrative Agent) or such sale gives rise to a Credit Insured Receivable; or

        (ix) the sale to such customer is on guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis; or

         (x) in the Administrative Agent's reasonable judgment that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor's financial inability to pay; or

        (xi) the goods giving rise to such Receivable have not been shipped and delivered to and received by the account debtor or the services giving rise to such Receivable have not been performed by such Borrower and accepted by the account debtor; or

       (xii) at the time of determination, the Receivable(s) of the respective account debtor exceed twenty percent (20%) (or thirty percent (30%), in the case of Federated Department Stores, Inc. or Receivables of Donna Karan Japan K.K. or any other Affiliate of Donna Karan International, which are Credit Insured Receivables) of the aggregate amount of such Borrower's Eligible Receivables, but only to the extent of such excess; or

      (xiii) except as otherwise agreed by the Administrative Agent, the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower has assigned its right to payment of such Receivable to Administrative Agent pursuant to the

    Assignment of Claims Act of 1940, as amended, and such assignment has been accepted and acknowledged by the appropriate government officers; or

       (xiv) the Receivable is subject to any deduction, counterclaim or other condition which the Administrative Agent determines, in its reasonable discretion, has a material adverse effect on the collectability thereof; or

        (xv) any document or agreement executed or delivered in connection with any Receivable, or any procedure used in connection with any such document or agreement, fails in any respect to comply with any requirements of applicable law, and such failure would, in the reasonable determination of the Administrative Agent, (a) have a material adverse effect upon the collectability of such Receivable or (b) subject payments with respect to such Receivable to any claim for recovery thereof after receipt by the Administrative Agent or the Lenders.

In addition to the foregoing, no Receivables owing by a particular account debtor shall be Eligible Receivables if fifty percent (50%) or more of the Receivables owing from such account debtor are ineligible for any reason. The Administrative Agent reserves the right, in its reasonable discretion, to create, from time to time, additional categories of ineligible Receivables.

         "Environmental, Health or Safety Requirements of Law" means all valid and enforceable Requirements of Law derived from or relating to federal, state, local and foreign laws, regulations, orders, ordinances, rules, permits, licenses or other binding determination of any Governmental Authority relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized agent or agents responsible for administering such Requirements of Law.

         "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) any liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

         "Environmental Property Transfer Acts" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any Property or the transfer, sale or lease of any

Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Act", "Responsible Transfer Act", or "Industrial Site Recovery Act".

         "Equipment" means all of each Borrower's present and future
(i) equipment and fixtures, including, without limitation, machinery, manufacturing, distribution, selling, computer system, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than such Borrower's Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower; (ii) a partnership, or other trade or business (whether or not incorporated) which is under common control (within the meaning of
Section 414(c) of the Code) with a Borrower; (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as a Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above; and (iv) any other Person which is required to be aggregated with a Borrower pursuant to regulations promulgated under Section 414(o) of the Code.

         "Event of Default" means any of the occurrences set forth in Section
11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

         "Financial Covenant Period" means: (i) with respect to the fourth fiscal quarter of 1996, the period commencing on the first day of such fiscal quarter and ending on the last day of such fiscal quarter; (ii) with respect to the first fiscal quarter of 1997, the period commencing on the first day of the fourth fiscal quarter of 1996 and ending on the last day of the first fiscal quarter of 1997; (iii) with respect to the second fiscal quarter of 1997, the period commencing on the first day of the fourth fiscal quarter of 1996 and ending on the last day of the second fiscal quarter of 1997; (iv) with respect to the third fiscal quarter of 1997, the period commencing on the first day of the fourth fiscal quarter of 1996 and ending on the last day of the third fiscal quarter of 1997; and (v) with respect to each fiscal quarter thereafter, the immediately preceding twelve fiscal month period.

         "Financial Officer" means, with respect to Donna Karan International or any Borrower, the chief financial officer, treasurer or controller with significant responsibility for the financial affairs of Donna Karan International or such Borrower.

         "Fiscal Year" means the fiscal year of the Borrowers, which shall be the 52- or 53-week period ending on the Sunday nearest to December 31 of each calendar year.

         "Fixed Charge Coverage Ratio" means, for any Financial Covenant
Period, the ratio of (i) EBITDA plus the Net Cash Proceeds of Asset Sales received during such period minus Capital Expenditures made during such period minus the Investments made pursuant to Section 9.04(iii) during such period minus any dividends payments or stock repurchases with respect to the Common Stock during such period minus any cash payment of taxes made during such period, to (ii) Cash Interest Expense for such period plus any principal payment of Funded Debt made during such period.

         "Fixed Rate" means, with respect to any Interest Period applicable to a Borrowing of Fixed Rate Loans denominated in any Available Currency, an interest rate per annum equal to (i) the Domestic LIBO Rate with respect to Fixed Rate Loans denominated in Dollars and (ii) the Multicurrency LIBO Rate with respect to Fixed Rate Loans denominated in an Optional Currency, in each case in effect on the relevant Fixed Rate Determination Date.

         "Fixed Rate Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Fixed Rate Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

         "Fixed Rate Determination Date" means, with respect to a Borrowing of Fixed Rate Loans, the second Business Day prior to the first day of the Interest Period for any Borrowing.

         "Fixed Rate Interest Payment Date" means (i) with respect to any Fixed Rate Loan, the last day of each Interest Period applicable to such Loan and
(ii) with respect to any Fixed Rate Loan having a Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period.

         "Fixed Rate Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Fixed Rate Lending Office" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

         "Fixed Rate Loans" means all Loans denominated in Dollars or an Optional Currency outstanding which bear interest at a rate determined by reference to the Fixed Rate applicable to such currency as provided in Section 4.01(a).

         "Floating Rate" means, for any period applicable to any Floating Rate Loan denominated in any Available Currency, an interest rate per annum equal to the Domestic Base Rate in effect from time to time with respect to Floating Rate Loans.

         "Floating Rate Loans" means all Loans denominated in Dollars which bear interest at a rate determined by reference to the Floating Rate applicable to such currency as provided in Section 4.01(a).

         "Footwear Divisions" means the following divisions of DK Footwear
Partners:

              Donna Karan Shoes
              DKNY Womens/Mens Shoes

         "Foreign Exchange Exposure" means, at any time and from time to time, the amount of the obligations and liabilities of a Person with respect to each foreign exchange contract arising as a result of a determination of the amount of Dollars required at such time to purchase such amount of the foreign currency covered by such foreign exchange contract at the rate equal to the spot exchange rate offered by Citibank for the purchase of such foreign currency with Dollars at or about 11:00 a.m. (New York time), net of liabilities owed to such Person by the counterparties thereon.

         "Forfeiture Proceeding" means any action, proceeding or investigation affecting any of the Borrowers before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

         "Funded Debt" means Debt which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination and excluding the Loans.

         "Funding Date" means, with respect to any Loan, the date of the funding of such Loan.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date of the most recent audited financial statements of the Borrowers delivered to the Lenders prior to the Closing Date.

         "General Intangibles" means all of each Borrower's present and future choses in action, causes of action and all other intangible personal property of every kind and nature (other than Receivables), including without limitation general intangibles, contracts, corporate or other business records, designs, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, tradestyles, trade secrets, operating certificates, operating certificate applications, goodwill, registrations, copyrights, licenses, franchises, permits, operating authorities, agent and owner/operator contracts, certificates of public convenience, refunds or reversions from any employee benefit plan or pension plan, covenants not to compete, blueprints and other drawings, customer lists, tax refunds, tax refund claims, rights and claims against carriers and shippers, and rights to indemnification; provided, however, that the License Agreement and the rights of Donna Karan Studio under the License Agreement shall be excluded from the definition of "General Intangibles".

         "Governing Documents" means, (i) with respect to any corporation,
(A) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, (B) the by-laws (or the equivalent governing documents) of such entity and (C) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity's Capital Stock and (ii) with respect to any partnership (whether limited or general), (A) the certificate of partnership (or equivalent filings), (B) the partnership agreement (or equivalent organizational documents) of such partnership and (C) any document setting forth the designation, amount and/or rights, limitations and preferences of any of such partnership's partnership interests.

         "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranties" means, collectively, the Guaranties, each dated as of September 18, 1996, made by each of the Guarantors, each in favor of the Administrative Agent, the Lenders and the Issuing Banks, pursuant to which such Guarantor guarantees all of the Obligations, as such each such Guaranty may be amended, supplemented or otherwise modified from time to time.

         "Guarantors" means, collectively, the Borrowers, Donna Karan International, DK Shoe Corp., The Donna Karan Store Corporation, Gabrielle Japan, Inc., Gabby Apparel, Inc., DSTF Japan Company, Tolara Tetragon Inc., Full Requirements Merchandising, Inc., TT DK Japan, Inc., FM DK Japan, Inc., Tomio Tangents, Inc., Formal Reserve Management, Inc., Tangents Two, Inc., First Run Management, Inc., and Donna Karan (H.K.) Limited.

         "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent, each Co-Agent, each Lender and each Issuing Bank.

         "Indebtedness" means, as applied to any Person at any time, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases or (vi) which are Accommodation Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien (other than a Customary Permitted Lien) on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the foregoing.

         "Interbank Rate" means, for any period, (i) in respect of Loans denominated in Dollars, the Federal Funds Rate and (ii) in respect of Loans denominated in an Optional Currency, the Multicurrency LIBO Rate in effect on the relevant Fixed Rate Determination Date for an Interest Period of seven (7) days plus the Applicable Fixed Rate Margin.

         "Interest Coverage Ratio" means, with respect to any Financial Covenant Period, the ratio of (i) EBITDA to (ii) Cash Interest Expense.

         "Interest Period" has the meaning set forth in Section 4.02(b).

         "Interest Rate Contracts" means interest rate exchange, swap, collar, cap, hedging or similar agreements.

         "Interest Rate Determination Date" has the meaning ascribed to such term in Section 4.02(c).

         "Inventory" means all of each Borrower's present and future
(i) inventory, (ii) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale or lease, and all consigned goods and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of such Borrower's business, (iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Borrower's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the property described in clauses (i) through (iii) above, (v) goods in which such Borrower has a joint or other interest or right of any kind (including, without limitation, goods in which such Borrower has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Borrower; in each case whether in the possession of such Borrower, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

         "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

         "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

         "Issue" means, with respect to any Letter of Credit, either issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit, and the term "Issued" or "Issuance" shall have a corresponding meaning.

         "Issuing Bank" means Citibank or any assignee of Citibank designated as an "Issuing Bank" on the signature page of the Assignment and Acceptance by which it became a Lender.

         "Lender" has the meaning ascribed to such term in the preamble hereto.

         "Letter Agreement" means the letter agreement addressed to the Borrowers from the Administrative Agent dated May 30, 1997.

         "Letter of Credit" means any Commercial Letter of Credit or Standby Letter of Credit Issued for the account of any Borrower pursuant to Section 2.03.

         "Letter of Credit Fee" has the meaning ascribed to such term in
Section 4.03(b).

         "Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations at such time, plus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit at such time, plus (iii) the aggregate face amount of all Letters of Credit requested by each Borrower at such time but not yet issued (unless the request for an unissued Letter of Credit has been denied pursuant to Section 2.03(c)(i)).

         "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and a Borrower; provided, however, that in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

         "Leverage Ratio" means, with respect to any Financial Covenant Period, the ratio of (i) the average of the month-end outstandings of Debt for Donna Karan International and its Subsidiaries for such period, calculated on a consolidated basis in conformity with GAAP, to (ii) EBITDA.

         "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses and damages with respect to or arising out of any of the following: personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of or associated with investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, voluntary disclosures made to, or settlements with, any Government Authority, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, including interest, if any, thereon.

         "License Agreement" means the License Agreement, dated July 3, 1996, between Donna Karan Studio and Gabrielle Studio, Inc.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority, title retention or other security agreement or preferential arrangement (including, without limitation, any negative pledge arrangement and any agreement to provide equal and ratable security) of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to Section
9-408 of the Uniform Commercial Code or any similar statute of any relevant jurisdiction, or any political subdivision thereof), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

         "Limited Use License Agreement" means the Trademark License Agreement (Limited Use License) dated as of September 18, 1996 between Donna Karan Studio and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

         "Loan Account" has the meaning ascribed to such term in
Section 2.06(c).

         "Loan Documents" means this Agreement, the Notes, the Guaranties, the Security Agreements, the Pledge Agreements, the Cash Collateral Pledge Agreement, the Letter of Credit Reimbursement Agreements, the Acceptance Agreements, the Limited Use License Agreement, the Letter Agreement, any Interest Rate Contracts to which any Lender or any Affiliate of a Lender is a party, any foreign exchange contracts to which any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obligations between any Borrower and any of the Administrative Agent, any Co-Agent, any Lender or any Issuing Bank delivered to either the Administrative Agent, such Co-Agent, such Lender or such Issuing Bank pursuant to or in connection with the transactions contemplated hereby.

         "Loan Party" means each of the Borrowers and the Guarantors.

         "Loans" means all Revolving Loans and Swing Loans.

         "Lockboxes" means, collectively, the lockboxes established by the Borrowers with the Blocked Account Bank for collection of payments in respect of Receivables or other Collateral; and "Lockbox" means any one of the Lockboxes.

         "Margin Stock" means "margin stock" as such term is defined in Regulation U and Regulation G.

         "Material Adverse Effect" means a material adverse effect upon (i) the condition (financial or otherwise), operations, assets, business, properties, performance or prospects of Donna Karan International and its Subsidiaries taken as a whole, (ii) the ability of the Borrowers to perform their respective obligations under the Loan Documents, or (iii) the ability of the Lenders, the Issuing Banks or the Administrative Agent to enforce the Loan Documents.

         "Material Asset Sale" has the meaning ascribed to such term in Section 3.01(b)(ii).

         "Maximum Revolving Credit Amount" means, at any particular time, the lesser of (i) the Commitments at such time and (ii) the Borrowing Base at such time, provided, however, that during the month of July 1997 the amount of clause
(ii) shall be equal to the Borrowing Base plus $10,000,000, and during the month of August 1997 the amount of clause (ii) shall be equal to the Borrowing Base plus $5,000,000.

         "Multicurrency LIBO Rate" means, with respect to any Interest Period applicable to a Borrowing of Fixed Rate Loans denominated in an Optional Currency, the interest rate per annum equal to (A) the offered quotations for deposits in the Optional Currency of the relevant Borrowing for a period comparable to the relevant Interest Period which appears on the Telerate Page 3750 or Telerate Page 3740 (as appropriate) at or about 11:00 a.m. (London time) on the applicable Fixed Rate Determination Date; or (B) if no such interest rate determined under clause (A) is available, the arithmetic mean (rounded upward to the nearest one-sixteenth of one percent (0.0625%)) of the interest rates, as supplied to Citibank at its request, quoted by the "London Reference Banks" to leading banks in the London interbank market at or about 11:00 a.m. (London time) on the applicable Fixed Rate Determination Date for the offering of deposits in the Optional Currency of the relevant Borrowing for a period comparable to the relevant Interest Period. For the purposes of this definition, "Telerate Page 3750" means the display designated as "Page 3750", and "Telerate Page 3740" means the display designated as "Page 3740" in each case on the Telerate Service (or such other page as may replace Page 3750 or Page 3740, as applicable, on the service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in the Optional Currency concerned).

         "Multicurrency Loan" means a Loan denominated in an Optional Currency.

         "Multiemployer Plan" means an employee benefit plan as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either a Borrower or any ERISA Affiliate.

         "Net Cash Proceeds" means (A) with respect to any Asset Sale, an amount equal to the gross cash proceeds of such Asset Sale, net of (i) reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof, and (iii) appropriate amounts to be provided by the selling Borrower as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by such Borrower after such Asset Sale, and (B) with respect to any issuance of equity of Donna Karan International, an amount equal to the gross cash proceeds of such issuance, net of reasonable attorneys' fees, accountant's fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection therewith.

         "Net Income" means, for any Financial Covenant Period, the net earnings (or loss) after taxes of Donna Karan International and its Subsidiaries on a consolidated basis, determined in conformity with GAAP.

         "Net Worth" means, with respect to any Person, the total assets of such Person less total liabilities of such Person, each determined in accordance with GAAP.

         "Non-Material Asset Sale" means an Asset Sale (other than a Material Asset Sale).

         "Notes" means, collectively, the Revolving Loan Notes and the Swing Loan Notes, and all amendments thereto, replacements thereof and substitutions therefor.

         "Notice of Borrowing" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof.

         "Notice of Continuation/Conversion" means a notice substantially in the form of Exhibit E attached hereto and made a part hereof.

         "Obligations" means all Loans, advances, debts, liabilities, obligations, Reimbursement Obligations, Acceptance Obligations, covenants and duties owing by any Borrower to the Administrative Agent, any Co-Agent, any Lender, any Issuing Bank, any Affiliate of the Administrative Agent, any Co-Agent, any Lender or any Issuing Bank, or any Person entitled to indemnification pursuant to Section 13.05 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, creating an Acceptance, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, Interest Rate Contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to a Borrower under this Agreement, any Note or any other Loan Document and the obligations of such Borrower to cash collateralize the Letter of Credit Obligations and shall also include the obligations of any Borrower, any Guarantor or any of their respective Subsidiaries to Citibank or its Affiliates in respect of any liabilities such Borrower, such Guarantor or such Subsidiary has in respect of cash management functions (including Automated Clearing House (ACH) functions) and other related services (including corporate credit cards) performed by Citibank or its Affiliates on behalf of any Borrower, any Guarantor or any of their respective Subsidiaries.

         "Officer's Certificate" means a certificate executed by (i) the chairman or vice-chairman of its board of directors or (ii) its president, any of its vice-presidents, its chief financial officer, controller or its treasurer.

         "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

         "Optional Currency" means any of the lawful currencies of Germany, Italy or Belgium.

         "Paid In Full", "Pay In Full" and "Payment In Full" means, with respect to the Obligations of any Borrower or Guarantor, (i) with respect to each Letter of Credit issued for the account of a Borrower, the termination and surrender for cancellation of such Letter of Credit, (ii) with respect to (A) each Letter of Credit (other than those referred to in clause (i) above, including, without limitation, any Letter of Credit with respect to which, notwithstanding the termination thereof pursuant to its terms, the beneficiary thereunder has a right to make drawings thereunder in accordance with applicable law) and (B) each Draft, the delivery of Cash Collateral in such form as requested by the Administrative Agent (and, in the case of Letters of Credit, the applicable Issuing Bank) for deposit in the appropriate Cash Collateral Account, together with such endorsements, and execution and delivery of such documents and instruments as the Administrative Agent may request in order to perfect or protect the Administrative Agent's Lien with respect thereto, in an aggregate principal amount equal to the then outstanding Letter of Credit Obligations and Acceptance Obligations, respectively, with respect thereto and
(iii) with respect to all other Obligations (other than, as of any date of payment, Obligations which are contingent and unliquidated and not then due and owing and which survive the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination of the Commitments hereunder), the payment in full in cash of such Obligations.

         "Payment Accounts" means the Administrative Agent's New York Account and the Administrative Agent's London Accounts.

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

         "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

         "Permitted Existing Liens" means the Liens on assets of any Borrower identified as such on Schedule 1.01(A).

         "Permitted Existing Indebtedness" means the Indebtedness identified as such on Schedule 1.01(B).

         "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any Governmental Authority.

         "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which a Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "Pledge Agreements" means, collectively, the Stock Pledge Agreements, the Pledge and Assignment Agreements and the Cash Collateral Pledge Agreement.

         "Pledge and Assignment Agreements" means, collectively, Pledge and Assignment Agreements, each dated as of September 18, 1996, made by each of Donna Karan International, DK Shoe Corp., The Donna Karan Store Corporation, Gabrielle Japan, Inc., Gabby Apparel, Inc., Tolara Tetragon Inc., Full Requirements Merchandising, Inc., TT DK Japan, Inc., FM DK Japan, Inc., Tomio Tangents, Inc., Formal Reserve Management, Inc., Tangents Two, Inc., and First Run Management, Inc., in favor of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the other Holders, as such Pledge and Assignment Agreements may be amended, supplemented or otherwise modified from time to time.

         "Predecessor" means the collective reference to the Borrowers, Takihyo Fashion Company, L.P., Takihyo Design Company, L.P., TFT Store Company, L.P., TFT Shoe Company, L.P., TFT Japan Company, L.P., DSTF Japan Company, Gabby Apparel, Inc. Tolara Tetragon Inc., Full Requirements Merchandising, Inc., The Donna Karan Store Corporation, Tomio Tangents, Inc., Formal Reserve

Management, Inc., DK Shoe Corp., Tangents Two, Inc., First Run Management, Inc., Gabrielle Japan, Inc., TT DK Japan, Inc., FM DK Japan, Inc. Donna Karan Canada Inc., Donna Karan (H.K.) Limited, Donna Karan Italy S.R.L. and Donna Karan Japan, K.K. (for the period it was a wholly-owned Subsidiary).

         "Prepayment Discount" of any Issuing Bank means, for prepayment on any date of an Acceptance Obligation with respect to any Acceptance created by such Issuing Bank, an amount equal to (i) the face amount of such Acceptance times
(ii) such Issuing Bank's Discount Rate with respect to such Acceptance in effect at the time of such prepayment minus 1/8 of 1% per annum times (iii) a fraction the numerator of which is the number of days from such date to the maturity date of such Acceptance and the denominator of which is 360.

         "Process Agent" has the meaning ascribed to such term in
Section 13.20(a).

         "Property" means any and all real property or personal property, whether tangible or intangible, plant, building, facility, structure, underground storage tank or unit, Equipment, Inventory, General Intangible, Receivable, securities, account, deposit, claim, right or other asset owned, leased or operated by the Borrower or its Subsidiaries, as applicable, (including any surface water thereon and subsurface matrix (including but not limited to soil and bedrock) thereunder).

         "Pro Rata Share" means with respect to any Lender, the percentage obtained by dividing (A) such Lender's Commitment at such time by (B) the aggregate amount of all Commitments at such time; provided, however, if all of the Commitments are terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (x) the aggregate amount of such Lender's Revolving Credit Obligations by (y) the aggregate amount of all Revolving Credit Obligations.

         "Public Equity Offering" means the issuance of common stock by Donna Karan International in a primary public offering which closed on July 3, 1996.

         "RCRA" means the Resource Conservation and Recovery Act of 1986, 42 U.S.C. Sections 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

         "Real Property" means all of each Borrower's present and future right, title and interest (including, without limitation, any leasehold estate) in
(i) any plots, pieces or parcels of land, (ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"),

(iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals, and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

         "Receivables" means all of each Borrower's present and future
(i) accounts, (ii) contract rights, chattel paper, instruments, documents, deposit accounts, and other rights to payment of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and whether or not earned by performance, (iii) any of the foregoing which are not evidenced by instruments or chattel paper,
(iv) intercompany receivables, and any security documents executed in connection therewith, (v) proceeds of any letters of credit or insurance policies on which such Borrower is named as beneficiary, (vi) claims against third parties for advances and other financial accommodations and any other obligations whatsoever owing to such Borrower, (vii) rights in and to all security agreements, leases, guarantees, instruments, securities, documents of title and other contracts securing, evidencing, supporting or otherwise relating to any of the foregoing, together with all rights in any goods, merchandise or Inventory which any of the foregoing may represent, and (viii) rights in returned and repossessed goods, merchandise and Inventory which any of the same may represent, including, without limitation, any right of stoppage in transit.

         "Register" has the meaning ascribed to such term in Section 13.01(c).

         "Registration Rights Agreement" means the Registration Rights Agreement made as of June 10, 1996 among Donna Karan International, Frank R. Mori, Christopher Mori, Heather Mori, Tomio Taki, Takihyo Inc., Donna Karan, Stephan Weiss, the trust under trust agreement for the benefit of Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan, the trust under trust agreement for the benefit of Donna Karan and Gabrielle Studio, Inc.

         "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

         "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

         "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

         "Reimbursement Date" has the meaning ascribed to such term in Section 2.03(d)(i)(A).

         "Reimbursement Obligations" means, as to any Borrower, the aggregate non-contingent reimbursement or repayment obligations of such Borrower with respect to amounts drawn under Letters of Credit.

         "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

         "Remedial Action" means any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Rental Payments" means, for any period, the aggregate amount of all rents paid or accrued under all Operating Leases for Equipment of any of the Borrowers as lessee (net of sublease income), all as determined on a combined basis in conformity with GAAP.

         "Replacement Event" means, with respect to any Lender, the appointment of, or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent.

         "Replacement Lender" means a financial institution which is an Eligible Assignee or is otherwise reasonably acceptable to the Administrative Agent and the Borrowers and which is not a Loan Party or an Affiliate of a Loan Party.

         "Reportable Event" has the meaning ascribed to such term in Section 4043 of ERISA or regulations promulgated thereunder, other than an event which is not subject to the thirty (30) day notice requirement of such regulations.

         "Request for Acceptance" has the meaning ascribed to such term in
Section 2.04(c).

         "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, ERISA, the Fair Labor Standards Act and any similar statute of any foreign government or any political subdivision thereof and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or labor, environmental, employment, occupational safety or health law, rule or regulation, including, without limitation, Environmental, Health or Safety Requirements of Law.

         "Requisite Lenders" means, at any time, Lenders holding, in the aggregate, at least fifty-one percent (51%) of the then aggregate amount of the Commitments in effect at such time; provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by any Borrower which such Lenders are obligated to fund under the terms hereof and any such failure has not been cured, then for so long as such failure continues, "Requisite Lenders" means at least those Lenders (excluding Lenders whose failure to fund their respective Pro Rata Share of such Revolving Loans have not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; provided, further, that, in the event that the Commitments have been terminated pursuant to the terms hereof, "Requisite Lenders" means Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Revolving Credit Obligations are at least fifty-one percent (51%).

         "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of, partnership interest of or other equity interest of, a Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, a Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated indebtedness and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other equity interest of, a Borrower now or hereafter outstanding.

         "Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Swing Loans at such time, plus
(ii) the outstanding principal amount of the Revolving Loans at such time, plus
(iii) the Letter of Credit Obligations outstanding at such time, plus (iv) the Acceptance Obligations outstanding at such time. For purposes of determining the amount of Revolving Credit Obligations (or any component thereof) in respect of any Loan which is denominated in any Optional Currency, such amount shall equal the Dollar Equivalent of the amount of such currency at the time of determination thereof.

         "Revolving Loan" has the meaning ascribed to such term in Section 2.01(a).

         "Revolving Loan Notes" means one or more notes made payable to the Lenders evidencing the Borrowers' Obligation to repay the Revolving Loans.

         "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Security Agreements" means, collectively, the Security Agreements, each dated as of September 18, 1996, made by each of the Borrowers and DSTF Japan, in favor of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the other Holders, as such Security Agreements may be amended, supplemented or otherwise modified from time to time.

         "Settlement Date" has the meaning ascribed to such term in Section
2.02.

         "Solvent", when used with respect to any Person, means that at the time of determination:

         (i) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

        (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

       (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

        (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

         "Spot Rate" means, as of any date of determination with respect to the conversion of an amount in one currency (the "Original Currency") to another currency (the "Other Currency"), the rate of exchange quoted by the Administrative Agent (or its Affiliate) in New York, New York (if the Original Currency is Dollars), or London, England (if the Original Currency is an Optional Currency), at 11:00 a.m. (New York time or London time, as applicable) on such date of determination to prime banks in New York, New York, or London, England, as appropriate, for the spot purchase in the foreign exchange market of such city of such amount of the Original Currency with such Other Currency.

         "Standby Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 2.03 for the account of any Borrower, which is not a Commercial Letter of Credit.

         "Stock Pledge Agreements" means, collectively, the Pledge Agreements, each dated as of September 18, 1996, made by each of The Donna Karan Company, Gabby Apparel, Inc., Donna Karan (H.K.) Limited and The Donna Karan Company, in favor of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the other Holders, as such Pledge Agreements may be amended, supplemented or otherwise modified from time to time.

         "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

         "Swing Loan" has the meaning ascribed to such term in Section 2.02(a).

         "Swing Loan Bank" means Citibank, in its individual capacity or, in the event Citibank is not the Administrative Agent, the Administrative Agent (or any Affiliate of the Administrative Agent designated by the Administrative Agent), in its individual capacity.

         "Swing Loan Notes" has the meaning ascribed to such term in Section 2.06(a)(ii).

         "Swing Loan Obligations" means the aggregate principal amount of all Swing Loans outstanding.

         "Taxes" has the meaning ascribed to such term in Section 3.03(a).

         "Termination Event" means (i) any Reportable Event with respect to any Benefit Plan, (ii) the withdrawal of the Borrower, or an ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the occurrence of an obligation arising under Section 4041 of ERISA of the Borrower or an ERISA Affiliate to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA,
(iv) the institution by the PBGC of proceedings to terminate any Benefit Plan,
(v) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a Trustee to administer a Benefit Plan, or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

         "Transaction Costs" means the fees, costs and expenses payable in connection with the Public Equity Offering.

         "Type" means, with respect to any Loan, its nature as a Fixed Rate Loan or a Floating Rate Loan.

         "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

         "Unused Commitment Fee" shall have the meaning ascribed to such term in Section 4.03(c).

         "Unused Commitment Rate" means, as of any date, a rate equal to the applicable rate set forth below:

         If Applicable Fixed           Unused Commitment
         Rate Margin is                Rate will be
         -------------------           -----------------

              2.25%                         0.500%

              1.75%                         0.375%

              1.50%.                        0.375%

              1.25%                         0.375%

              1.00%                         0.250%

         "Voting Stock" means securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         "Working Capital" means, as at any date of determination, the excess, if any, of Current Assets over Current Liabilities.

         "Working Capital Ratio" means, at any time, the ratio of (a) Current Assets to (b) Current Liabilities.

         1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

         1.03. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. For purposes of calculating the financial covenants herein, the leases of the Borrowers with respect to their computer equipment shall be treated as operating leases in accordance with Borrowers' past practices.

         1.04. Other Definitional Provisions. References to the "preamble", "Articles", "Sections", "subsections", "Schedules" and "Exhibits" shall be to the preamble, Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         1.05. Other Terms. All other terms contained herein shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

         1.06. Payments by the Borrowers. Except as expressly set forth herein to the contrary, (a) all payments made by the Borrowers in respect of principal of and interest on the Loans made shall be made (i) with respect to a Domestic Loan, in Dollars and (ii) with respect to a Multicurrency Loan, in the Optional Currency in which the such Multicurrency Loan was made, and (b) all payments of Reimbursement Obligations shall be made in Dollars.


                                  ARTICLE II
                     TERMS OF LOANS AND LETTERS OF CREDIT

         2.01.  The Revolving Credit Facility.

         (a) Revolving Loans. Subject to the terms and conditions set forth herein, (i) each Lender hereby severally and not jointly agrees to make revolving loans (each a "Revolving Loan") to the Borrowers in Dollars or any Optional Currency from time to time on any Business Day during the period from the Closing Date to the Commitment Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender's Pro Rata Share of the Availability; provided that the aggregate amount of all Multicurrency Loans outstanding at any time shall not exceed the Dollar Equivalent of $30,000,000. All Revolving Loans comprising the same Borrowing hereunder shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares. Subject to the provisions hereof, any Borrower may repay any outstanding Revolving Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.01(a) at the time of such Borrowing, until the Commitment Termination Date. Each Borrowing shall be denominated in Dollars or a single Optional Currency.

         (b)  Notice of Borrowing in Respect of Loans under the Revolving
Credit Facility. When a Borrower desires to make a Borrowing under this Section 2.01, it shall deliver to the Administrative Agent a signed Notice of Borrowing no later than (A) 11:00 a.m. (New York time) on the proposed Funding Date for such Borrowing, in the case of a proposed Borrowing of Domestic Loans consisting of Floating Rate Loans, (B) 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date for such Borrowing, in the case of a proposed Borrowing of Domestic Loans consisting of Fixed Rate Loans and (C) 4:00 p.m. (New York Time) at least four (4) Business Days in advance of the proposed Funding Date for such Borrowing, in the case of a proposed Borrowing of Multicurrency Loans consisting of Fixed Rate Loans. In lieu of delivering such a Notice of Borrowing, a Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.01(b) if it confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent promptly, but in no event later than 5:00 p.m. (New York time) on the same day. Any Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this
Section 2.01(b) shall be irrevocable. All Loans made under this Section 2.01 on the Closing Date shall be made initially as Domestic Loans consisting of Floating Rate Loans and may thereafter be continued as Floating Rate Loans or converted into Fixed Rate Loans in the manner provided in Section 4.01(c).

         (c) Making of Revolving Loans. (i) In the event any portion of the Loans requested in any Notice of Borrowing delivered to the Administrative Agent pursuant Section 2.01(b) will be made as Revolving Loans, the Administrative Agent shall promptly notify each Lender of the amount of such Borrowing and whether such Borrowing is to be denominated in Dollars or an Optional Currency. Each such Lender shall deposit an amount equal to its Pro Rata Share of the amount of such Borrowing with the Administrative Agent in the applicable Payment Account in immediately available funds and in the appropriate currency, not later than 3:00 p.m. (New York time), with respect to Revolving Loans denominated in Dollars, or 12:00 noon (London time), with respect to Revolving Loans denominated in an Optional Currency, on any Funding Date applicable thereto (or, if the Funding Date is the Closing Date, such earlier time as the Administrative Agent shall determine). Subject to the satisfaction of the conditions precedent set forth in Section 5.01 (solely with respect to the making of Revolving Loans on the Effective Date) and Section 5.02 (with respect to the making of Revolving Loans on the Effective Date and on each Funding Date thereafter), the Administrative Agent shall make the proceeds of such amounts received by it available to the applicable Borrower at the Administrative Agent's office in New York, New York, with respect to Revolving Loans denominated in Dollars, or London, England, with respect to Revolving Loans denominated in an Optional Currency, on such Funding Date (or as soon thereafter as is customarily practicable) and shall disburse such proceeds to the applicable Disbursement Account.

              (ii) The failure of any Lender to deposit the amount described in clause (i) above (or required to be paid pursuant to Section 2.02(c)) with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Funding Date. No Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure.

             (iii) Unless the Administrative Agent shall have been notified by any Lender prior to 1:00 p.m. (New York time) or 10:00 a.m. (London time), as applicable, on any applicable Funding Date in respect of any Borrowing of Revolving Loans after the Closing Date that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Revolving Loan and is depositing the proceeds thereof in the applicable Payment Account on the Funding Date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the applicable Borrower on the Funding Date. If the Revolving Loan proceeds corresponding to that amount are advanced to such Borrower by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition such Borrower agrees to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of such Borrower until the date such amount is paid or repaid to the Administrative Agent, (A) in the case of such Borrower, at the interest rate applicable to such Borrowing and (B) in the case of such Lender, at the Interbank Rate for the first Business Day, and thereafter at the interest rate applicable to such Borrowing. If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and such Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay to such Borrower such corresponding amount (together with any interest included in such payment). This Section 2.01(c)(iii) does not relieve any Lender of its obligation to make its Revolving Loan on any Funding Date.

              (iv) Anything hereinabove to the contrary notwithstanding, if any Lender shall, not later than 1:00 p.m. (London time) two Business Days before the date of any requested Borrowing of Multicurrency Loans, notify the Administrative Agent that such Lender is not satisfied that deposits in the relevant Optional Currency will be freely available to it in the relevant amount and, if applicable, for the relevant Interest Period, the right of the Borrowers to request Multicurrency Loans in such Optional Currency from such Lender as part of such Borrowing or any subsequent Borrowing of Multicurrency Loans shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and, at the option of the Borrowers, the Multicurrency Loan to be made by such Lender as part of such Borrowing (and the Multicurrency Loan to be made by such Lender as part of any subsequent Borrowing of Multicurrency Loans in respect of which such Optional Currency shall have been requested during such period of suspension) shall be denominated in any other Available Currency requested on the same Business Day which is available, and having an Interest Period coextensive with the Interest Period in effect in respect of all other Multicurrency Loans comprising a part of such Borrowing. The Administrative Agent shall, upon becoming aware that the circumstances causing any such suspension no longer apply, promptly so notify the Borrower, provided that the failure of the Administrative Agent to so notify the Borrower shall not impair the rights of the Lenders under this Section 2.01(c)(iv) or expose the Administrative Agent to any liability.

         (d) Use of Proceeds. Proceeds of Loans shall be used (i) on the Closing Date to repay certain existing indebtedness of the Borrowers and to pay Transaction Costs and (ii) thereafter to provide for ongoing working capital needs in the ordinary course of the business of the Borrowers and for other lawful general corporate purposes not prohibited hereunder.

         (e) Commitment Termination Date. The Commitments shall terminate, and all outstanding Revolving Credit Obligations shall be Paid In Full, on the Commitment Termination Date in accordance with Section 3.02(a).

         2.02.  Swing Loans.

         (a) Swing Loans. Upon receipt of a Notice of Borrowing, the Swing Loan Bank may, in its sole discretion, make to the Borrower or Borrowers loans (each a "Swing Loan" and collectively, the "Swing Loans") in Dollars or an Optional Currency on any Business Day during the period from the Closing Date to the Commitment Termination Date, in an aggregate amount not to exceed at any time the Dollar Equivalent of Citibank's unused portion of its Commitment. All Swing Loans denominated in Dollars shall be made as Floating Rate Loans. All Swing Loans denominated in an Optional Currency shall bear interest at a rate agreed upon by the Swing Loan Bank and the Borrower. Except as otherwise provided herein, all Swing Loans shall be subject to all the terms and conditions applicable to Revolving Loans. Swing Loans shall be repaid pursuant to the terms of Section 2.06(a)(ii) and as otherwise provided in this Agreement.

         (b)  Making of Swing Loans.  Promptly after (in the case of Swing
Loans which are Domestic Loans) or two Business Days after (in the case of Swing Loans which are Multicurrency Loans) receipt of a Notice of Borrowing pursuant to Section 2.01(b) (or telephonic notice in lieu thereof), the Swing Loan Bank shall make the proceeds of the Swing Loans it intends to fund, if any, available to the relevant Borrower at the Administrative Agent's office in New York, New York, with respect to Swing Loans denominated in Dollars, or London, England, with respect to Swing Loans denominated in an Optional Currency, on the Funding Date of the proposed Borrowing and the Administrative Agent shall disburse such proceeds to the Disbursement Account referred to in the applicable Notice of Borrowing. The Swing Loan Bank shall have no duty to make or to continue to make Swing Loans. The Swing Loan Bank shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in
Section 5.02 shall not on such date be satisfied, and ending when such conditions are satisfied, and the Swing Loan Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 hereof have been satisfied in connection with the making of any Swing Loan.

         (c) Settlement of Swing Loans. (i) The Administrative Agent shall from time to time notify each Lender by 1:00 p.m. (New York time), in each case on a date to be selected weekly or more frequently by the Administrative Agent, in its sole discretion, of the aggregate principal amount of Swing Loans outstanding as of the close of business on the Business Day immediately preceding the date of such notice (each such Business Day being a "Settlement Date"). Upon such notice, each Lender shall deposit in the applicable Payment Account an amount equal to its Pro Rata Share of the principal amount of Swing Loans outstanding in immediately available funds, not later than 3:00 p.m. (New York time) on the date of such notice with respect to Swing Loans denominated in Dollars and not later than 3:00 p.m. (London time) on the third Business Day following such notice with respect to Swing Loans denominated in an Optional Currency. Upon such payment, each Lender shall be deemed to have made a Revolving Loan to the applicable Borrower or Borrowers in such amount (irrespective of the satisfaction of the conditions in Section 5.02).

              (ii) In the event that no Swing Loans are outstanding on any Settlement Date in any currency, the Administrative Agent shall, before 3:00 p.m. (New York time or London time, as applicable) on such Settlement Date, disburse to each Lender such Lender's Pro Rata Share of the funds in such currency, if any, on deposit in the applicable Payment Account applicable to the repayment of the Revolving Loans denominated in such currency.

             (iii) If and to the extent any Lender shall not have made available to the Administrative Agent on any Settlement Date any amount payable by such Lender on such Settlement Date pursuant to this Section 2.02(c), such Lender agrees to pay to the Administrative Agent forthwith on demand such amount in the applicable currency together with interest thereon, for each day from such Settlement Date until the date such amount is paid to the Administrative Agent, for three (3) Business Days at the Interbank Rate and thereafter at the interest rate applicable to the Loans denominated in such currency hereunder.

         2.03. Letters of Credit. Subject to the terms and conditions set forth in this Agreement, each Issuing Bank hereby severally agrees to Issue for the account of any of the Borrowers one or more Letters of Credit during the period from the Closing Date to the date which is the thirty-first calendar day preceding the Commitment Termination Date, up to an aggregate face amount at any one time outstanding for all Borrowers equal to $60,000,000, subject to the following provisions:

         (a) Types and Amounts. An Issuing Bank shall not have any obligation to Issue, and shall not Issue, any Letter of Credit at any time:

         (i) if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the Issuance of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

        (ii) if the Issuing Bank receives notice (A) from the Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, (I) the Letter of Credit Obligations at such time would exceed $60,000,000 or (II) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or
    (B) from the Requisite Lenders at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that one or more of the conditions precedent contained in Section 5.01 (with respect to an Issuance of a Letter of Credit on the Effective Date) or
    Section 5.02 would not on such date be satisfied, unless such conditions are thereafter satisfied and notice of such satisfaction is given to the Issuing Bank by the Administrative Agent (and an Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 5.01 or 5.02, as applicable, have been satisfied); or

       (iii) which has an expiration date later than the earlier of (A) the date which occurs 360 days following the date of Issuance with respect to a Standby Letter of Credit or 180 days following the date of Issuance with respect to a Commercial Letter of Credit or (B) the day which is the 180th day following the Commitment Termination Date.

         (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 5.01 (with respect to an Issuance of a Letter of Credit on the Effective Date) and 5.02, the obligation of an Issuing Bank to Issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

         (i) if the Issuing Bank so requests, the applicable Borrower shall have executed and delivered to such Issuing Bank (with a copy to the Administrative Agent) a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof;

        (ii) the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion; and

       (iii) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from Issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the Issuance of letters of credit generally or the Issuance of such Letter of Credit.

         (c) Issuance of Letters of Credit. (i) A Borrower shall deliver to an Issuing Bank and the Administrative Agent a signed Notice of Letter of Credit Issuance not later than 11:00 a.m. (New York time) on the fifth Business Day preceding the requested date for Issuance thereof under this Agreement, or such shorter notice as may be acceptable to such Issuing Bank and the Administrative Agent. Such notice shall be irrevocable.

        (ii) The Issuing Bank shall give the Administrative Agent notice of the Issuance of a Letter of Credit.

       (iii) The Donna Karan Company may request that an Issuing Bank Issue a Letter of Credit on behalf of one of the DK Divisions. Any such Letter of Credit that is Issued by an Issuing Bank for a DK Division will be Issued for the account of The Donna Karan Company and constitute an Obligation hereunder. DK Footwear Partners may request that an Issuing Bank Issue a Letter of Credit on behalf of one of the Footwear Divisions. Any such Letter of Credit that is Issued by an Issuing Bank for a Footwear Division will be Issued for the account of DK Footwear Partners and constitute an Obligation hereunder.

         (d)  Payment of Reimbursement Obligations; Duties of Issuing Banks.
(i) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

         (A) each Borrower shall reimburse the Issuing Bank for amounts drawn under such Letter of Credit no later than the date (the
    "Reimbursement Date") which is one (1) Business Day after such Borrower receives notice from the Issuing Bank that a draft has been presented under such Letter of Credit by the beneficiary thereof; and

         (B) all Reimbursement Obligations with respect to each Letter of Credit shall bear interest at the Domestic Base Rate from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable in accordance with Section 4.01(d).

        (ii) The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by such Borrower on account of a Reimbursement Obligation.

       (iii) No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender, or, so long as such Letter of Credit was not Issued in violation of Section 2.03(a)(ii), relieve any Lender of its obligations hereunder to such Issuing Bank. In determining whether to pay under any Letter of Credit, the respective Issuing Bank shall have no obligation to the Lenders or any Borrower other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

         (e) Participations. (i) Immediately upon Issuance by an Issuing Bank of any Letter of Credit for the account of any Borrower in accordance with the procedures set forth in this Section 2.03, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, and such Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Lender, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Pro Rata Share thereof, including, without limitation, all obligations of such Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 2.03(f)) and any security therefor and guaranty pertaining thereto.

        (ii) If any Issuing Bank makes any payment under any Letter of Credit for the account of any Borrower and such Borrower does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Lender's Pro Rata Share of such Reimbursement Obligations, and the Administrative Agent shall promptly pay to the Issuing Bank such amounts received by it for the Issuing Bank's account. In the event such payments are made by such Lenders, such payments shall constitute Domestic Loans made to the applicable Borrower pursuant to Section 2.01 (irrespective of the satisfaction of the conditions in Section 5.02). If a Lender does not make its Pro Rata Share of the amount of any such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Business Day after the date such payment was first due at the applicable Interbank Rate, and thereafter at the interest rate then applicable in accordance with Section 4.01(a). The failure of any such Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank such other Lender's Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. This Section does not relieve any Borrower of its obligation to pay or repay any Lender funding its Pro Rata Share of such payment pursuant to this Section interest on the amount of such payment from such date such payment is to be made until the date on which payment is repaid in full.

       (iii) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation (including any interest thereon) as to which any Lender has made a Domestic Loan pursuant to Section 2.03(e)(ii), such Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has made a Domestic Loan, an amount equal to such Lender's Pro Rata Share thereof.

       (iv) Upon the request of any Lender, an Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which such Issuing Bank is a party and such other documentation as reasonably may be requested by such Lender.

        (v) In the event any payment by a Borrower received by an Issuing Bank with respect to a Letter of Credit Issued for the account of such Borrower and distributed by the Administrative

Agent to the Lenders on account of their participation therein is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

        (vi) The obligations of any Lender to make payments to the Administrative Agent for the account of any Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever (except the Issuance of the Letter of Credit in contravention of this Section 2.03) and shall be made in accordance with this Agreement (irrespective of the satisfaction of the conditions described in Sections 5.01 and 5.02) under all circumstances, including, without limitation, any of the following circumstances:

         (A) any lack of validity or enforceability hereof or of any of the other Loan Documents;

         (B) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

         (C) any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

         (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

         (E) any failure by such Issuing Bank to make any reports required pursuant to Section 2.03(j) or the inaccuracy of any such report; or

         (F)  the occurrence of any Event of Default or Default.

         (f) Issuing Bank Charges. Each Borrower for whose account a Letter of Credit has been Issued agrees to pay to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation as may be agreed upon by such Borrower and such Issuing Bank from time to time.

         (g) Indemnification; Exoneration. (i) In addition to all other amounts payable to an Issuing Bank, each of the Borrowers hereby agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, each Issuing Bank and each Lender and each of their respective officers, directors, employees, attorneys and agents from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding taxes) which any of them may incur or be subject to as a consequence, direct or indirect, of (A) the Issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; provided, however, no Borrower shall have an obligation to any indemnified party hereunder with respect to the matters indemnified hereunder caused by or resulting from the willful misconduct or gross negligence of such indemnified party, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all such indemnified matters incurred by the indemnified parties.

        (ii) As between the Borrowers on the one hand and the Administrative Agent, the Lenders and the Issuing Banks on the other hand, each of the Borrowers assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Administrative Agent, the Issuing Banks and the Lenders shall not be responsible for: (A) any lack of validity or enforceability of any Letter of Credit or any agreement or instrument relating thereto; (B) the existence of any claim, setoff, defense or other right which such Borrower may have at any time against the beneficiary, or the transferee, of any Letter of Credit, or the Issuing Bank, the Administrative Agent, any Lender or any other Person; (C) any draft, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) any lack of validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part; (E) failure of the beneficiary of a Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit; (F) errors, omissions, interruptions or delays in transmission or deliv-ery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (G) errors in interpretation of technical terms; (H) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (I) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (J) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks or the Lenders; provided, however, the Administrative Agent, the Issuing
Banks and the Lenders shall be responsible for any of the above actions caused by or resulting from their willful misconduct or gross negligence, as determined by a court of competent jurisdiction.

         (h) Transitional Provisions. Schedule 2.03(H) contains a schedule of certain letters of credit Issued prior to the Closing Date by Citibank for the account of one or more of the Borrowers. On the Closing Date (i) such letters of credit, to the extent still outstanding, shall automatically and without further action of the parties thereto be converted into Letters of Credit issued pursuant to this Section 2.03 and subject to the provisions hereof, and for this purpose the fees specified in Section 2.03(f) shall be payable (in substitution for any fees set forth in the Letter of Credit Reimbursement Agreement relating to such Letters of Credit) as if such letters of credit had been issued on the Closing Date, (ii) the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations, and (iii) all liabilities of such Borrowers with respect to such letters of credit shall constitute Obligations. Letter of Credit Fees shall begin to accrue as of the Closing Date.

         (i) Payment of Reimbursement Obligations. Each of the Borrowers unconditionally agrees to pay to each Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Letter of Credit Issued by such Issuing Bank when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against such Issuing Bank or any other Person.

         (j) Issuing Bank Reporting Requirements. Each Issuing Bank shall, on the day it Issues such a Letter of Credit, provide to the Administrative Agent separate schedules for Commercial Letters of Credit and Standby Letters of Credit Issued by it, in form and substance reasonably satisfactory to the Administrative

Agent, setting forth the aggregate Letter of Credit Obligations of each Borrower outstanding to it as of such date and any information requested by the Administrative Agent relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit Issued by it.

         (k) Obligations Several. The obligations of each Issuing Bank and each Lender under this Section 2.03 are several and not joint, and no Issuing Bank or Lender shall be responsible for the obligation to Issue Letters of Credit or participation obligation hereunder, respectively, of any other Issuing Bank or Lender.

         2.04. Acceptances. Subject to the terms and conditions set forth in this Agreement, each Issuing Bank hereby severally agrees to extend credit to the Borrowers, during the period from the Closing Date to the Acceptance Termination Date, by creating acceptances ("Acceptances") for the account of the Borrowers from time to time up to an aggregate amount at any one time outstanding for all Borrowers equal to $10,000,000, subject to the following provisions:

         (a) Types and Amounts. An Issuing Bank shall not have any obligation to create any Acceptance, and shall not create any Acceptance, at any time:

         (i) if the aggregate Acceptance Obligations with respect to such Issuing Bank, after giving effect to the creation of the Acceptance requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

        (ii) if the Issuing Bank receives notice (A) from the Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed creation of such Acceptance that, immediately after giving effect to the creation of such Acceptance, (I) the Acceptance Obligations at such time would exceed $10,000,000 or (II) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or (B) from the Requisite Lenders at or before 11:00 a.m. (New York time) on the date of the proposed creation of such Acceptance that one or more of the conditions precedent contained in Section 5.01 (with respect to an Issuance of a Letter of Credit on the Effective Date) or Section 5.02 would not on such date be satisfied, unless such conditions are thereafter satisfied and notice of such satisfaction is given to the Issuing Bank by the Administrative Agent (and an Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 5.01 or 5.02, as applicable, have been satisfied); or

       (iii) which has a maturity date later than the earlier of (A) the date which occurs 180 days following the date of creation of such Acceptance or (B) the Acceptance Termination Date.

         (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Section 5.01 (with respect to a creation of an Acceptance on the Effective Date) and 5.02, the obligation of an Issuing Bank to create any Acceptance is subject to the satisfaction in full of the following conditions:

         (i) if the Issuing Bank so requests, the applicable Borrower shall have executed and delivered to such Issuing Bank (with a copy to the Administrative Agent) an Acceptance Agreement and such other docu-ments and materials as may be required pursuant to the terms thereof; and

       (ii) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from creating the Acceptance and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the creating the bankers acceptances generally or the creation of such Acceptance.

         (c) Creation of Acceptances. (i) A Borrower shall deliver to an Issuing Bank and the Administrative Agent a signed Request for Acceptance not later than 11:00 a.m. (New York time) on the third Business Day preceding the requested date for creation thereof under this Agreement, or such shorter notice as may be acceptable to such Issuing Bank and the Administrative Agent. Such notice shall be irrevocable.

        (ii) The Issuing Bank shall give the Administrative Agent notice of the creation of an Acceptance.

       (iii) Each Acceptance created by an Issuing Bank hereunder shall be created by such Issuing Bank accepting a draft, in substantially the form of Exhibit F (a "Draft"), such Draft (A) being drawn by any Borrower on such Issuing Bank in accordance with the terms hereof, (B) being dated the date of acceptance of such Draft by such Issuing Bank, (C) maturing on a

Business Day not less than 30 days nor more than 180 days after the date of such Draft and not more than 60 days after the anticipated date of the purchase of the goods specified in the Request for Acceptance relating to such Draft, and (D) having a face amount not less than $1,000,000 nor more than $2,500,000, payable in Dollars.

         (d)  Payment of Acceptance Obligations; Duties of Issuing Banks.
(i)  Notwithstanding any provisions to the contrary in any Acceptance Agreement:

         (A) each Borrower is obligated, and hereby unconditionally agrees, to pay to each Issuing Bank the face amount of each Acceptance created by such Issuing Bank on the maturity date of such Acceptance (the obligation of the Borrowers under this Section 2.04(d) with respect to any Acceptance being the "Acceptance Obligation" with respect to such Acceptance); and

         (B) all Acceptance Obligations shall bear interest at the rate applicable in accordance with Section 4.01(d).

        (ii) The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the payment (or the failure to pay when due) by such Borrower on account of an Acceptance Obligation.

       (iii) No action taken or omitted in good faith by an Issuing Bank under or in connection with any Acceptance shall put such Issuing Bank under any resulting liability to any Lender, or, so long as such Acceptance was not created in violation of Section 2.04(a)(ii), relieve any Domestic Lender of its obligations hereunder to such Issuing Bank.

         (e) Participations. (i) Immediately upon the creation by an Issuing Bank of any Acceptance for the account of any Borrower in accordance with the procedures set forth in this Section 2.04, each Domestic Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, and such Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each Domestic Lender, without recourse or warranty, an undivided interest and participation in such Acceptance to the extent of such Domestic Lender's Pro Rata Share thereof, including, without limitation, all obligations of such Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 2.04(f)) and any security therefor and guaranty pertaining thereto.

        (ii) If any Borrower does not repay any Acceptance Obligation on the date when due, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each

Domestic Lender, and each Domestic Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Domestic Lender's Pro Rata Share of such Acceptance Obligations, and the Administrative Agent shall promptly pay to the Issuing Bank such amounts received by it for the Issuing Bank's account. In the event such payments are made by such Domestic Lenders, such payments shall constitute Domestic Loans made to the applicable Borrower pursuant to Section 2.01 (irrespective of the satisfaction of the conditions in Section 5.02). If a Domestic Lender does not make its Pro Rata Share of the amount of any such Acceptance Obligations available to the Administrative Agent, such Domestic Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Business Day after the date such payment was first due at the applicable Interbank Rate, and thereafter at the interest rate then applicable in accordance with
Section 4.01(a). The failure of any such Domestic Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share of any such Acceptance Obligations shall neither relieve any other Domestic Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank such other Domestic Lender's Pro Rata Share of any such Acceptance Obligations on the date such payment is to be made nor increase the obligation of any other Domestic to make such payment to the Administrative Agent. This Section does not relieve any Borrower of its obligation to pay or repay any Domestic funding its Pro Rata Share of such Acceptance Obligations pursuant to this Section interest on the amount of such payment from such date such payment is to be made until the date on which payment is repaid in full.

       (iii) Whenever an Issuing Bank receives a payment on account of an Acceptance Obligation (including any interest thereon) as to which any Domestic Lender has made a Domestic Loan pursuant to Section 2.04(e)(ii), such Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Domestic Lender which has made a Domestic Loan, an amount equal to such Domestic Lender's Pro Rata Share thereof.

       (iv) Upon the request of any Domestic Lender, an Issuing Bank shall furnish such Domestic Lender copies of any Acceptance Agreement to which such Issuing Bank is a party and such other documentation as reasonably may be requested by such Domestic Lender.

        (v) In the event any payment by a Borrower received by an Issuing Bank with respect to an Acceptance created for the account of such Borrower and distributed by the Administrative Agent to the Domestic Lenders on account of their participation therein is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Domestic Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Domestic Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

        (vi) The obligations of any Domestic Lender to make payments to the Administrative Agent for the account of any Issuing Bank with respect to an Acceptance shall be irrevocable, shall not be subject to any qualification or exception whatsoever (except the creation of the Acceptance in contravention of this Section 2.04) and shall be made in accordance with this Agreement (irrespective of the satisfaction of the conditions described in Sections 5.01 and 5.02) under all circumstances, including, without limitation, any of the following circumstances:

         (A) any lack of validity or enforceability hereof or of any of the other Loan Documents;

         (B) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a payee under a Draft or any transferee thereof, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith, with any Acceptance, the transactions contemplated herein or any unrelated transactions;

         (C) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

         (D) any failure by such Issuing Bank to make any reports required pursuant to Section 2.04(j) or the inaccuracy of any such report; or

         (E)  the occurrence of any Event of Default or Default.

         (f) Issuing Bank Charges. Each Borrower for whose account an Acceptance has been created agrees to pay to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the creation, negotiation, administration and payment or cancellation of Acceptance and such compensation as may be agreed upon by such Borrower and such Issuing Bank from time to time.

         (g) Acceptance Commission. Each Borrower for whose account an Acceptance has been created agrees to pay to each Issuing Bank an acceptance commission, with respect to each

Acceptance created by such Issuing Bank on the face amount of such Acceptance, for the period from the date of such Acceptance to the date of its maturity, at the Acceptance Rate in effect on the date of the creation of such Acceptance. Payment of such acceptance commission with respect to each Acceptance created by such Issuing Bank shall be made for the account of such Borrower by such Issuing Bank's deducting the amount of such acceptance commission from the proceeds of such Issuing Bank's discount of such Acceptance pursuant to Section 2.04(h).

         (h) Discount. Each Issuing Bank agrees, on the terms and conditions of this Agreement, that on the date of the creation by it of each Acceptance such Issuing Bank will (i) discount such Acceptance at a rate equal to the Applicable Fixed Rate Margin over such Issuing Bank's Discount Rate in effect for such Acceptance at the time of creation of such Acceptance, (ii) make available to the Administrative Agent for the ratable benefit of the Domestic Lenders in same day funds that portion of the discount amount applicable to the rate referred to in clause (i), (iii) make available to the Administrative Agent at its address referred to in Section 13.10, in same day funds, an amount equal to the proceeds of the discount referred to in clause (i) less the acceptance commission payable to such Issuing Bank with respect to such Acceptance under
Section 2.04(g), and (iv) notify the Administrative Agent, by telephone (confirmed in writing), of the amount of the funds made available to the Administrative Agent pursuant to clause (iii). Each Issuing Bank may at any time or from time to time sell, rediscount or otherwise dispose of any Acceptance created and discounted by it hereunder. After the Administrative Agent's receipt of the funds referred to in clause (iii), the Administrative Agent will make such funds available to the Borrowers at the Administrative Agent's office in New York, New York and shall disburse such proceeds in Dollars and in same day funds by depositing such proceeds in the Borrowers' Account.

         (i) Payment of Acceptance Obligations. Each of the Borrowers unconditionally agrees to pay to each Issuing Bank the amount of all Acceptance Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Acceptance created by such Issuing Bank when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against such Issuing Bank or any other Person.

         (j) Issuing Bank Reporting Requirements. Each Issuing Bank shall, on the day it creates an Acceptance, provide to the Administrative Agent separate a schedule for Acceptances created by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Acceptance Obligations of each Borrower outstanding to it as of such date and any informa-tion requested by the Administrative Agent.

         (k) Obligations Several. The obligations of each Issuing Bank and each Domestic Lender under this Section 2.04 are several and not joint, and no Issuing Bank or Domestic Lender shall be responsible for the obligation to create Acceptances or participation obligation hereunder, respectively, of any other Issuing Bank or Domestic Lender.

         (l) Termination of the Acceptance Commitments. Notwithstanding anything to the contrary herein, if any of the following events shall occur:

         (i) There is a determination made by any regulatory body (including, without limitation, the staff of any Federal Reserve Bank), or there is a change in, or change in interpretation of, any applicable rule or regulation, to the effect, in the judgment of the Requisite Lenders, that any Acceptance created hereunder is not, or would not be, an Eligible Acceptance; or

         (ii) Any restriction is imposed on any Issuing Bank (including, without limitation, any change in acceptance limits imposed on any Issuing
    Bank) which would prevent such Issuing Bank from creating Acceptances or performing its Acceptance Commitment under this Section 2.04;

then the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders or any Issuing Bank, by notice to the Borrowers in writing or by telephone (confirmed in writing), terminate the Acceptance Commitments of the Issuing Banks in whole, effective on the date on which the Administrative Agent gives such notice; provided that such notice shall describe in reasonable detail the nature of such event.

         2.05. Authorized Officers and Administrative Agents. On the Closing Date and from time to time thereafter, each Borrower shall deliver to the Administrative Agent an Officer's Certificate setting forth the names of the officers of the general partner and agents of such Borrower authorized to request Loans, Letters of Credit and Acceptances on behalf of such Borrower and containing a specimen signature of each such officer or agent. The officers and agents so authorized shall also be authorized to act for such Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agent shall be entitled to rely conclusively on such officer's or agent's authority to request such Loan, Letter of Credit or Acceptance until the Administrative Agent receives written notice to the contrary. In addition, the Administrative Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing, Notice of Letter of Credit Issuance, Request for Acceptance or any other document, and, with respect to an oral request for such a Loan, Letter of Credit or Acceptance, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers or agents authorized to make such request or otherwise to act on behalf of such Borrower. None of the Administrative Agent, any Lender or any Issuing Bank shall incur any liability to any of the Borrowers or any other Person in acting upon any telecopy or facsimile or telephonic notice referred to above which the Administrative Agent believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower.

         2.06.  Promise to Pay; Evidence of Debt.

         (a) Promise to Pay. (i) Each of the Borrowers jointly and severally agrees to pay on the Commitment Termination Date the principal amount of each Revolving Loan which is made to any Borrower, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Revolving Loans owing to the Lenders, and the Borrowers shall execute and deliver to each Lender such promissory notes as are necessary to evidence the Revolving Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit G-1 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Revolving Loan Notes"; and "Revolving Loan Note" means any one of the Revolving Loan Notes).

          (ii) Each of the Borrowers jointly and severally agrees to pay on the seventh (7th) day following the making of each Swing Loan made to any Borrower the principal amount of such Swing Loan, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory note evidencing the Swing Loans owing to Citibank, and the Borrowers shall execute and deliver to Citibank such promissory note as is necessary to evidence the Swing Loans owing to Citibank, substantially in the form of Exhibit G-2 (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Swing Loan Notes"; and "Swing Loan Note" means any one of the Notes).

         (b) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

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

         (c) Control Account. The Register maintained by the Administrative Agent pursuant to Section 13.01(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender's share thereof.

         (d) Entries Binding. The Administrative Agent will render and deliver a statement of the Register monthly to the Borrowers and each Lender. All entries on any such statement shall, fifteen (15) days after the same is sent, be presumed to be correct and shall constitute prima facie evidence of the information contained in such statement. The Borrowers and the Lenders shall have the express right to rebut such presumption by conclusively demonstrating the existence of an error on the part of the Administrative Agent.


                                  ARTICLE III
                            PAYMENTS AND PREPAYMENTS

         3.01.  Prepayments; Reductions in Commitments.

         (a)  Voluntary Prepayments/Reductions.

         (i) The Borrowers may, upon at least three (3) Business Days' prior written notice to the Administrative Agent, at any time and from time to time, prepay the Loans in whole or in part without premium or penalty (except as provided in Section 4.02(f)) upon notice to the Administrative Agent. Any notice of prepayment given to the Administrative Agent under this Section 3.01(a)(i) shall specify the Loans to be prepaid, the date (which shall be a Business Day) of prepayment, and the aggregate principal amount of the prepay-ment. When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in the notice shall become due and payable on the prepayment date specified in such notice.

          (ii) The Borrowers may, upon at least five (5) Business Days' prior written notice to the Administrative Agent, at any time and from time to time, terminate in whole, or permanently reduce in part, the Commitments. Any partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and shall reduce the Commitment of each

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

Lender proportionately in accordance with its Pro Rata Share. Any notice of termination or reduction given to the Administrative Agent under this Section 3.01(a) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction of the Commitments is delivered as provided herein, the principal amount of the Loans so reduced shall become due and payable on the date specified in such notice to the extent the Revolving Credit Obligations exceed the Commitments after giving effect to such reduction. The payments in respect of reductions and terminations described in this Section 3.01(a) may be made without premium or penalty (except as provided in Section 4.02(f)).

         (iii) The Borrowers may not prepay the Acceptance Obligation with respect to any Acceptance except as required by Sections 3.01(b)(i) and 11.02.

         (b)  Mandatory Prepayments/Reductions.

         (i) Subject to Section 3.05, on a daily basis from funds on deposit in the Domestic Concentration Account, the Administrative Agent shall transfer available funds therein and thereby cause the Borrowers to make a mandatory repayment of the Obligations denominated in Dollars owing by the Borrowers on such Business Day; provided, however, that if (A) all Floating Rate Loans have been repaid, (B) only Fixed Rate Loans remain outstanding and (C) no Event of Default exists, then funds may be deposited in the Cash Collateral Account and applied to repay Fixed Rate Loans on the last day of the earliest terminating Interest Periods until all such funds have been applied to repay Fixed Loans.

         (ii) Immediately after any Borrower's or any Guarantor's receipt of any Net Cash Proceeds from an Asset Sale, each Borrower and each Guarantor receiving such Net Cash Proceeds agrees to make or cause to be made a mandatory prepayment of the Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. If the Net Cash Proceeds from any Asset Sale (in one transaction or a series of related transactions) are in excess of $15,000,000 (a "Material Asset Sale") (other than the Net Cash Proceeds from the sale of the beauty division), the Commitments shall be permanently reduced by the amount of such Net Cash Proceeds; provided, however, if such Asset Sale is permitted pursuant to Section 9.02 and the Borrowers deliver to the Administrative Agent the Clean-Down Forecast, the Commitments shall not be reduced. If the Net Cash Proceeds from all Asset Sales (other than Material Asset Sales and the sale of the beauty division) are in excess of $15,000,000 in the aggregate for any twelve month period, the Commitments shall be permanently reduced by the amount of such Net Cash Proceeds that exceeds $15,000,000;

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

provided, however, if such Asset Sales are permitted pursuant to Section 9.02 and the Borrowers deliver to the Administrative Agent the Clean-Down Forecast, the Commitments shall not be reduced. If the Borrowers deliver a Clean-Down Forecast pursuant to this Section 3.01(b)(ii), the Clean-Down Amount for all Clean-Down Periods following the delivery of such Clean-Down Forecast shall be reduced by the aggregate amount of such Net Cash Proceeds from Material Asset Sales and Non-Material Asset Sales (but shall in no event be less than $0).

       (iii) Immediately upon Donna Karan International's receipt of any Net Cash Proceeds from the issuance of Common Stock (other than the issuance of Common Stock pursuant to, or upon the exercise of options or benefits granted under, an employee or director benefit or incentive plan), the Borrowers shall cause to be made a mandatory prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds. If the Net Cash Proceeds from any issuance of Common Stock are in excess of $15,000,000, the Commitments shall be permanently reduced by the amount of such Net Cash Proceeds; provided, however, if the Borrowers deliver to the Administrative Agent a Clean-Down Forecast and an Officer's Certificate with calculations showing that the Fixed Charge Coverage Ratio of Donna Karan International and its Subsidiaries on a consolidated basis as of the date of such issuance is not less than 4.0 to 1.0, the Commitments shall not be reduced. If the Borrowers deliver the Clean-Down Forecast pursuant to the preceding sentence, the Clean-Down Amount for all Clean-Down Periods following the delivery of such Clean-Down Forecast shall be reduced by the amount of such Net Cash Proceeds (but in no event less than $0).

        (iv)  If the Borrowers deliver a Clean-Down Forecast pursuant to
Section 3.01(b)(ii), Section 3.01(b)(iii) or Section 9.06(vi), the Borrowers shall make or cause to be made a mandatory prepayment of all outstanding Loans, and shall not borrow any other Loans, in excess of the Clean-Down Amount for a period of forty-five (45) consecutive days during each Clean-Down Period following the delivery of such Clean-Down Forecast.

         (v) Immediately when the sum of (A) the Revolving Credit Obligations plus (B) the amount of the Foreign Exchange Exposure at such time plus (C) the amount of the Obligations at such time attributable to corporate credit cards or cash management functions, including Automated Clearing House (ACH) functions, performed by Citibank exceeds the Maximum Revolving Credit Amount, the Borrowers shall make or cause to be made a mandatory prepayment of the Revolving Credit Obligations in an amount equal to such excess, such amount to be applied in accordance with the provisions of Section 3.02(b).

        (vi) The Borrowers shall, within one Business Day after their receipt of a notice of termination of the Acceptance

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

Commitment of any Issuing Bank pursuant to Section 2.04(l), prepay the Acceptance Obligations with respect to each Acceptance then outstanding by paying to such Issuing Bank the face amount of such Acceptances created by such Issuing Bank less such Issuing Bank's Prepayment Discount with respect to such Acceptance in effect for such prepayment.

        (vii) Nothing in this Section 3.01(b) shall be construed to constitute the Lenders' consent to any transaction which is not expressly permitted by
Article IX.

         3.02. Payments. (a) Manner and Time of Payment. All payments of principal of and interest on the Loans, Reimbursement Obligations, Acceptance Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent, the Lenders or any Issuing Bank shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations or Acceptance Obligations, to the Issuing
Bank) not later than 11:00 a.m. (New York time), with respect to Loans denominated in Dollars, or 11:00 a.m. (London time), with respect to Loans denominated in an Optional Currency, on the date and at the place due, to the applicable Payment Account (or, in the case of Reimbursement Obligations or Acceptance Obligations, such account of the Issuing Bank, as it may designate). Thereafter, payments in respect of any Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Bank and payments in respect of any Revolving Loan received by the Administrative Agent shall be distributed to each Lender in accordance with its Pro Rata Share in accordance with the provisions of Section 3.02(b) on the date received, if received prior to 11:00 a.m., and (except in the case of repayment of Swing Loans) on the next succeeding Business Day if received thereafter, by the Administrative Agent.
All payments of principal of and interest on the Multicurrency Loans, whether made directly or pursuant to Section 3.05(c)(ii), shall be made upon at least two (2) Business Days' prior notice to the Administrative Agent.

         (b)  Apportionment of Payments.  (i)  Subject to the provisions of
Section 3.02(b)(ii) and (iv), (A) all payments of principal and interest in respect of outstanding Revolving Loans, and all payments in respect of Reim-bursement Obligations and Acceptance Obligations, shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto, in proportion to their respective Pro Rata Shares and (B) all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto, in proportion to their respective Pro Rata Shares. All such payments and any other proceeds of Collateral or other amounts received by the Administrative Agent from or for the benefit of a Borrower shall be applied first, to pay

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

principal of and interest on any portion of the Loans made to such Borrower which the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower, second, to pay the outstanding Reimbursement Obligations and Acceptance Obligations owing to any Issuing Bank for which such Issuing Bank has not then been paid by such Borrower or reimbursed by the Lenders, third, to pay all other Obligations of such Borrower then due and payable and fourth, to the applicable Cash Collateral Account for such currency to be held as Cash Collateral in accordance with this Agreement. Except as set forth in Sections 3.01(a) and (b) and unless otherwise designated by the Borrowers, (A) all principal payments made by any Borrower in respect of outstanding Swing Loans or Revolving Loans of such Borrower, as the case may be, shall be applied first, to the outstanding Swing Loans of such Borrower and second, to the outstanding Revolving Loans of such Borrower, in each case, first, to repay outstanding Floating Rate Loans, and then to repay outstanding Fixed Rate Loans with those Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods (provided, that, so long as no Default or Event of Default shall have occurred and be continuing, such Borrower may, in lieu of having amounts applied to repay, in full or in part, a Fixed Rate Loan on a date which is not the last day of the applicable Interest Period, request that any amount to be so applied be deposited into such Borrower's Cash Collateral Account (or, in the case of Fixed Rate Loans denominated in an Optional Currency, a Cash Collateral Account for such currency) as Cash Collateral for application by the Administrative Agent to such Loan on the last day of such Interest Period).

        (ii) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall upon the acceleration of the Obligations pursuant to Section 11.02(a), apply all payments in respect of any Obligations and all proceeds of Collateral (including, without limitation, all amounts held as Cash Collateral) to the Obligations in the following order (it being understood that the Administrative Agent shall have the right to convert, at a rate of exchange equal to the Spot Rate as of such conversion date and at the Borrowers' expense, any of such payments or proceeds of Collateral into the currency in which such Obligations are denominated):

         (A) first, to pay interest on and the principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or a Borrower;

         (B)  second, to pay interest on and then principal of any Swing
    Loan;

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

         (C) third, to pay Obligations in respect of any expense reimbursements, indemnities or other liabilities then due to the Administrative Agent ("Administrative Agent's Obligations"), including, without limitation, liabilities in respect of foreign exchange services, cash management services and other related services provided to the Borrowers and its Affiliates by the Administrative Agent, in an aggregate amount of up to $15,000,000;

         (D) fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

         (E) fifth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuing Banks;

         (F) sixth, to pay interest due in respect of the Revolving Loans, Reimbursement Obligations and Acceptance Obligations;

         (G) seventh, to pay all outstanding Letter of Credit Obligations and Acceptance Obligations;

         (H) eighth, to pay or prepay principal outstanding on Revolving Loans and the Administrative Agent's Obligations in excess of $15,000,000;

         (I) ninth, to the extent such Obligations are contingent, provide Cash Collateral pursuant to Section 11.02(b) in respect of Letter of Credit Obligations and Acceptance Obligations; and

         (J)  tenth, to the ratable payment of all other Obligations;

provided, however, if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (A) through (J), the available funds being applied with respect to any such Obligations referred to in any one of such clauses (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent's and each Lender's or Issuing Bank's interest in the aggregate outstanding Obligations described in such clauses.

         (iii) The Administrative Agent, in its sole discretion subject only to the terms of this Section 3.02(b)(iii), may pay from the proceeds of Revolving Loans (which Loans may not have been requested by a Borrower pursuant to a Notice of Borrowing) made to a Borrower hereunder, whether made following a request by

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

such Borrower pursuant to Section 2.01, 2.02, 2.03 or 2.04, all amounts then due and payable by any Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest, Reimbursement Obligations, Acceptance Obligations and fees and all reimbursements for expenses pursuant to Section 13.04. Each Borrower hereby irrevocably authorizes each Swing Loan Bank and the Lenders to make Swing Loans or Revolving Loans in the appropriate currency, in each case, upon notice from the Administrative Agent as described in the following sentence for the purpose of paying principal, interest, Reimbursement Obligations and fees due from any Borrower, reimbursing expenses pursuant to Section 13.04 and paying any and all other amounts due and payable by any Borrower hereunder or under the Notes, and agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section 2.01 and 2.02 as of the date of the aforementioned notice. The Administrative Agent shall request Swing Loans or Revolving Loans on behalf of a Borrower as described in the preceding sentence by notifying the Lenders by telex, telecopy, telegram or other similar form of transmission (which notice the Administrative Agent shall thereafter promptly transmit to such Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on such Borrower's behalf pursuant to this Section 3.02(b)(iii).
On the proposed Funding Date, the relevant Swing Loan Bank or Lenders, as the case may be, shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.01 or 2.02 (irrespective of the satisfaction of the conditions described in Section 5.02 or the requirement to deliver a Notice of Borrowing in Section 2.01(b), which conditions and requirements, for the purposes of the payment of Swing Loans and Revolving Loans at the request of the Administrative Agent as described in the preceding sentence, the Lenders irrevocably waive).

         (iv) If any Lender fails to fund its Pro Rata Share of any Borrowing requested by a Borrower under which such Lender is obligated to fund under the terms hereof (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), excluding any such Lender who has delivered to the Administrative Agent written notice that one or more of the conditions precedent contained in Section 5.02 shall not on the date of such request be satisfied and until such conditions are satisfied, then until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by any Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms hereof shall be advanced to the Borrower requesting such Borrowing by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything contained herein to the contrary:

         (A) the foregoing provisions of this Section 3.02(b)(iv) shall apply only with respect to the proceeds of payments of Obligations;

         (B) a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Revolving Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Revolving Loan is fully funded to the applicable Borrower, whether made by such Lender itself or by operation of the terms of this Section 3.02(b)(iv), and whether or not the Non Pro Rata Loan with respect thereto has been repaid;

         (C) amounts advanced to a Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Borrowing ("Cure Loans") shall bear interest from and after the date made available to the applicable Borrower at the rate applicable to the other Revolving Loans comprising such Borrowing and shall be treated as Revolving Loans comprising such Borrowing for all purposes herein;

         (D) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.02, would be applied to the outstanding Revolving Loans shall be applied first, ratably to all Revolving Loans constituting Non Pro Rata Loans, second, ratably to Revolving Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Revolving Loans constituting Cure Loans; and

         (E) no Lender shall be relieved of any obligation such Lender may have to the Borrower under the terms of this Agreement as a result of the provisions of this Section 3.02(b)(iv).

         (c) Payments on Non-Business Days. Whenever any payment to be made by a Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 4.02(b)(iv), the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

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

         3.03.  Taxes.

         (a) Payment of Taxes. Any and all payments by the Borrowers hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Bank and the Administrative Agent, taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it, in each case by
(i) the United States except withholding taxes contemplated pursuant to
Section 3.03(e)(ii)(C), (ii) the Governmental Authority of the jurisdiction in which such Lender's office is located or (iii) the Governmental Authority in which such Person is organized, managed, controlled or doing business, in each case including all political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender, any Issuing Bank or the Administrative Agent, (x) such sum payable shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.03) such Lender, such Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (y) such Borrower shall make such withholdings or deductions, and (z) such Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Borrowers agree to pay any present or future stamp, value-added or documentary taxes or any other excise or property taxes, charges or similar levies which arise from and which relate directly to (i) any payment made under any Loan Document or (ii) the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) Indemnification. The Borrowers will indemnify each Lender, each Issuing Bank and the Administrative Agent against, and reimburse each on demand for, the full amount of all Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 3.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender, such Issuing Bank or the Administrative Agent (as the case may be) or any Affiliate of such Lender or Issuing Bank and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or lawfully payable. A certificate as to any amount payable to any Person under this Section 3.03 submitted by such Person to the Borrowers shall, absent manifest error, be final, conclusive and binding upon all parties hereto. This indemnification shall be made within thirty (30) days from the date such Person makes written demand therefor and within thirty (30) days after the receipt of any refund of the Taxes or Other Taxes following final determination that the Taxes or Other Taxes which gave rise to the indemnification were not required to be paid, such Person shall repay the amount of such paid indemnity to the Borrowers.

         (d) Receipts. Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any of the Borrowers, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 13.10, the original or a certified copy of a receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing payment thereof. The Borrowers will furnish to the Administrative Agent upon the Administrative Agent's request from time to time an Officer's Certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.

         (e) Foreign Bank Certifications. (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrowers and the Administrative Agent on or before the Closing Date or the date on which such Lender becomes a Lender pursuant to
Section 13.01 hereof a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)) or (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)).

        (ii) Each such Lender further agrees to deliver to the Borrowers and the Administrative Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrowers and the Administrative Agent pursuant to this Section 3.03(e). Each certificate required to be delivered pursuant to this Section 3.03(e)(ii) shall certify as to one of the following:

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

         (A) that such Lender can receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

         (B) that such Lender cannot continue to receive payments here-under and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.03(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrowers;

         (C) that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein by reason of a change in law (including the Code or applicable tax treaty) after the later of the Closing Date or the date on which a Lender became a Lender pursuant to Section 13.01 and that it is not capable of recov-ering the full amount of the same from a source other than the Borrowers; or

         (D) that such Lender is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of a change in law (including the Code or applicable tax treaty) after the later of the Closing Date or the date on which a Lender became a Lender pursuant to Section 13.01.

         3.04. Increased Capital. If after the date hereof any Lender or Issuing Bank determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, Issuing Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and
(ii) the amount of such capital is increased by or based upon (A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit Acceptances or other advances made hereunder or the existence of any Lender's obligation to make Loans or (B) the issuance or maintenance by any Issuing Bank of, or the existence of any Issuing Bank's obligation to Issue or create, Letters of Credit or Acceptances, then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy

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

of such demand to the Administrative Agent), the Borrowers jointly and severally agree immediately to pay to the Administrative Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, in the absence of manifest error.

         3.05.  Cash Management and Cash Collateral Accounts.

         (a) Establishment of Accounts. On the Closing Date, the Borrowers shall have established the Lockboxes, Blocked Accounts, Concentration Accounts, Cash Collateral Accounts and Disbursement Accounts identified on
Schedule 6.01(Y).

         (b) Collections. Each Borrower has directed, and in the future will direct, all of its account debtors to remit all monies, checks, notes, drafts or funds received by it, including, without limitation, all payments in respect of Receivables and other proceeds of Collateral directly to a Lockbox or Blocked Account. To the extent that the account debtors of such Borrower, notwithstanding the instructions described in the preceding sentence, remit such monies, checks, notes, drafts or funds directly to such Borrower, such Borrower hereby agrees to deposit all such collections of Receivables into a Blocked Account (or, in the case of collections of Receivables denominated in an Optional Currency, into the applicable Borrower's Multicurrency Account for such currency) promptly upon such Person's receipt thereof and, pending deposit, to hold such collections in trust for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the other Holders. The contents of each Lockbox shall automatically be deposited into a Blocked Account or be emptied and deposited into a Blocked Account by a representative of the Blocked Account Bank at which the applicable Blocked Account has been established. Only the Administrative Agent and the Blocked Account Bank, if any, shall have power of withdrawal from each Lockbox and the related Blocked Account. The Borrowers and Donna Karan International agree to cause all collections of Receivables, all proceeds of Collateral and all Net Cash Proceeds now or hereafter received directly or indirectly by any of them or their respective Subsidiaries, to be held in trust for the Administrative Agent for the benefit of the Lenders and, promptly upon receipt thereof, to be deposited into a Blocked Account.

         (c) Concentration Account; Cash Collateral Accounts. All immediately available funds in any Blocked Account located in the United States shall be automatically transferred into the Domestic Concentration Account. The Domestic Concentration

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Account shall be under the sole dominion and control of the Administrative
Agent. With respect to the Domestic Concentration Account and the Cash Collateral Account, the Administrative Agent alone shall have power of withdrawal from such accounts. Each Borrower hereby authorizes the Administrative Agent to apply all immediately available funds on deposit in its Domestic Concentration Account and, if necessary, the Cash Collateral Account to such Borrower's Obligations denominated in Dollars. To the extent any such funds remain after such application, each Borrower hereby authorizes the Administrative Agent to transfer such funds to the Cash Collateral Account and invest the same in accordance with the Cash Collateral Pledge Agreement. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in this subsection (c), none of the Borrowers or any Person or entity claiming on behalf of or through a Borrower shall have any right to withdraw any of the funds held in the Domestic Concentration Account or any Cash Collateral Account.

         (d) Fees and Expenses. The Borrowers jointly and severally agree to pay to the Administrative Agent any and all reasonable fees, costs and expenses which the Administrative Agent incurs in connection with opening and maintaining the Blocked Accounts, the Concentration Accounts and the Cash Collateral Accounts. The Borrowers jointly and severally agree to reimburse the Administrative Agent for any amounts paid to the Blocked Account Bank arising out of any required indemnification by the Administrative Agent of such Blocked Account Bank against damages incurred by the Blocked Account Bank in the operation of a Blocked Account.

         3.06. Replacement of Lender in Event of Adverse Condition. If any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 3.03, 3.04 or 4.01(f) as a result of any condition described in such Sections which is not generally applicable to all Lenders, then, unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts, the Borrower may designate a Replacement Lender to assume all of the obligations of such Lender hereunder and to purchase for cash all of the Notes of such Lender and all of such Lender's rights hereunder, without recourse to or warranty (other than title) by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Notes payable to such Lender plus any accrued but unpaid interest on such Notes and accrued but unpaid commitment and other fees, expense reimbursements and indemnities in respect of that Lender's Commitment. Such Lender shall consummate such sale in accordance with such terms (and, if such Lender is an Issuing Bank, such other terms as may be reasonably necessary to compensate fully such Lender) within a reasonable time not exceeding 15 Business Days from the date the Borrower

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

designates a Replacement Lender, and thereupon such Lender shall no longer be a party hereto or have any obligations or rights hereunder (except rights which, pursuant to the provisions of this Agreement, survive the termination of this Agreement and the repayment of the Notes), and the Replacement Lender shall succeed to such obligations and rights.

                                   ARTICLE IV
                               INTEREST AND FEES

         4.01. Interest on the Loans and Other Obligations. (a) Rate of Interest. All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

         (i) If a Floating Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Floating Rate in effect from time to time, plus (B) the Applicable Floating Rate Margin in effect from time to time; and

        (ii) If a Fixed Rate Loan, at a rate per annum equal to the sum of (A) the Fixed Rate determined for the applicable Interest Period and the applicable currency, plus (B) the Applicable Fixed Rate Margin in effect from time to time during such Interest Period.

The applicable basis for determining the rate of interest on any Loan shall be initially determined at the time a Notice of Borrowing is delivered by the Borrowers to the Administrative Agent and in accordance with Section 2.01(b). The applicable basis for determining the rate of interest on such Loan shall be selected thereafter by the relevant Borrower at the time a Notice of Conver-sion/Continuation is delivered by such Borrower to the Administrative Agent. Notwithstanding the foregoing, such Borrower may not select the Fixed Rate as the applicable basis for determining the rate of interest on such a Loan if
(x) such Loan is to be made on the Closing Date or (y) at the time of such selection an Event of Default or Default would occur or has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Floating Rate plus the Applicable Floating Rate Margin with respect to Domestic Loans and to the Multicurrency LIBO Rate in effect on the relevant Fixed Rate Determination Date for an Interest Period of seven (7)

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

days plus the Applicable Fixed Rate Margin with respect to Multicurrency
Loans.

         (b) Interest Payments. (i) Interest accrued on each Floating Rate Loan shall be payable in arrears in Dollars (A) on the first Business Day of each calendar month for the preceding calendar month, commencing on the first such day following the making of such Floating Rate Loan and (B) if not theretofore paid in full, on the Commitment Termination Date.

        (ii) Interest accrued on each Fixed Rate Loan shall be payable in arrears in the currency in which such Loan is denominated (A) on the last day of each Fixed Rate Interest Payment Date with respect to such Loan and (B) if not theretofore paid in full, on the Commitment Termination Date.

        (iii) Interest accrued on the principal balance of all other
Obligations shall be payable in arrears in the currency in which such Obligation is denominated (A) on the first Business Day of each month, commencing on the first such day following the incurrence of such Obligation and (B) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

         (c) Conversion or Continuation. (i) Each Borrower shall have the option (A) to convert at any time all or any part of its outstanding Floating Rate Loans (other than Swing Loans) to Fixed Rate Loans; (B) to convert all or any part of its outstanding Fixed Rate Loans denominated in Dollars and having Interest Periods which expire on the same date to Floating Rate Loans on such expiration date; or (C) to continue all or any part of its outstanding Fixed Rate Loans having Interest Periods which expire on the same date as Fixed Rate Loans denominated in the same currency, and the succeeding Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Fixed Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 4.02 or (ii) if an Event of Default or Default would occur or has occurred and is continuing. Any conversion into or continuation of Fixed Rate Loans under this Section 4.01(c) shall be in a minimum amount of $5,000,000 (or the Dollar Equivalent of $1,500,000 for Fixed Rate Loans denominated in an Optional Currency) and in integral Dollar Equivalent multiples of $1,000,000 (or approximately similar intervals in Optional Currencies) in excess of that amount.

        (ii) To convert or continue a Loan under Section 4.01(c)(i), the applicable Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time or London time, as applicable) at least (A) three (3) Business Days in advance of the proposed conversion/continuation date in the case of Domestic Loans or (B) four (4) Business Days in advance of the proposed

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

conversion/continuation date in the case of Multicurrency Loans. Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.01(c)(ii), the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan shall be irrevocable, and the applicable Borrower shall be bound to convert or continue in accordance therewith.

         (d) Default Interest. Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere herein, and to the extent permitted by applicable law, effective immediately upon the occurrence of any Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and of all other Obligations shall bear interest at a rate which is two percent (2.0%) per annum in excess of the rate of interest applicable to such Loans and Obligations from time to time.

         (e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days (or the applicable number of days in the relevant market). In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one
(1) day's interest shall be paid on such Loan.

         (f) Changes; Legal Restrictions. If after the date hereof any Lender or Issuing Bank determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, Issuing Bank or over banks or financial institutions generally (whether or not having the force of law), compliance with which, in each case after the date hereof:

         (i) subjects a Lender or an Issuing Bank (or its Applicable Lending Office) to charges (other than Taxes) of any kind which is applicable to the Commitments of the Lenders and/or the Issuing Banks to make Fixed Rate Loans or to Issue or create and/or participate in Letters of Credit or Acceptances; or

        (ii) imposes, modifies or holds applicable, any reserve (other than reserves taken into account in calculating any Fixed Rate), special deposit,

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

    compulsory loan, FDIC insurance or similar require ment against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made or other credit extended by, or any other acquisition of funds by, a Lender or an Issuing Bank or any Applicable Lending Office or Fixed Rate Affiliate of that Lender or Issuing Bank;

and the result of any of the foregoing is to increase the cost to that Lender or Issuing Bank of making, renewing or maintaining the Loans or its Commitments or issuing or participating in the Letters of Credit or creating or participating in the Acceptances or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrowers jointly and severally agree promptly to pay to the Administrative Agent for the account of such Lender or Issuing Bank, from time to time as specified by such Lender or Issuing Bank, such amount or amounts as may be necessary to compensate such Lender or Issuing Bank or its Fixed Rate Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

         (g) Confirmation of Fixed Rate. Upon the reasonable request of any Borrower from time to time, the Administrative Agent shall promptly provide to such Borrower such information with respect to the applicable Fixed Rate as may be so requested.

         (h) Additional Costs. Without limitation of any other provision hereof, if any Acceptance created by any Issuing Bank hereunder is not, for any reason beyond the control of such Issuing Bank, an Eligible Acceptance at the time of its creation, the Borrowers shall, upon demand by such Issuing Bank, pay to such Issuing Bank additional amounts sufficient to indemnify such Issuing Bank against any additional costs, as determined by such Issuing Bank, incurred by such Issuing Bank (including, but not limited to, costs resulting from reserve requirements, or premium liability to the Federal Deposit Insurance Corporation, or a higher discount rate) in connection with such Acceptance resulting from such Acceptance not being an Eligible Acceptance.

         4.02. Special Provisions Governing Fixed Rate Loans. With respect to Fixed Rate Loans:

         (a) Amount of Advance. Each Fixed Rate Loan shall be for a minimum amount of $5,000,000 (or the Dollar Equivalent of $1,500,000 for Fixed Rate Loans denominated in an Optional

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

Currency) and in integral $1,000,000 amounts (or approximately similar intervals in Optional Currencies) in excess thereof.

         (b) Determination of Interest Period. By giving notice as set forth in Section 2.01(b) (with respect to a new Borrowing of Domestic Loans or Multicurrency Loans) or Section 4.01(c) (with respect to a conversion into or continuation of a Fixed Rate Loan), the applicable Borrower shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (each, an "Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

         (i) Such Borrower may only select, as to a particular Borrowing of Fixed Rate Loans, a Interest Period of either one (1), two (2), three (3) or six (6) months in duration;

        (ii) In the case of immediately successive Interest Periods applicable to a Borrowing of Fixed Rate Loans, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

       (iii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there shall be no succeeding Business Day in such calendar month, such Interest Period shall expire on the immediately preceding Business Day;

        (iv) Such Borrower may not select a Interest Period as to any Loan if such Interest Period terminates later than the Commitment Termination Date;

         (v) There shall be no more than six (6) Interest Periods for Fixed Rate Loans in effect at any one time; and

        (vi) No Fixed Rate Loan may be borrowed on the Closing Date, and no Notice of Conversion/Continuation may be delivered prior to the Closing Date.

         (c) Determination of Interest Rate. As soon as practicable on the applicable Fixed Rate Determination Date, the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of "Fixed Rate") the interest rate which shall apply to Fixed Rate Loans for which an interest rate is then being determined for the applicable Interest Period and currency and shall promptly give notice thereof (in writing or by

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telephone confirmed in writing) to the Borrowers and to each Lender.  The
Administrative Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon such Borrowers.

         (d) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Fixed Rate Determination
Date:

         (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the applicable Fixed Rate for the applicable Available Currency then being determined is to be fixed;

        (ii) the Administrative Agent determines that deposits in such currency and in the principal amounts of the Fixed Rate Loans comprising such Borrowing are not generally available in the London interbank market for a period equal to such Interest Period; or

       (iii) the Requisite Lenders advise the Administrative Agent that the applicable Fixed Rate for the applicable Available Currency, as determined by the Administrative Agent, after taking into account the adjustments for reserves and increased costs provided for in Section 4.01(f), will not adequately and fairly reflect the cost to such Lenders of funding the relevant Fixed Rate Loans in the currency in which such Loans are denominated;

then the Administrative Agent shall forthwith give notice thereof to the Borrowers, whereupon (until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist) the right of the Borrowers to elect to have Loans bear interest based upon the Fixed Rate shall be suspended and each outstanding Fixed Rate Loan which is denominated in Dollars shall be converted into a Floating Rate Loan denominated in Dollars on the last day of the then current Interest Period therefor, and any Notice of Borrowing with respect to Loans denominated in Dollars for which Revolving Loans have not then been made shall be deemed to be a request for Floating Rate Loans in Dollars, notwithstanding any prior election by a Borrower to the contrary.

         (e) Illegality. (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Fixed Rate Loan in any currency has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result

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

in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

        (ii)  When notice is given by a Lender under Section 4.02(e)(i),
(A) the Borrowers' right to request from such Lender and such Lender's obligation, if any, to make Fixed Rate Loans in such currency shall be imme-diately suspended, and such Lender shall make a Floating Rate Loan as part of any requested Borrowing of Fixed Rate Loans in such currency and (B) if the affected Fixed Rate Loan or Loans are then outstanding, the applicable Borrower shall immediately, or if not permitted by applicable law to do so immediately, then by no later than the date it is permitted to do so in accordance with applicable law, upon at least one (1) Business Day's prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Floating Rate Loan plus the Applicable Floating Rate Margin with respect to Domestic Loans and to the Multicurrency LIBO Rate in effect on the relevant Fixed Rate Determination Date for an Interest Period of seven (7) days plus the Applicable Fixed Rate Margin with respect to Multicurrency Loans.

       (iii) If at any time after a Lender gives notice under Section 4.02(e)(i) in respect of a Fixed Rate Loan in any currency such Lender determines that it may lawfully make Fixed Rate Loans in such currency, such Lender shall promptly give notice of that determination, in writing, to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers' right to request, and such Lender's obligation, if any, to make Fixed Rate Loans shall thereupon be restored.

         (f) Compensation. In addition to all amounts required to be paid by the Borrower pursuant to Section 4.01, each Borrower agrees to compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Fixed Rate Loans made to such Borrower but excluding any loss of the Applicable Fixed Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of, such Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by such Borrower or a successive Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), including, without limitation, pursuant to Section 4.02(d), (ii) if for any reason any Fixed Rate Loan made to such Borrower is prepaid (including, without limitation, mandatorily pursuant to Section 3.01) on a date which is not the last day of the applicable Interest Period, (iii) as a

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

consequence of a required conversion of such Fixed Rate Loan to a Floating Rate Loan as a result of any of the events indicated in Section 4.02(d) or
(e) or (iv) as a consequence of any failure by such Borrower to repay Fixed Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the applicable Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

         (g) Booking of Fixed Rate Loans. Any Lender may make, carry or transfer Fixed Rate Loans at, to or for the account of its Fixed Rate Lending Office or Fixed Rate Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Sections 3.03, 3.04, 4.01(f) or 4.02(f) as a result of the transfer of any such Fixed Rate Loan to any office (other than such Fixed Rate Lending Office) or any Affiliate (other than such Fixed Rate Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim in the relevant amount would have arisen even if such transfer had not occurred.

         (h) Affiliates Not Obligated. No Fixed Rate Affiliate or other Affiliate of any Lender shall be deemed a party hereto or shall have any liability or obligation hereunder.

         4.03. Fees. (a) Administrative Agent's Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent solely for its own account such other fees as are set forth in the Letter Agreement in accordance with the terms thereof.

         (b) Letter of Credit Fee. In addition to any charges paid pursuant to Section 2.03(f), the Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders, a fee (the "Letter of Credit Fee") equal to (i) seven-eighths of one percent (7/8 of 1% or 0.875%) per annum on the average undrawn face amount of each outstanding Commercial Letter of Credit for the period of time such Commercial Letter of Credit is outstanding, payable monthly in arrears on the first Business Day of each month during such period and (ii) the Applicable Fixed Rate Margin then in effect on the average undrawn face amount of each outstanding Standby Letter of Credit for the period of time such Standby Letter of Credit is outstanding, payable monthly in arrears on the first Business Day of each month during such period; provided, however, immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing,

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

the Letter of Credit Fee shall be equal to two percent (2%) per annum in excess of the fee otherwise applicable hereunder.

         (c) Unused Commitment Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee"), accruing at the rate equal to the Unused Commitment Rate on the average amount by which the Commitments exceed the Revolving Credit Obligations for the period commencing on the Closing Date and ending on the Commitment Termination Date, such fee being payable monthly, in arrears, on the first Business Day of each calendar month and on the Commitment Termination Date.

         (d) Calculation and Payment of Fees. All of the above fees that are based on a per annum rate shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All such fees shall be payable in addition to, and not in lieu of, interest, expense reimbursements, indemnification and other Obligations. Fees shall be payable to the applicable Payment Account in accordance with Section 3.02. All fees payable hereunder shall be fully earned and nonrefundable when paid. All fees specified or referred to herein due to the Administrative Agent, any Issuing Bank or any Lender, including, without limitation, those referred to in this Section 4.03, shall bear interest, if not paid when due, at the interest rate for Loans in accordance with
Section 4.01(d), shall constitute Obligations and shall be secured by the Collateral.


                                  ARTICLE V
            CONDITIONS TO LOANS, LETTERS OF CREDIT AND ACCEPTANCES

         5.01. Conditions Precedent to the Initial Loans, Letters of Credit and Acceptances. The obligation of each Lender on the Closing Date to make its Loan requested to be made by it and the agreement of each Issuing Bank on the Closing Date to Issue Letters of Credit or create Acceptances, shall be subject to the satisfaction of all of the following conditions precedent:

         (a) Documents. The Administrative Agent (on behalf of itself and the Lenders) shall have received on or before the Closing Date all of the following:

         (i) this Agreement, the Notes and all other agreements, documents and instruments described in the List of Closing Documents attached hereto and made a part hereof as Exhibit H (the "Closing List"), each duly executed where appropriate and in form and substance satisfactory to the Lenders and in sufficient copies for each of the Lenders; and

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

          (ii) such additional documentation as the Administrative Agent and the Lenders may reasonably request.

         (b) Collateral Information; Perfection of Liens. The Administrative Agent shall have received complete and accurate information from the Borrowers with respect to the name and the location of the principal place of business and chief executive office for each Borrower and each Guarantor; all Uniform Commercial Code and other filing and recording fees and taxes shall have been paid or duly provided for; and the Administrative Agent be satisfied that all Liens granted to the Administrative Agent with respect to all Collateral are valid and effective and, upon the filing of the duly executed Uniform Commercial Code financing statements (or similar filings required by the applicable statutes of any foreign jurisdiction in which the Administrative Agent is being granted a Lien by the Borrowers) which shall have been delivered to the Administrative Agent prior to the Closing Date in time to have such statements filed with the relevant filing office at least two (2) Business Days prior to the Closing Date, will be perfected and of first priority, except as otherwise permitted under this Agreement. All certificates representing Capital Stock included in the Collateral shall have been delivered to the Administrative Agent (with duly executed stock powers, as appropriate) and all instruments included in the Collateral shall have been delivered to the Administrative Agent (duly endorsed to the Administrative Agent).

         (c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or the Issuance of the Letters of Credit or the Creation of the Acceptances. on the Closing Date or (B) the consummation of the transactions contemplated hereby or (ii) would be reasonably expected to impose or result in the imposition of a Material Adverse Effect.

         (d) No Change in Condition. No change deemed material by the Lenders, in their opinion, in the condition (financial or otherwise), business, performance, assets, operations or prospects of the Borrowers that would (i) have a material adverse effect on the ability of the Borrowers to perform their obligations under the Loan Documents or (ii) have a material adverse effect on the ability of the Lenders, the Issuing Banks or the Administrative Agent to enforce the Loan Documents.

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

         (e) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the Loans requested to be made or the Issuance of the Letters of Credit requested to be Issued or the creation of the Acceptances requested to be created, on the Closing Date.

         (f) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date, both before and immediately after giving effect to the making of the Loans.

         (h) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for its account and the respective accounts of the Lenders, all fees (including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and local counsel to the Administrative Agent for the benefit of the Lenders) due and payable on or before the Closing Date (including, without limitation, all such fees described in the Letter Agreement), and all reasonable expenses (including, without limitation, legal expenses) due and payable on or before the Closing Date.

         (i) Closing Date. The Closing Date shall have occurred on or prior to September 19, 1996.

         (j) Consents, Etc. Donna Karan International, each Borrower, and each of their respective Subsidiaries shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material Permits of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow Donna Karan International, each Borrower and each of their respective Subsidiaries lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder, under the other Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, (B) to consummate the transactions contemplated under the Loan Documents and (C) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

         5.02. Conditions Precedent to All Loans, Letters of Credit and Acceptances. The effectiveness of this Credit Agreement, and the obligation of each Lender to make any Loan requested to be made by it on any Funding Date on or after the Effective Date and the agreement of each Issuing Bank to Issue any Letter of Credit or to create the Acceptances on any date on or after the Effective Date is subject to the following conditions precedent as of each such date:

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

         (a) Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made or the Letter of Credit to be Issued or the Acceptance to be created on such date, all of the representations and warranties contained in Section 6.01 and in any of the other Loan Documents shall be true in all material respects.

         (b) No Defaults. As of such date, no Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan, the application of the proceeds therefrom, the Issuance of the requested Letter of Credit, the creation of the requested Acceptance or the application of the proceeds therefrom.

         (c) No Change in Condition. As of such date, no material adverse change shall have occurred in the condition (financial or otherwise), performance, properties, operations or prospects of the Borrowers or Donna Karan International and its Subsidiaries, taken as a whole since December 29, 1996 except as publicly disclosed prior to the date hereof.

Each request by any Borrower for a Loan, each submission by any Borrower of a Notice of Borrowing, each acceptance by any Borrower of the proceeds of each Loan made hereunder, each submission by any Borrower to an Issuing Bank of a Notice of Letter of Credit Issuance and each issuance of such Letter of Credit, and each submission by any Borrower to an Issuing Bank of a Request for Acceptance and each creation of an Acceptance, shall constitute a representation and warranty by the Borrowers as of the Funding Date in respect of such Loan or the date of issuance in respect of such Letter of Credit or the date of creation in respect of such Acceptance that all the conditions contained in this Section
5.02 have been satisfied.


                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

         6.01. Representations and Warranties of the Borrowers. In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and induce the Issuing Banks to issue the Letters of Credit described herein, each Borrower hereby represents and warrants to each Lender, each Issuing Bank and the Administrative Agent that the following statements are true, correct and complete:

         (a) Organization; Powers. Each Borrower (i) is a general partnership duly organized, validly existing and in good standing under the laws of the State of New York and (ii) has all requisite power and authority to own, operate and encumber its assets and to conduct its business as presently conducted.

         (b) Authority. (i) Each Borrower and each of its general partners has the requisite power and authority to execute, deliver and perform each of the Loan Documents to which such Borrower is a party.

        (ii) No other action or proceeding on the part of any Borrower or any of its general partners is necessary to execute, deliver and perform each of the Loan Documents to which such Borrower is a party thereto or to consummate the transactions contemplated thereby.

       (iii) Each of the Loan Documents to which any Borrower is a party has been duly executed and delivered by such Borrower and one of its general partners on such Borrower's behalf and constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms.

         (c) Ownership. Schedule 6.01(C) sets forth the ownership of each Borrower. Each of the Borrowers has delivered to the Lenders true and complete copies of its respective Governing Documents. Except as set forth on Schedule 6.01(C)(1), there exist no other agreement or understanding (written or oral) affecting in any material respect the relative rights, obligations or liabilities of the general partners of each of the Borrowers other than said Governing Documents so delivered and each of the general partners of each of the Borrowers are in compliance in all material respects with all of the Governing Documents related to its respective general partnership.

         (d) No Conflict. The execution, delivery and performance by each Borrower and each of its general partners on behalf of such Borrower of each Loan Document to which such Borrower is a party and the consummation of the transactions contemplated thereby do not and will not (i) conflict with the Governing Documents of such Borrower or its general partners (except as may be consented to by the general partners in accordance with the provisions of the Governing Documents), (ii) violate any Requirements of Law or, to the best knowledge of each Borrower, Contractual Obligation of such Borrower or require the termination of such Contractual Obligation by such Borrower, the consequences of which violation or termination, singly or in the aggregate, will have or is reasonably likely to have a Material Adverse Effect or may subject the Administrative Agent, any of the Lenders or any of the Issuing Banks to any liability, (iii) constitute a tortious interference with any Contractual Obligation of any Person, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of such Borrower, other than Liens contemplated by the Loan Documents.

         (e) Governmental Consents. The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is a party and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings necessary to create or perfect security interests in the Collateral.

         (f) Governmental Regulation. None of the Borrowers is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by the Loan Documents.

         (g) Subsidiaries. None of the Borrowers has any Subsidiaries or interests in any joint venture or partnership of any other Person other than as set forth on Schedule 6.01(G).

         (h) Financial Position. True and complete copies of the following financial statements have been delivered to each of the Lenders: the audited combined balance sheets of the Predecessor as at the end of fiscal year ended December 31, 1995 and the related combined statements of income, stockholders' equity and cash flow of the Predecessor for such fiscal year then ended as set forth in the Prospectus of Donna Karan International dated June 27, 1996. The foregoing financial statements were prepared in conformity with GAAP, except as otherwise noted therein, and fairly present the financial positions and the results of operations and cash flows of the Predecessor for each of the periods covered thereby as at the respective dates thereof. The Predecessor has no Accommodation Obligation, contingent liability or liability for any Taxes, long-term leases or commitments, not reflected in the foregoing financial statements which will have or is reasonably likely to have a Material Adverse Effect.

         (i) Projections. The Borrowers have delivered to each Lender certain projected financial statements of Donna Karan International and its Subsidiaries dated March 7, 1996 which have been prepared using accounting principles consistently applied and on a basis consistent with the Predecessor's past practices.

         (j)  Litigation; Adverse Effects.  Except as set forth in
Schedules 6.01(J) and 6.01(P), there is no action, suit, proceeding, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of any Borrower, threatened against any Borrower or any of its respective assets (i) challenging the validity or the enforceability of any of the Loan Documents or transactions contemplated thereby or (ii) which will or is reasonably likely to result in any Material Adverse Effect. There is no material loss contingency within the meaning of GAAP which has not been reflected in the combined financial statements of the Donna Karan Group. None of the Borrowers is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect or (B) subject to, or in default with respect to, any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

         (k) No Material Adverse Effect. Except as publicly disclosed prior to the date hereof, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect since December 29, 1996.

         (l) Payment of Taxes. All tax returns and reports to be filed by Donna Karan International and each of its Subsidiaries have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns have been paid when due and payable, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable would not have, in the aggregate, a Material Adverse Effect. None of the Borrowers has knowledge of any proposed tax assessment against Donna Karan International or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, which is not being actively contested in good faith by such Person. All deficiencies which have been asserted against Donna Karan International or any of its Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted by the IRS have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in Donna Karan International and its Subsidiaries consolidated financial statements to the extent, if any, required by GAAP.

         (m) Performance. None of the Borrowers has received notice or has actual knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, except, in each case, where such default or defaults, singly or in the aggregate, will not have or is not reasonably likely to have a Material
Adverse Effect.

         (n) Disclosure. The representations and warranties of each Borrower contained in the Loan Documents and all certificates and other documents delivered pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No Borrower has intentionally withheld any fact from the Administrative Agent, the Issuing Banks or the Lenders in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect.

         (o) Requirements of Law. The Borrowers are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

         (p) Environmental Matters. To the best of each Borrower's knowledge, upon inquiry and investigation completed by such Borrower as diligently and as thoroughly as would reasonably be required to determine any facts relevant to the representations set forth herein, and except as set forth in Schedule 6.01(P) hereto, (i) the operations of each Borrower comply in all material respects with all applicable environmental, health and safety Requirements of Law; (ii) each Borrower has obtained all environmental, health and safety Permits necessary for its operations, and all such Permits are in good standing and each Borrower is in material compliance with all terms and conditions of such Permits; (iii) none of the Borrowers nor any of their operations are subject to any order from or agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigations respecting any environmental, health or safety Requirements of Law; (iv) none of the Borrowers nor its past or present Property or operations is subject to any Remedial Action or other Liabilities and Costs greater than Five Hundred Thousand Dollars ($500,000) for any single event or in the aggregate greater than One Million Dollars ($1,000,000) arising from the Release or threatened Release of a Contaminant into the environment; (v) none of the Borrowers has filed any notice under any Requirement of Law indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 CFR Part 261 or any applicable state equivalent; (vi) none of the Borrowers has filed any notice under applicable Requirement of Law reporting a Release of a Contaminant into the environment; (vii) there is not now, nor has there ever been, on or in the Property of any Borrower: (A) any generation, treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any applicable state equivalent, (B) any underground storage tanks or surface impoundments, (C) any asbestos-containing material, or (D) any polychlorinated biphenyls (PCB's) used in hydraulic oils, electrical transformers or other equipment; (viii) none of the Borrowers has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment; and (ix) no Environmental Lien has attached to any Property of any Borrower.

         (q) ERISA. Neither any Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan other than a Benefit Plan listed on Schedule 6.01(Q). Each Plan which is maintained or contributed to by a Borrower which is intended to be a qualified plan has been determined by the IRS to be qualified under Section 401(a), and each trust related to any such Plan has been so determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code prior to its amendment by the Tax Reform Act of 1986, and such Plan and trust are being operated in all material respects in compliance with and will be timely amended as necessary in accordance with the Tax Reform Act of 1986 and the Omnibus Budget Reconciliation Act of 1987 as interpreted by the regulations promulgated thereunder, provided that certain operational defects in the Donna Karan New York 401(k) Retirement Plan have recently been discovered and have been the subject of an application to the IRS under its Voluntary Compliance Resolution ("VCR") program filed on or about June 18, 1996; and provided further that in connection with such filing under the VCR program, the audited financial report for such plan for 1994 was delayed pending such VCR filing and whereas the annual report for such plan for 1994 was timely filed, an amended annual report was filed on or about September 16, 1996 after the audited financial report containing a reference to the VCR filing was completed.
Neither any Borrower nor any ERISA Affiliate, to the extent such ERISA Affiliate at any time has joint and several liability with any Borrower or any Subsidiary maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, other than a Multiemployer Plan, which provides lifetime benefits to retirees other than as may be required by the Consolidated Omnibus Reconciliation Act of 1985, as amended and interpreted by regulations promulgated thereunder. Each Borrower is in compliance in all material respects with the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to all Plans, except the operational defects in, and delay in the 1994 audited financial report for, the Donna Karan New York 401(k) Retirement Plan, as described in this Section 6.01(q). No material accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code) exists in respect to any Benefit Plan. Except as set forth on Schedule 6.01(Q), neither any Borrower nor, to any Borrower's knowledge, any ERISA Affiliate nor any fiduciary of any Plan has engaged in a nonexempt "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Neither any Borrower nor any ERISA Affiliate nor any fiduciary of any Plan has taken any action which would constitute or result in a Termination Event with respect to any Plan such that the actions described in the preceding sentence or this sentence, or both, would result in a Material Adverse Effect. Neither any Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC which remains outstanding other than the liability to pay the PBGC insurance premiums for the current year. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B which would result in a Material Adverse Effect. Neither any Borrower nor any ERISA Affiliate has failed to make any required installment under subsection
(m) of Section 412 of the Internal Revenue Code and any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment which would in the aggregate have a Material Adverse Effect. Neither any Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. The Borrowers and its ERISA
Affiliates are current with respect to all obligations they may have relating to any Multiemployer Plan to which they are or have been obligated to contribute to. Neither any Borrower nor any ERISA Affiliate has or is likely to incur any withdrawal liability with respect to any Multiemployer Plan which would have a Material Adverse Effect.

         (r) Labor Matters. Except as disclosed on Schedule 6.01(R), no Borrower is a party to any labor contract. There are no strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which any Borrower is a party which would have or is reasonably likely to have a Material Adverse Effect.

         (s) Securities Activities. None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         (t) Solvency. After giving effect to the receipt and application of the Loans in accordance with the terms of this Agreement, each Borrower is Solvent.

         (u) Patents, Trademarks, Permits, etc.; Government Approvals. (i) Except as disclosed on Schedules 6.01(J) and

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

6.01(P), each Borrower owns, is licensed or otherwise has the lawful right to use all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technol-ogy, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its condition (financial or otherwise), operations, performance and prospects, taken as a whole. There are no claims pending or, to the best of such Borrower's knowledge, threatened that such Borrower is infringing or otherwise adversely affecting the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of such Borrower which has or is reasonably likely to have a Material Adverse Effect.

        (ii) Except for the Limited Use License Agreement, the consummation of the transactions contemplated by the Loan Documents will not impair any Borrower's ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes in any manner which has or is reasonably likely to have a Material Adverse Effect.

         (v) Assets and Properties. Each of the Borrowers has good and marketable title to substantially all of its assets and property (tangible and intangible), and all such assets and property are free and clear of all Liens except Liens securing the Obligations and Liens permitted under Section 9.03. Substantially all of the assets and property owned by, leased to or used by each of the Borrowers are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not have or is not reasonably likely to have a Material Adverse Effect. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any Loan Document, will affect any right, title or interest of any Borrower in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.

         (w) Insurance. Schedule 6.01(W) accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective property and assets and business of each Borrower, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification

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

number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) the current rating of such insurer by an established rating agency. Such insurance policies and programs are in amounts which are consistent with past practices.

         (x) Material Adverse Agreements. After giving effect to this Agreement, no Borrower is a party to or subject to any Contractual Obligation or other restriction contained in its Governing Documents which has or is reasonably likely to have a Material Adverse Effect.

         (y) Bank Accounts. Schedule 6.01(Y) sets forth, as of the Effective Date, all of the bank accounts of Donna Karan International, each Borrower and each of their respective Subsidiaries and the banks where funds are from time to time deposited.

         (z)  Acceptances.

              (i)  Eligibility.   Each Acceptance when created hereunder will
    be an Eligible Acceptance.

              (ii) Maturity of Drafts. The maturity of a Draft when drawn hereunder as part of an Acceptance created hereunder will be reasonably commensurate with the anticipated time required on usual credit terms of the quantity of goods identified in the applicable Request for Acceptance as being financed by such Draft.

              (iii) Financing Amount. The aggregate face amount of the Draft relating to the purchase of goods identified in each Request for Acceptance will not exceed the Cost of such goods. No financing, acceptance or otherwise, other than that provided under this Agreement has been or will be outstanding for such goods; and no Acceptance created hereunder shall finance the goods financed by an Acceptance created as part of another Acceptance hereunder or by a Revolving Loan hereunder.

              (iv) Approvals. All approvals required under applicable law and regulations for the exportation or importation, as the case may be, and payment of the purchase price and related costs of the goods identified in each Request for Acceptance will have been obtained prior to delivery by the Borrowers to the Issuing Bank of such Request for Acceptance.

                                   ARTICLE VII
                               REPORTING COVENANTS

         Each Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations unless the Requisite Lenders shall otherwise give prior written consent thereto:

         7.01. Financial Statements. Donna Karan International, each Borrower and each of their respective Subsidiaries shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrowers shall deliver or cause to be delivered to the Administrative Agent and the Lenders:

         (a) Monthly Reports. As soon as practicable, and in any event by March 19, 1997 with respect to the first fiscal month of 1997, and with respect to each other fiscal month within twenty-five (25) days after the end of each fiscal month in each fiscal year, the consolidated balance sheets of Donna Karan International and its Subsidiaries as at the end of such fiscal month (and showing the same period from the previous fiscal year) and the related consolidated statements of income and cash flow of Donna Karan International and its Subsidiaries for such fiscal month and the related consolidating statements of income of each Borrower for such fiscal month and for the period commencing on the first day of such fiscal year and ending the last day of such fiscal month (and showing the same periods from the previous fiscal year), certified by the chief financial officer, controller or other designated executive officer (acceptable to the Administrative Agent) of Donna Karan International as fairly presenting the consolidated financial position of Donna Karan International and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the fiscal months indicated in accordance with GAAP, subject to normal year end adjustments.

         (b) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year, the consolidated balance sheets of Donna Karan International and its Subsidiaries as at the end of such period, the related consolidated statements of income and cash flow of Donna Karan International and its Subsidiaries and the related consolidating statements of income of each Borrower for such fiscal quarter, certified by the chief financial officer, controller or other designated executive officer (acceptable to the Administrative Agent) of Donna Karan International as fairly presenting the consolidated and consolidating financial position of Donna Karan International as at the dates indicated and the results of their operations and cash flow for the fiscal quarters indicated in accordance with GAAP, subject to normal year end adjustments.

         (c) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (i) the audited consolidated balance sheets of Donna Karan International and its Subsidiaries as of the end of such fiscal year, the related audited consolidated statements of income, stockholders' equity and cash flow of Donna Karan International and its Subsidiaries and the related consolidating statements of income of each Borrower for such fiscal year, and (ii) a report thereon of Ernst & Young or other independent certified public accountants acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present the consolidated and consolidating financial position of Donna Karan International and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards.

         (d) Officer's Certificate. Together with each delivery of any financial statement pursuant to paragraphs (a), (b) and (c) of this Section 7.01, (i) an Officer's Certificate substantially in the form of Exhibit I attached hereto and made a part hereof, stating that the executive officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and consolidated and consolidating (where applicable) financial condition of Donna Karan International and its Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrowers have taken, are taking and propose to take with respect thereto and
(ii) a certificate substantially in the form of Exhibit J attached hereto (the "Compliance Certificate"), signed by Donna Karan International's chief financial officer or controller, setting forth calculations (with such specificity as the Lenders may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article IX and Article X.

         (e) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than June 30,

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1997 with respect to Fiscal Year 1997 and with respect to each Fiscal Year thereafter thirty (30) days after the beginning of each fiscal year of Donna Karan International for each Fiscal Years (i) a monthly budget for such Fiscal Year; (ii) an annual business plan for such Fiscal Year, substantially in the form of the business plan heretofore delivered to the Administrative Agent and the Lenders, accompanied by a report reconciling all changes and departures from the business plan delivered to the Administrative Agent and the Lenders for the preceding Fiscal Year and (iii) a consolidated and consolidating plan and financial forecast, prepared in accordance with Donna Karan International's normal accounting procedures applied on a consistent basis, for each succeeding Fiscal Year until the Commitment Termination Date, including, without limitation, (A) a forecasted consolidated balance sheet, and the related consolidated statements of income, stockholders' equity and cash flows of Donna Karan International and its Subsidiaries for and as of the end of such Fiscal Year, and the forecasted consolidating statements of income of each Borrower for such Fiscal Year, (B) forecasted consolidated balance sheets, and the related consolidated statements of income, stockholders' equity and cash flows of Donna Karan International and its Subsidiaries for and as of the end of each fiscal month of such Fiscal Year, and the forecasted consolidating statements of income of each Borrower for and as of the end of each fiscal month of such Fiscal Year, (C) the amount of forecasted Capital Expenditures for such Fiscal Year and (D) forecasted compliance with the provisions of Article X.

         7.02. Borrowing Base Certificate. (a) The Borrowers shall provide the Administrative Agent and each Lender with a Borrowing Base Certificate, certified as being true and correct by the Borrowers' chief financial officer, controller or any other officer acceptable to the Administrative Agent, on the seventh Business Day following the last day of each fiscal month, or more frequently if requested by the Administrative Agent. Each subsequent Borrowing Base Certificate shall be based upon, with respect to Receivables and Inventory, information as of the last day of the immediately preceding fiscal month. Each such Borrowing Base Certificate shall set forth Borrowing Base calculations since the date of the last prior Borrowing Base Certificate and shall include a monthly summary aging of Receivables, a monthly schedule of each category of Eligible Inventory and all Eligible Inventory that has become ineligible, specifying the applicable category of ineligibility and such other information as the Administrative Agent may request from time to time.

         (b) At least once each fiscal month (and more often if so requested by the Administrative Agent), the Borrowers shall provide the Administrative Agent and the Lenders with a report (a "Monthly Report"), dated the last day of such fiscal month, and

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

certified by the Borrowers' chief financial officer, controller or any other officer acceptable to the Administrative Agent, which Monthly Report shall include the following information for the Borrowers, and shall cover the period since the last prior Monthly Report delivered to the Administrative
Agent:

         (i) A summary aging of Receivables and Eligible Receivables specify-ing the Receivables and Eligible Receivables created or acquired during the prior month;

        (ii) A schedule of all Eligible Inventory that has become ineligible, specifying the applicable category of ineligibility;

       (iii) A list of all Receivables, Inventory, Equipment and Real Property which do not satisfy any warranty, representation or covenant contained in this Agreement or any other Loan Document and an explanation thereof;

        (iv) A schedule listing all material disputes and claims arising, or claims, offsets or counterclaims asserted with respect to, Receivables, any material delays or expected delays in the Borrowers' performance of any of its obligations to any account debtor, and all adverse information relating to the financial condition of any account debtor which may reasonably be expected to impair the collectability of a material portion of the Receivables;

         (v)  An aging of accounts payable, if so requested by any Lender; and

        (vi) A list of all new locations, offices, or places of business opened by any Borrower or at which any Borrower has located any of the Collateral, its operations, assets, property or books and records, or to which it has relocated its headquarters, and a description of the Collateral or other property located thereon, and a list of any locations, offices or places of business closed or abandoned by any Borrower.

Each fiscal month's Monthly Report shall be delivered to the Administrative Agent within twenty-five (25) days after the end of such month.

         7.03. Other Financial Information. (a) Such other information, reports, contracts, schedules, lists, documents, agreements and instruments with respect to (i) the Collateral and (ii) each Borrower's business, condition (financial or otherwise), operations, performance, properties or prospects as the Administrative Agent or any Lender may, from time to time, reasonably request. Each Borrower hereby authorizes the Administrative Agent, each Lender and their respective

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

representatives to communicate directly with the accountants and authorizes the accountants to disclose to the Administrative Agent, each Lender and their respective representatives any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to the Collateral or any Borrower's condition (financial or otherwise), operations, properties, performance and prospects. The Administrative Agent, the Lenders and such representatives shall treat any non-public information so obtained as confidential. The Borrowers, on or before the Effective Date, shall deliver a letter addressed to the accountants instructing them to disclose such information in compliance with this Section 7.03(a).

         (b) Copies of all financial statements, reports and notices, if any, sent or made available generally by any Borrower to the holders of its publicly-held Securities or to a trustee under any indenture or filed with the Commission, and of all press releases made available generally by any Borrower to the public concerning material developments in such Borrower's business.

         (c) Copies of any management reports delivered to any Borrower or to any officer or employee thereof by the accountants in connection with the financial statements delivered pursuant to Section 7.01.

         7.04. Events of Default. Promptly upon any Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that any Lender or the Administrative Agent has given any notice with respect to a claimed Event of Default or Default under this Agreement, (ii) that any Person has given any notice to any Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e) or (iii) of any condition or event which has or is reasonably likely to have a Material Adverse Effect or affect the value of, or the Administrative Agent's interest in, the Collateral in any material respect, the Borrowers shall deliver to the Administrative Agent and the Lenders an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action the Borrowers have taken, are taking and proposes to take with respect thereto.

         7.05. Lawsuits. (i) Promptly upon any Borrower obtaining knowledge of the institution of, or written threat of, (A) any action, suit, proceeding or arbitration against or affecting any Borrower or any asset of such Borrower not previously disclosed pursuant to Schedule 6.01(J) or Schedule

6.01(P) involving money or property valued in excess of One Million Dollars ($1,000,000) or any actions, suits, proceedings or arbitration which in the aggregate involve money or property valued in excess of Two Million Dollars ($2,000,000), (B) any investigation or proceeding before or by any Governmental Authority, the effect of which is reasonably likely to limit, prohibit or restrict materially the manner in which any Borrower currently conducts its business or to declare any substance contained in such products manufactured or distributed by it to be dangerous, such Borrower shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable the each Lender and the Administrative Agent and its counsel to evaluate such matters except, in each case, where the same is fully covered by insurance (other than applicable deductible) or (C) any Forfeiture Proceeding; (ii) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrowers, the Borrowers shall provide the Administrative Agent and the Lenders with a litigation status report covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration reported pursuant to clause (i)(A) and (B) above and shall provide such other information at such time as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 7.05, the Borrowers upon request of the Administrative Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) or (ii) above and provide such other information as may be reasonably available to it to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

         7.06. Insurance. As soon as practicable and in any event by the last day of November in each fiscal year, the Borrowers shall deliver to the Administrative Agent and the Lenders (i) an updated Schedule 6.01(W) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all insurance policies and programs currently in effect with respect to the respective property and assets and business of the Borrowers, insurance coverage maintained as of the date of such report by the Borrowers and the loss payment provisions of such coverage and (ii) evidence that all premiums with respect to such coverage have been paid when due.

         7.07.  ERISA Notices.

         (i) As soon as possible, and in any event within twenty (20) days after either a Borrower or an ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of

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

    the chief financial officer or controller of such Borrower describing such Termination Event and the action, if any, which such Borrower or such ERISA Affiliate has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

        (ii) as soon as possible, and in any event within fifteen (15) days, after either a Borrower or, to the knowledge of such Borrower, an ERISA Affiliate knows or has reason to know that a non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code) has occurred, a statement of the chief financial officer or controller of such Borrower describing such transaction;

       (iii) within ten (10) days after the filing thereof with the DOL, the IRS or the PBGC, copies of each annual report, including
    Schedule B thereto, filed with respect to each Benefit Plan;

        (iv) within ten (10) days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by either a Borrower or an ERISA Affiliate with respect to such request;

         (v) within ten (10) days after the first to occur of an amendment of any existing Benefit Plan which will result in an increase in the benefits under such Benefit Plan or a notification of any such increase, or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which either a Borrower or an ERISA Affiliate was not previously contributing, a copy of said amendment, notification or Benefit Plan;

        (vi) promptly upon, and in any event within ten (10) days after, receipt by a Borrower or an ERISA Affiliate of a notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

       (vii) promptly upon, and in any event within ten (10) days after, receipt by either a Borrower or an ERISA Affiliate of an unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, a copy of said determination letter, if such disqualification would

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

    have a Material Adverse Effect on any Borrower or any Subsidiary;

      (viii) promptly upon, and in any event within ten (10) days after receipt by a Borrower of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, a copy of said notice; and

        (ix) promptly upon, and in any event within fifteen (15) days after, any Borrower fails to make a required installment under subsection (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure, if such failure could result in either the imposition of a Lien under said
    Section 412 or otherwise have a Material Adverse Effect on any Borrower.

         7.08. Environmental Notices. Each Borrower shall notify the Administrative Agent and each Lender, in writing, promptly, and in any event within twenty (20) days after such Borrower's learning thereof, of any: (i) written notice or claim to the effect that a Borrower is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment; (ii) written notice that any Borrower or any Subsidiary is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (iii) written notice that any Property of any Borrower is subject to an Environmental Lien; (iv) written notice of violation to any Borrower or awareness by any Borrower of a condition which might reasonably result in a notice of violation of any environmental, health or safety Requirement of Law, which could have a Material Adverse Effect on any Borrower; (v) commencement or written threat of any judicial or administrative proceeding alleging a violation of any environmental, health or safety Requirement of Law; (vi) written notice from a Governmental Authority of any changes to any existing environmental, health or safety Requirement of Law that could have a Material Adverse Effect on the operations of any Borrower; or (vii) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by any Borrower that could subject such Borrower to environ-mental, health or safety Liabilities and Costs that could have a Material Adverse Effect. For purposes of clauses (i), (ii) and (iii), written notice shall include other non-written communications given to an agent or employee of a Borrower with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such communication, if such activity could have a Material Adverse Effect. With respect to clauses (i) through (vii) above, such notice shall be required

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

only if (A) the liability or potential liability, or with respect to clause
(vi), the cost or potential cost of compliance, which is the subject matter of the notice is likely to exceed Five Hundred Thousand Dollars ($500,000), or if (B) such liability or potential liability or cost of compliance when added to other liabilities of the Borrowers of the kind referred to in clauses (i) through (vii) above is likely to exceed One Million Dollars ($1,000,000).

         7.09. Labor Matters. Each Borrower shall notify the Administrative Agent and the Lenders in writing, promptly, but in any event with ten (10) days after learning thereof, of (i) any material labor dispute to which any Borrower may become a party, any strikes, lockouts or other disputes relating to such Borrower's plants and other facilities and (ii) any material liability incurred with respect to the closing of any plant or other facility of any Borrower.

         7.10. Other Information. Promptly upon receiving a request therefor from the Administrative Agent or the Requisite Lenders, the Borrowers shall prepare and deliver to the Administrative Agent and the Lenders such other information with respect to any Borrower or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.


                                  ARTICLE VIII
                             AFFIRMATIVE COVENANTS

         Each Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations unless the Requisite Lenders shall otherwise give prior written consent:

         8.01. Existence, etc. Each Borrower shall at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses except where the loss or termination of such rights and franchises does not have or is not likely to have a Material Adverse Effect.

         8.02. Powers; Conduct of Business. Each Borrower shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or is not reasonably likely to have a Material Adverse Effect.

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

         8.03. Compliance with Laws, etc. Each Borrower shall, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing except in the case where noncompliance with either clause (a) or
(b) above does not have or is not reasonably likely to have a Material Adverse Effect.

         8.04. Payment of Taxes and Claims. Each Borrower shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, the failure to make payment of which will have or is reasonably likely to have a Material Adverse Effect, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to such Borrower which have become due and payable and which by law have or may become a Lien upon any of such Borrower's properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments, and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if adequate reserves shall have been set aside therefor in accordance with GAAP.

         8.05. Insurance. (a) Each Borrower shall maintain for itself in full force and effect the insurance policies and programs listed on Schedule 6.01(W) or substantially similar policies and programs or other policies and programs in accordance with past practices of the Borrowers. All such policies and programs shall be maintained with insurers reasonably acceptable to the Administrative Agent. Each certificate and policy relating to property damage, machinery and/or business interruption coverage shall contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent, for the ratable benefit of the Lenders, and, if required by the Administrative Agent, naming the Administrative Agent as an additional insured under such policy. Each certificate and policy relating to coverages other than the foregoing shall, if required by the Administrative Agent, contain an endorsement naming the Administrative Agent as an additional insured under such policy. Such endorsement or an independent instrument furnished to the Administrative Agent shall provide that the insurance companies will give the Administrative Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be altered adversely to the interests of the Administrative Agent and the Lenders or cancelled and that no act, whether willful or negligent, or default of any Borrower or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage.
 In the event any Borrower, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative
Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. The Administrative Agent agrees to provide the Borrowers with contemporaneous notice of any action taken by the Administrative Agent pursuant to the immediately preceding sentence. All sums so disbursed by the Administrative Agent shall be part of the Obligations hereunder, payable on demand.

         (b) Each Borrower hereby directs all insurers under policies of property damage, machinery and business interruption insurance to pay all proceeds payable thereunder directly to the Administrative Agent and in no case to such Borrower and the Administrative Agent jointly. Each Borrower irrevocably makes, constitutes and appoints the Administrative Agent and any Person whom the Administrative Agent may from time to time designate as such Borrower's true and lawful attorney (and agent-in-fact) for the purpose of endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance subject to the provisions of the following sentence with respect to the making, settling and adjusting of claims. Each Borrower will appoint or designate a person, with the approval of the Administrative Agent, to settle or adjust such claims individually not in excess of One Million Dollars ($1,000,000) per occurrence or in the aggregate Two Million Dollars ($2,000,000) during any fiscal year, and in the event such claims, individually or in the aggregate, have or are likely to have a Material Adverse Effect, such settlements and adjustments thereof which shall be made with the Administrative Agent's consent, which consent shall not be unreasonably withheld. The Administrative Agent shall apply the net proceeds of any such insurance claim or settlement received by the Administrative Agent to the Obligations, after deducting any expenses and fees incurred by the Administrative Agent in the settlement and collection thereof, as follows: (i) if no Default or Event of Default then exists, the Administrative Agent shall apply such net proceeds to the outstanding balance of the Loans or (ii) if a Default or Event of Default then exists, the Administrative Agent shall apply such net proceeds to the Obligations in accor-dance with Section 3.02.

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

         8.06. Inspection of Property; Books and Records; Discussions. Each Borrower shall permit any authorized representative(s) designated by either the Administrative Agent or any Lender to visit and inspect any of the assets of such Borrower, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated by the Loan Documents (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection (i) by or on behalf of any Lender shall be at such Lender's expense and (ii) by or on behalf of the Administrative Agent shall be at the Borrowers' expense (it is anticipated that Administrative Agent will require at least two such visitation and inspections annually). The Administrative Agent shall cause its representatives to visit and inspect certain assets of the Borrowers and to examine and audit the books and records of the Borrowers at least twice in each Fiscal Year. The Borrowers shall keep and maintain in all material respects proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrowers, upon the Administrative Agent's request, shall turn over any such records to the Administrative Agent or its representatives.

         8.07. Tax Identification Numbers. Each Borrower shall provide the Administrative Agent in writing the tax identification numbers of such Borrower promptly upon the availability thereof.

         8.08. ERISA Compliance. Each Borrower shall, and shall cause each of its ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

         8.09. Maintenance of Property. Each Borrower shall maintain in all material respects all of its owned and leased property in good, safe and insurable condition and repair, and not permit, commit or suffer any waste (except in the ordinary course of business) or abandonment of any such property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof; provided, however, that such property may be altered or renovated in the ordinary course of business.

         8.10. Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of any Borrower, a Borrower shall notify the Administrative Agent of the pendency of such proceeding, and permit the Administrative Agent to participate in any such proceeding, and from time to time will deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.

         8.11.  Maintenance of Licenses, Permits, etc.   The Borrowers shall
maintain in full force and effect all licenses, permits, governmental approvals, franchises, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have or is not reasonably likely to have a Material Adverse Effect; and notify the Administrative Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any such license, permit, governmental approval, franchise authorization or right.

         8.12. Post Closing Matters. The Borrowers shall cause each of the following requirements to be satisfied on or before July 15, 1997:

         (a) Pledge Agreement to be executed and delivered by The Donna Karan Company evidencing the pledge of 30% of the stock of Donna Karan Japan K.K., together with the HPL consent, or in the event that HPL fails to give its consent, such other arrangements which are satisfactory to the Administrative Agent.

         (b) Security Agreement to be executed and delivered by DSTF Japan Company, together with the HPL consent, or in the event that HPL fails to give its consent, such other arrangements which are satisfactory to the Administrative Agent.

         (c) A Bailee Letter or Landlord Waiver with respect to each location required by the Administrative Agent where Inventory is located, stored, used or held at the premises of third party.


                                   ARTICLE IX
                               NEGATIVE COVENANTS

         Each Borrower covenants and agrees that it shall comply with the following covenants so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations unless the Requisite Lenders shall otherwise give prior written consent:

         9.01. Indebtedness. No member of the Donna Karan Group shall, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

        (i)   the Obligations;

       (ii)   trade payables in the ordinary course of business;

      (iii)   Permitted Existing Indebtedness;

       (iv) to the extent permitted by Section 9.14, Capital Leases and purchase money Indebtedness incurred by any member of the Donna Karan Group to finance the acquisition of fixed assets, and Indebtedness incurred by such member to refinance such Capital Leases and purchase money Indebtedness, in an aggregate amount not to exceed $5,000,000 at any time, provided that additional Capital Leases and purchase money Indebtedness may be incurred by any member of the Donna Karan Group to finance the acquisition of fixed assets so long as the sum of the aggregate amount of Capital Leases and such Indebtedness plus the aggregate amount of Indebtedness permitted by Section 9.01(viii) plus the aggregate amount of Accommodation Obligations permitted by Section 9.05(iv) does not exceed Twenty Million Dollars ($20,000,000) at any time;

        (v) subordinated indebtedness incurred by The Donna Karan Company owing to DSTF Japan Company and evidenced by subordinated notes, substantially in the form of Exhibit B attached hereto, which notes shall have been pledged to the Administrative Agent;

       (vi) Letters of Credit issued on behalf of Donna Karan Japan K.K. for the account of The Donna Karan Company in an aggregate face amount not to exceed $5,000,000 at any one time outstanding;

      (vii) Accommodation Obligations in respect of performance guaranties made by Donna Karan International on behalf of any of its Subsidiaries or Donna Karan Japan K.K. in an aggregate amount not to exceed $10,000,000 at any one time outstanding; and

     (viii)  In addition to the Indebtedness permitted by clauses (i) through
    (vii) above, unsecured Indebtedness

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

    incurred in connection with reasonable and appropriate corporate purposes, provided that the sum of the aggregate amount of such Indebtedness plus the aggregate amount of additional Capital Lease and purchase money Indebtedness permitted under the proviso in Section 9.01(iv) plus the aggregate amount of Accommodation Obligations permitted by Section 9.05(iv) does not exceed Twenty Million Dollars ($20,000,000) at any time.

         9.02. Sales of Assets. No member of the Donna Karan Group shall sell, assign, transfer, lease, license, convey or otherwise dispose of any assets, whether now owned or hereafter acquired, or any income or profits there-from, or enter into any agreement to do so, except:

         (i)  the sale of Inventory in the ordinary course of business;

        (ii) the disposition of Equipment if such Equipment is obsolete or no longer useful in the ordinary course of such Borrower's business;

       (iii) sales of assets with an aggregate market value not in excess of Two Million Dollars ($2,000,000) in any rolling twelve (12) month period for all Borrowers;

        (iv) sub-licensing of the trademarks pursuant to the terms of the License Agreement in connection with any business in which a Borrower is engaged at such time, together with the sale of any inventory in connection with such sub-licensing, or the sale of a Subsidiary of Donna Karan International (other than Donna Karan Studio); provided that (A) the business in connection with such sub-licensing or such Subsidiary did not generate revenues for the twelve month period ending on the last day of the immediately preceding fiscal quarter greater than the lesser of (I) 10% of the revenues for Donna Karan International and its Subsidiaries on a consolidated basis for such period and (II) $60,000,000 and (B) the consideration for such sub-licensing and sale of inventory or for such sale of a Subsidiary is equivalent to the fair market value thereof; and

        (v) the sub-licensing of the trademarks pursuant to the terms of the License Agreement in connection with any business in which no Borrower participates at such time, together with the sale of any inventory in connection with such sub-licensing, provided that the consideration for such sub-licensing and sale of inventory is equivalent to the fair market value thereof.

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

         9.03. Liens. No member of the Donna Karan Group shall, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of their respective properties or assets, except:

         (i)  Liens created by the Loan Documents;

        (ii)  Permitted Existing Liens;

       (iii)  Customary Permitted Liens;

        (iv) purchase money Liens granted by any member of the Donna Karan Group (including the interest of a lessor under a Capital Lease) securing Indebtedness permitted under Section 9.01(iv) and limited in each case to the property purchased or subject to such lease;

        (v) Liens set forth in Section 2(c) of the Agreement dated as of March 29, 1995, as amended to the date hereof, among Hotel Properties Limited, Kendale Investments PTE LTD., The Donna Karan Company, Donna Karan Japan K.K., DSTF Japan Company, and Donna Karan Studio; and

       (vi) judgement Liens against any Loan Party or any of its assets provided that the amount of any such judgement Lien is not in excess of Two Million Dollars ($2,000,000) and such judgment Lien is discharged, vacated, bonded or stayed within thirty (30) days of the entry thereof.

         9.04. Investments. No member of the Donna Karan Group shall, directly or indirectly, make or own any Investment, except:

         (i)  Investments in Cash Equivalents;

        (ii) subordinated loans made by DSTF Japan Company to The Donna Karan Company evidenced by subordinated notes, substantially in the form of Exhibit B attached hereto, which notes shall have been pledged to the Administrative Agent;

       (iii) the thirty percent (30%) equity interest of The Donna Karan Company in Donna Karan Japan K.K. and other cash Investments by The Donna Karan Company in Donna Karan Japan K.K. so long as such cash Investments do not exceed $1,000,000 in any Fiscal Year; and

        (iv) other Investments, provided that the sum of the aggregate amount of such other Investments and the aggregate amount of Capital Expenditures made pursuant to Section 9.14 do not exceed the amount permitted pursuant to Section 9.14.

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

         9.05. Accommodation Obligations. No member of the Donna Karan Group shall, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation, except:

         (i) Guaranties and recourse Obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

         (ii) Accommodation Obligations in respect of the Letters of Credit issued on behalf of Donna Karan Japan K.K. for the account of The Donna Karan Company to the extent permitted under Section 9.01(vi);

        (iii) Accommodation Obligations in respect of performance guaranties made by Donna Karan International on behalf of any of its Subsidiaries or Donna Karan Japan K.K. to the extent permitted under Section 9.01(vii); and

         (iv) In addition to the Accommodation Obligations permitted by clauses (i) through (iii), Accommodation Obligations incurred in connection with reasonable and appropriate corporate purposes, provided that the sum of the aggregate amount of such Accommodation Obligations plus the aggregate amount of Indebtedness permitted by Section 9.01(viii) plus the aggregate amount of additional Capital Lease and purchase money Indebtedness permitted under the proviso in Section 9.01(iv) does not exceed Twenty Million Dollars ($20,000,000) at any time.

         9.06. Restricted Junior Payments. None of the Borrowers shall declare or make any Restricted Junior Payment, except:

         (i) the amounts sufficient for Donna Karan International and its Subsidiaries to pay their Federal, foreign, state and local taxes (and interest and penalties, if any, relating thereto) and estimates of such amounts;

        (ii) the costs and expenses incurred by Donna Karan International relating to the businesses of the Borrowers in the ordinary course of business (including, without limitation, the costs and expenses of the shareholders under the Registration Rights Agreement);

       (iii)  the costs and expenses incurred by Donna Karan International;

        (iv) the costs and expenses relating to the Public Equity Offering which were previously disclosed to the Administrative Agent and not paid at the time the Public Equity Offering was consummated;

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

        (v) the amount sufficient to pay the obligations of Donna Karan International under Section 4.4 of the Agreement of Contribution; and

       (vi) amounts sufficient to pay dividends declared by Donna Karan International on its Common Stock or repurchases by Donna Karan International of its Common Stock provided that:

              (A) no Default or Event of Default has occurred and is continuing at such time;

              (B) the Borrowers have delivered to the Administrative Agent the Clean-Down Forecast and the Clean-Down Amount shall permanently be reduced to $0;

              (C) during any rolling twelve month period, the aggregate amount of such dividend payments do not exceed the lesser of (I) 25% of Net Income as of the last day of the immediately preceding fiscal quarter for the twelve month period then ended and (II) $10,000,000; and

              (D) the aggregate amount of such repurchases does not exceed $40,000,000 in the aggregate for all such repurchases.

         9.07. Change in Nature of Business. No member of the Donna Karan Group shall make any material change in the nature or conduct of their respective businesses, in each case as carried on at the date hereof.

         9.08. Transactions with Affiliates. No member of the Donna Karan Group shall, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Borrower on terms that are less favorable to such Borrower than those that might be obtained in an arm's length transac-tion at the time from Persons who are not an Affiliate; provided, however, the Borrower shall not be permitted to pay any management fee or consulting fee or transfer any assets to any Partner or an Affiliate of any Partner, except:

        (i)   any transaction expressly permitted by Section 9.06;

       (ii) employment contracts and increases in compensation and benefits for officers and employees of any Borrower which are customary in the industry or as approved by the Board of Directors of Donna Karan International;

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

       (iii) transactions among the members of the Donna Karan Group, provided that such transactions are in the ordinary course of such members' businesses;

        (iv) the grant of a license and the payment of royalties by one Borrower to another Borrower provided such grant is in the ordinary course of such Borrower's business and in compliance with the terms of the License Agreement;

       (v) payments of taxes required to be paid to the appropriate Japanese taxing authority under Japanese law by Donna Karan Japan K.K. on behalf of DSTF Japan Company;

      (vi)  the agreements and transactions set forth in the License Agreement;

      (vii) the on-going royalty fees payable to Gabrielle Studio, Inc. pursuant to the terms of the License Agreement;

       (viii) the transactions set forth in the Agreement dated as of March 29, 1995 among Hotel Properties Limited, Kendale Investments PTE LTD., The Donna Karan Company, Donna Karan Japan K.K., DSTF Japan Company, and Donna Karan Studio; and

        (ix) any transaction between any Borrower or any Subsidiary thereof and a retail store exclusively carrying Donna Karan products pursuant to the terms of any joint venture agreement, the form and substance of which are satisfactory to the Administrative Agent.

         9.09. Restriction on Fundamental Changes. (a) No member of the Donna Karan Group shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such member's business or assets, whether now or hereafter acquired.

         (b) No member of the Donna Karan Group shall (i) acquire by purchase or otherwise all or substantially all of the business property or assets of, or stock or other evidence of beneficial ownership of, any Person or (ii) create any new Subsidiary, provided, however, that a member of the Donna Karan Group may create a new Subsidiary if (i) all the partnership interests and/or equity interests and assets of such new Subsidiary are pledged to the Administrative Agent, on terms and conditions satisfactory to the Administrative Agent; (ii) such new Subsidiary guarantees the Obligations on terms and conditions satisfactory to the Administrative Agent; (iii) no Event of Default shall then have occurred and be continuing; and (iv) all documentation (including, without limitation, security agreements, guarantees, pledge agreements, UCC financing

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

statements, opinions of counsel, and appropriate requests for registration) in connection with such new Subsidiary shall be in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

         (c) No member of the Donna Karan Group shall change its partnership, capital or legal structure.

         9.10. Sales and Leasebacks. No member of the Donna Karan Group shall become liable, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal or mixed) (i) which it sold or transferred or is to sell or transfer to any other Person or (ii) which it intends to use for substantially the same purposes as any other asset which has been or is to be sold or trans-ferred by it to any other Person in connection with such lease.

         9.11. Margin Regulations. None of the Borrowers shall use all or any portion of the proceeds of any Loan made under this Agreement to purchase or carry Margin Stock.

         9.12. ERISA. No member of the Donna Karan Group shall, nor shall they permit any of their respective ERISA Affiliates to, do any of the following to the extent that such act or failure to act would result in the aggregate, after taking into account any other such acts or failure to act, in a Material Adverse Effect:

         (i) engage, or knowingly permit an ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

        (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, which has not been waived;

       (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan if such failure could result in the imposition of a Lien or otherwise could have a Material Adverse Effect on any member of the Donna Karan Group;

        (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of any member of the Donna Karan Group or any ERISA Affiliate under Title IV of ERISA; or

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

         (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment under section (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment, if such failure could result in the imposition of a Lien or otherwise could have a Material Adverse Effect on any member of the Donna Karan Group.

         9.13. Operating Leases. No member of the Donna Karan Group shall become liable in any way, whether directly or by assignment or by Accommodation Obligation, for the obligations of a lessee under any Operating Lease unless, immediately after giving effect to the incurrence of liability with respect to such Operating Lease, the aggregate amount of all Rental Payments for Operating Leases for all members of the Donna Karan Group for such fiscal year shall not exceed $25,000,000.

         9.14. Capital Expenditures. No member of the Donna Karan Group shall make or incur Capital Expenditures (a) during Fiscal Year 1996 if the aggregate amount of Capital Expenditures for the Donna Karan Group plus the aggregate amount of the Investments made pursuant to Section 9.04(iii) would exceed Fifteen Million Four Hundred Thousand Dollars ($15,400,000) for such Fiscal Year, (b) during Fiscal Year 1997 if the aggregate amount of Capital Expenditures for the Donna Karan Group plus the aggregate amount of the Investments made pursuant to Section 9.04(iii) would exceed Eighteen Million Dollars ($18,000,000) for such Fiscal Year, (c) during Fiscal Year 1998 if the aggregate amount of Capital Expenditures for the Donna Karan Group plus the aggregate amount of the Investments made pursuant to Section 9.04(iii) would exceed Twenty Million Dollars ($20,000,000) for such Fiscal Year, and (d) during Fiscal Year 1999 if the aggregate amount of Capital Expenditures for the Donna Karan Group plus the aggregate amount of the Investments made pursuant to
Section 9.04(iii) would exceed Twenty-Two Million Dollars ($22,000,000) for such Fiscal Year; provided, however, that the Donna Karan Group may carry forward from one Fiscal Year to another Fiscal Year any Capital Expenditures permitted hereunder, but not made or incurred in such Fiscal Year, in an amount of up to Five Million Dollars ($5,000,000); provided, further, that cost of Equipment purchased to replace Equipment damaged or destroyed shall not be included in the calculations for Capital Expenditures under this Section 9.14 to the extent of the amount of insurance proceeds received and applied against the Obligations.

         9.15. Amendment of Governing Documents. No member of the Donna Karan Group shall amend, supplement or otherwise change their respective Governing Documents in any material respect.

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

         9.16. Environmental Liabilities. Except as disclosed in Schedule 6.01(P), no member of the Donna Karan Group shall become subject to any Liabilities and Costs which exceed $500,000 in a particular instance or $1,000,000 in the aggregate, arising out of or relating to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto or (b) any violation of any environ-mental, health or safety Requirement of Law.

         9.17. No Activities Leading to Forfeiture. No member of the Donna Karan Group shall engage in the conduct of any business or activity which could result in a Forfeiture Proceeding.


                                   ARTICLE X
                              FINANCIAL COVENANTS

         Each Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations:

         10.01. Minimum Adjusted Net Worth. The Adjusted Net Worth of Donna Karan International and its Subsidiaries on a consolidated basis at the end of each fiscal quarter set forth below shall not be less than the amount set forth opposite such quarter:

         Fiscal Quarter                     Minimum Amount
         --------------                     --------------

         Fourth Fiscal Quarter 1996         $185,000,000
         First Fiscal Quarter 1997          $180,000,000
         Second Fiscal Quarter 1997         $180,000,000
         Third Fiscal Quarter 1997          $190,000,000
         Fourth Fiscal Quarter 1997         $195,000,000
         First Fiscal Quarter 1998          $200,000,000
         Second Fiscal Quarter 1998         $205,000,000
         Third Fiscal Quarter 1998          $210,000,000
         Fourth Fiscal Quarter 1998         $215,000,000
         First Fiscal Quarter 1999          $235,000,000
         Second Fiscal Quarter 1999         $235,000,000
         Third Fiscal Quarter 1999          $235,000,000
         Fourth Fiscal Quarter 1999         $235,000,000

                   10.02. Minimum Interest Coverage Ratio. The Interest Coverage Ratio of Donna Karan International and its Subsidiaries on a consolidated basis at the end of the fourth fiscal quarter of 1996 shall not be less than 1.50 to 1.00, and each fiscal quarter thereafter commencing with the third fiscal quarter of 1997 shall not be less than 10.00 to 1.00.

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

                   10.03. Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of Donna Karan International and its Subsidiaries on a consolidated basis at the end of each fiscal quarter set forth below shall not be less than the ratio set forth opposite such quarter:

                   Fiscal Quarter                         Ratio
                   --------------                         -----

                   Third Fiscal Quarter 1997           2.75 to 1.0
                   Fourth Fiscal Quarter 1997          3.00 to 1.0
                   First Fiscal Quarter 1998           3.50 to 1.0
                   Second Fiscal Quarter 1998          3.75 to 1.0
                   Third Fiscal Quarter 1998           4.00 to 1.0
                   Fourth Fiscal Quarter 1998          4.00 to 1.0
                   First Fiscal Quarter 1999           4.00 to 1.0
                   Second Fiscal Quarter 1999          4.00 to 1.0
                   Third Fiscal Quarter 1999           4.00 to 1.0
                   Fourth Fiscal Quarter 1999          4.00 to 1.0

                   10.04. Minimum Working Capital Ratio. The Working Capital Ratio of Donna Karan International and its Subsidiaries on a consolidated basis at the end of each fiscal quarter set forth below shall not be less than the ratio set forth opposite such quarter:

                   Fiscal Quarter                         Ratio
                   --------------                         -----

                   Fourth Fiscal Quarter 1996          2.00 to 1.0
                   First Fiscal Quarter 1997           2.00 to 1.0
                   Second Fiscal Quarter 1997          1.75 to 1.0
                   Third Fiscal Quarter 1997           1.75 to 1.0
                   Fourth Fiscal Quarter 1997          1.75 to 1.0
                   First Fiscal Quarter 1998           1.75 to 1.0
                   Second Fiscal Quarter 1998          1.75 to 1.0
                   Third Fiscal Quarter 1998           1.75 to 1.0
                   Fourth Fiscal Quarter 1998          1.75 to 1.0
                   First Fiscal Quarter 1999           1.75 to 1.0
                   Second Fiscal Quarter 1999          1.75 to 1.0
                   Third Fiscal Quarter 1999           1.75 to 1.0
                   Fourth Fiscal Quarter 1999          1.75 to 1.0

                   10.05. Maximum Leverage Ratio. The Leverage Ratio of Donna Karan International and its Subsidiaries on a consolidated basis at the end of each fiscal quarter set forth below shall not be greater than the ratio set forth opposite such quarter:

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

                   Fiscal Quarter                         Ratio
                   --------------                         -----

                   Fourth Fiscal Quarter 1996           3.0 to 1.0
                   Second Fiscal Quarter 1997           2.5 to 1.0
                   Third Fiscal Quarter 1997            2.5 to 1.0
                   Fourth Fiscal Quarter 1997           2.0 to 1.0
                   First Fiscal Quarter 1998            2.0 to 1.0
                   Second Fiscal Quarter 1998           2.0 to 1.0
                   Third Fiscal Quarter 1998            2.0 to 1.0
                   Fourth Fiscal Quarter 1998           2.0 to 1.0
                   First Fiscal Quarter 1999            2.0 to 1.0
                   Second Fiscal Quarter 1999           2.0 to 1.0
                   Third Fiscal Quarter 1999            2.0 to 1.0
                   Fourth Fiscal Quarter 1999           2.0 to 1.0


                                   ARTICLE XI
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         11.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

         (a) Failure to Make Payments When Due. The Borrowers shall fail to pay any principal of any Note when due, or shall fail to pay any interest on any Note or any other Obligation within one (1) Business Day after such interest or Obligation shall become due; or

         (b) Breach of Representation or Warranty. Any representation or warranty made or deemed to have been made by any Loan Party under, relating to or in connection with this Agreement, the Notes or any of the other Loan Documents shall be false or misleading in any material respect when made or deemed to have been made; or

         (c) Breach of Certain Covenants. Any Loan Party shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Section 7.04, Section 8.05, Article IX or Article X of this Agreement or under any section of any of the other Loan Documents; or

         (d) Other Defaults. Any Loan Party shall fail duly and punctually to perform or observe any term, covenant or obligation binding on such Person (i) under Section 7.01 or Section 7.02 of this Agreement and such failure shall continue for ten (10) Business Days after such failure or (ii) under Section
8.06 of this Agreement and such failure shall continue for two (2) Business Days after such failure or (iii) under this Agreement or under any of the other Loan Documents (other than as described in Sections 11.01(a), (c) or (d)(i) or (ii)), and such failure shall continue for thirty (30) days after the Loan Party

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

knew, or, in the exercise of due care, should have known, of such failure (or such lesser period of time as is mandated by applicable Requirements of Law); or

         (e) Default as to Other Indebtedness. Any Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) if the aggregate amount of such other Indebtedness is Three Million Dollars ($3,000,000) or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness or permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by such Loan Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, in any amount, shall commence foreclosure of such Lien upon property of any Loan Party having an aggregate value in excess of Three Million Dollars ($3,000,000); or

         (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) An involuntary case shall be commenced against any Loan Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of any Loan Party or partner of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing; or

        (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or over all or a substantial part of the assets of such Loan Party shall be entered; or an interim receiver, trustee or other custodian of any Loan Party or of all or a substantial part of the assets of such Loan Party shall be appointed or a war-rant of attachment, execution or similar process against any substantial part of the assets of such Loan Party shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after

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

entry, appointment or issuance; or the board of directors of any Loan Party or partner of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing; or

         (g) Voluntary Bankruptcy; Appointment of Receiver, etc. Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its assets; or any Loan Party shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due, or the board of directors of any Loan Party or partner of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing; or

         (h) Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against any Loan Party or any of its assets involving in any case an amount in excess of Two Million Dollars ($2,000,000) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

         (i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or any Loan Party shall otherwise dissolve or cease to exist; or

         (j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or any Loan Party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or any Loan Party seeks to render such Liens, invalid and unperfected, or (ii) Liens in favor of the Administrative Agent and/or the Lenders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents, or (iii) the Limited Use License Agreement is terminated or ceases to be in full force and effect; or

         (k) ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject either a Borrower

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

or an ERISA Affiliate to a liability which the Administrative Agent determines will, or is reasonably likely to have, a Material Adverse Effect on any Borrower or any Subsidiary; or

         (l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Administrative Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either any Borrower or any ERISA Affiliate to liability which the Administrative Agent determines will or is reasonably likely to have a Material Adverse Effect; or

         (m) Material Adverse Change. There shall have occurred any condition or event which the Requisite Lenders determine has or reasonably could be expected to have a Material Adverse Effect since December 29, 1996 except as publicly disclosed prior to the date hereof; or

         (n) Forfeiture Proceeding. Any Forfeiture Proceeding shall have been commenced or any of the Borrowers shall have given the Administrative Agent written notice of the commencement of any Forfeiture Proceeding as provided herein and the Administrative Agent has, or Requisite Lenders have, declared such event to be an Event of Default hereunder; or

         (o)  Change of Control. A Change of Control shall have occurred; or

         (p) Termination of License Agreement. The License Agreement shall have expired or be terminated for any reason.

         An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 13.09.

         11.02.  Rights and Remedies.

         (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.01(f) or 11.01(g), the Commitments, the Acceptance Commitment and the commitment of each Issuing Bank to Issue Letters of Credit shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by each Borrower, and the obligations of the Lenders to make Loans hereunder, and the Issuing Banks to issue any Letter of Credit or create any Acceptance, shall thereupon terminate; and upon the occurrence and during the

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continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, (i) upon three (3) days' prior written notice to the Borrowers (unless an Event of Default specified in Section 11.01(a) has occurred and is continuing or Indebtedness referred to in Section 11.01(e) has been accelerated, in which events no prior notice is required), declare that the Commitments, the Acceptance Commitment and the commitment of each Issuing Bank to Issue Letters of Credit are terminated, whereupon the Commitments and the commitment of each Issuing Bank to Issue Letters of Credit and the obligation of each Lender to make any Loan hereunder and of each Issuing Bank to issue any Letter of Credit not then issued or create any Acceptance not then created shall immediately terminate, and/or (ii) upon three (3) days' prior written notice to the Borrowers (unless an Event of Default specified in Section 11.01(a) has occurred and is continuing or Indebtedness referred to in Section 11.01(e) has been accelerated, in which events no prior notice is required), declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valua-tion and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by each Borrower.

         (b) Deposit for Letters of Credit and Acceptances. In addition, on the Commitment Termination Date or after the occurrence and during the continuance of an Event of Default, each Borrower shall, promptly upon demand by the Administrative Agent, deliver to the Administrative Agent, Cash Collateral in such form as requested by the Administrative Agent for deposit in the Cash Collateral Account, together with such endorsements, and execution and delivery of such documents and instruments as the Administrative Agent may request in order to perfect or protect the Administrative Agent's Lien with respect thereto, in an aggregate principal amount equal to the greatest amount for which the outstanding Letters of Credit can be drawn and the Acceptances can be presented. Such deposit shall be held by the Administrative Agent as security for, and to provide for the payment of, the Reimbursement Obligations and the Acceptance Obligations.

         (c) Enforcement. Each Borrower acknowledges that in the event any Loan Party fails to perform, observe or discharge any of its respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders; therefore, each Borrower agrees that the Administrative Agent and the Lenders shall be entitled to temporary

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and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                  ARTICLE XII
                            THE ADMINISTRATIVE AGENT

         12.01. Appointment. (a) Each Lender hereby designates and appoints Citibank as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the Notes and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any amount payable under any provision of Article III when due) or the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Administrative Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders, Issuing Banks and Holders of Notes; provided, however, the Administrative Agent shall not be required to take any action which (i) the Administrative Agent reasonably believes will expose it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the Notes, the other Loan Documents or applicable law. The Administrative Agent agrees to act as such on the express conditions contained in this Article XII.

         (b) The provisions of this Article XII are solely for the benefit of the Administrative Agent, the Lenders and Issuing Banks, and none of the Loan Parties shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.07). In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any Loan Party. The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

         12.02. Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Administrative Agent shall be mechanical and

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

administrative in nature. The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Borrowers and other Loan Parties in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the credit worthiness of the Borrowers and the other Loan Parties initially and on a continuing basis, and the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Administrative Agent under the terms of this Agreement). If the Administrative Agent seeks the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Administrative Agent shall send notice thereof to each Lender.
 The Administrative Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

         12.03. Rights, Exculpation, etc. (a) Liabilities; Responsibilities. None of the Administrative Agent, any Affiliate of the Administrative Agent, or any of their respective officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder for any action taken or omitted by them hereunder, under the Notes or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 3.02(b), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. The Administrative Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement, the Notes or any of the other Loan Documents or the

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financial condition of the Borrowers or any of the other Loan Parties, or the existence or possible existence of any Default or Event of Default.

         (b) Right to Request Instructions. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant, and the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom the Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

         12.04. Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent public accountants and other experts selected by it.

         12.05. Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The obligations of the Lenders under this
Section 12.05 shall survive the payment in full of the Loans, the Reimbursement Obligations, the Acceptance Obligations and all other Obligations and the termination of this Agreement.

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

In the event that after payment and distribution of any amount by the Administrative Agent to Lenders, any Lender or third party, including the Borrowers, any creditor of any Borrower or a trustee in bankruptcy, recovers from the Administrative Agent any amount found to have been wrongfully paid to the Administrative Agent or disbursed by the Administrative Agent to Lenders, then Lenders, in proportion to their respective Pro Rata Shares, shall reimburse the Administrative Agent for all such amounts.

         12.06.  The Administrative Agent Individually.  With respect to its
Pro Rata Share of the Commitments hereunder, if any, and the Loans made by it, if any, Citibank shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indi-cates, include Citibank in its individual capacity as a Lender or one of the Requisite Lenders. Citibank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower or any of its Subsidiaries as if it were not acting as the Administrative Agent pursuant hereto.

         12.07. Successor Administrative Agents. (a) Resignation. The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days' prior written notice to the Borrowers and the Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this Section 12.07.

         (b) Appointment by Requisite Lenders. Upon any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders, which appointment shall be subject to the prior written approval of the Borrowers (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default or Default).

         (c) Appointment by Retiring Administrative Agent. If a successor Administrative Agent shall not have been appointed within the thirty (30) day period provided in paragraph (a) of this Section 12.07, the retiring Administrative Agent, with the consent of the Borrowers (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default or Default), shall then appoint a successor Administrative Agent who shall serve as the Administrative Agent until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.

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

         (d) Rights of the Successor and Retiring Administrative Agents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

         12.08. Relations Among Lenders. Each Lender and each Issuing Bank agrees that it will not take any legal action, nor institute any actions or proceedings, against the Borrowers or any other obligor hereunder or with respect to any Collateral, without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Commitments, except in accordance with Section 11.02(a).

         12.09. Concerning the Collateral and the Loan Documents. (a) Authority. Each Lender and each Issuing Bank authorizes and directs the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the Issuing Banks. Each Lender and each Issuing Bank agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with this Agreement and the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by any Loan Party; (iii) act as collateral agent for the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Administrative Agent hereby appoints, authorizes and directs the Lenders and the Issuing Banks to act as collateral sub-agents for the Administrative Agent, the Lenders and the Issuing Banks for

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 purposes of the perfection of all security interests and Liens with respect to any Borrower's deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuing Bank; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents, applicable law or otherwise.

         (b) Release of Collateral. (i) Each Lender hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release or to subordinate any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuing Banks:

         (A) against all of the Collateral, upon payment in full of the Obligations and termination of this Agreement;

         (B) against that portion of the collateral being sold, assigned, transferred, leased, licensed, conveyed, or otherwise disposed of in accordance with Section 9.02; or

         (C)  against collateral of any holder of a Lien permitted under
    Section 9.03.

         (ii) Each Lender and each Issuing Bank hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.09(b) promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent's authority to release particular types or items as Collateral pursuant to this Section 12.09.

         (iii) Without in any manner limiting the Administrative Agent's authority to act without any specific or further authorization or consent by Requisite Lenders (as set forth in Section 12.09(b)), each Lender agrees to confirm in writing, upon request by the Borrowers, the authority to release Collateral conferred upon the Administrative Agent under clauses (A) through (C) of Section 12.09(b). So long as no Event of Default or Default is then continuing, upon receipt by the Administrative Agent of any such written confirmation from Requisite Lenders of its authority to release any particular items or types of Collateral, and upon at least five (5) Business Days prior written request by the Borrowers, the Administrative

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

Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers all of which shall continue to constitute part of the Collateral.

         (iv) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent pursuant to the Security Agreements have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this
Section 12.09 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or in any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given its own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any Lender unless required to act or refrain from acting upon the instructions of the Requisite Lenders and then only in accordance with Section 12.01.

         12.10. Co-Agents. The parties hereto agree that the Co-Agents do not have any special rights or powers under this Agreement but are entitled, in their capacity as Co-Agents hereunder, to the same protections afforded to the Administrative Agent under this Article XII.


                                  ARTICLE XIII
                                 MISCELLANEOUS

         13.01. Assignments and Participations. (a) Assignments. No assignments or participations of any Lender's rights or obligations under this Agreement and the Notes shall be made except in accordance with this
Section 13.01. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the Notes

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(including all of its rights and obligations with respect to the Revolving Loans and the Letters of Credit) in accordance with the provisions of this Section 13.01.

         (b) Limitations on Assignments. Each assignment shall be subject to the following conditions: (i) each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obliga-tions in respect of its interest being assigned under this Agreement and its Note and, in the case of a partial assignment, shall be in a minimum principal amount of Ten Million Dollars ($10,000,000) and shall be an integral multiple of One Million Dollars ($1,000,000) except that such limitations shall not apply to an assignment by any Lender of any portion of its rights and obligations to another Lender or an assignment by any Lender of all of its rights or obligations to another Person, (ii) each such assignment shall be to an Eligible Assignee, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of Three Thousand Dollars ($3,000); provided, however, any Lender may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without notice to or consent of any Borrower or the Administrative Agent and without being subject to the foregoing conditions.
Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and accepted by the Administrative Agent (which effective date shall not be any earlier than the date on which the Administrative Agent so accepts and records the Assignment and Acceptance in the Register), (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto).

         (c) The Register. The Administrative Agent, acting for this purpose as agent for the Borrowers, shall maintain at its address referred to in Section
13.09 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of each Lender from

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

time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The Administrative Agent shall incur no liability of any kind to the Borrowers, any Lender or any other Person with respect to its maintenance of the Register or the recordation of information therein. The Register shall include a control account and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender's share thereof. The Administrative Agent will render a monthly statement of such accounts to the Borrowers. Each such statement shall be deemed final, binding and conclusive upon the Borrowers in all respects as to all matters reflected therein (absent manifest error) unless the Borrowers, within thirty (30) days after the date such statement is rendered, delivers to the Administrative Agent written notice of any objections which the Borrowers may have to any such statement. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers. The entries in the Register shall be final, conclusive and binding upon the Borrowers for all purposes, absent manifest error, and each Borrower and each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless and until the Assignment and Acceptance has been accepted by the Administrative Agent and registered in the Register.

         (d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,000 (payable by the assigning Lender or the assignee, as shall be agreed between them), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the other Lenders.

         (e) Participations. Each Lender may sell participations to one or more commercial banks, lending institutions, finance companies, insurance companies, other financial institutions or funds in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Commitments hereunder and the Loans owing to

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

it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Bor-rowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) the increase in the Commitment of the Lender from whom such participant purchased a participation, (B) the reduction of the principal of, or rate or amount of interest on, the Loans subject to such participation (other than by the payment or prepayment thereof), (C) the postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation (except with respect to any modifications of the provisions relating to prepayments of Loans and other Obligations) and (D) the release of any guarantor of the Obligations or all or a substantial portion of the Collateral except as provided in Section 12.09(b).

         (f) Information Regarding the Borrowers. Subject to the provisions of Section 9.06(d), any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to any of the Borrowers or any other Loan Party furnished to such Lender by the Administrative Agent or by or on behalf of such Borrower or such Loan Party; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve in accordance with Section 13.23 the confidentiality of any con-fidential information described therein.

         (g) Payment to Participants. Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

         (h) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth in this Agreement,

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

any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and its Note (including, without limitation, Obligations owing to it and the Note held by it) in favor of any Federal Reserve Bank of the Federal Reserve Board without notice to or consent of any of the Borrowers or the Administrative Agent.

         13.02.  Relations Among Lenders.

         (a) Except as contemplated under this Agreement, no Lender shall make any loan, advance or other financial accommodation to any Borrower without the prior written consent of Requisite Lenders.

         (b) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Collateral, without the prior written consent of Requisite Lenders.

         13.03. Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrowers may designate a Replacement Lender to assume such Lender's Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender's rights hereunder and (if such Lender is an Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrowers to such Lender under Section 13.05 hereof with respect to events occurring or obligations arising before such replacement shall survive such replacement.

         13.04.  Expenses.

         (a) Generally. The Borrowers agree upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent's reasonable internal and external audit, legal, syndication, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for

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all other out-of-pocket costs and expenses of every type and nature
(including, without limitation, the reasonable fees, expenses and disbursements of Sidley & Austin, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Administrative Agent in connection with (i) the preparation, negotiation, and execution of this Agreement, the other Loan Documents and the syndication of the financing hereunder; (ii) the interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in
Article V), the other Loan Documents and the making of the Loans hereunder;
(iii) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent's rights and responsibilities under this Agreement and the other Loan Documents and the Administrative Agent's periodic audits of the Borrowers; (v) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the assets of any Borrower, any Borrower, any of the other Loan Parties, this Agreement or any of the other Loan Documents; (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the assets of any Borrower, any Borrower, any of the other Loan Parties, this Agreement or any of the other Loan Documents; and
(viii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

         (b) After Default. The Borrowers further agree to pay or reimburse the Administrative Agent and each Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees incurred by the Administrative Agent or such Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, any Borrower and related to or arising out of the

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transactions contemplated hereby or by any of the other Loan Documents; and (iv)
in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

         13.05. Indemnity. The Borrowers further agree to defend, protect, indemnify, and hold harmless the Administrative Agent and each and all of the Lenders and Issuing Banks and each of their respective Affiliates, and their respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (a) this Agreement, the Notes, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the issuance of and participation in Letters of Credit hereunder, the creation of and participation in Acceptances, the management of such Loans, Letters of Credit or Acceptances, the use or intended use of the proceeds of the Loans, Letters of Credit or Acceptances hereunder, or any of the other transactions contemplated by the Loan Documents, or (b) any Liabilities and Costs under federal, state or local environmental, health or safety laws, regulations or common law principles arising from or in connection with the past, present or future operations of any Borrower or any of its predecessors in interest, or, the past, present or future environmental condition of any respective Property of any Borrower, the presence of asbestos-containing materials at any respective Property of any Borrower or the Release or threatened Release of any Contaminant into the environment from any respective Property of any Borrower (collectively, the "Indemnified Matters"); provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

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          13.06.  Change in Accounting Principles.  If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.01 are required in connection with the issuance of shares of common stock by a newly formed corporation pursuant to an initial public offering or are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrowers with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article IX and Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrowers shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Borrowers, to so reflect such change in accounting principles.

          13.07. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Bank and any Affiliate of any Lender or Issuing Bank is hereby authorized by each Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or any of their Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of the Borrowers to such Lender, Issuing Bank or any of their Affiliates, including, but not limited to, all Loans, Letters of Credit, Acceptances and all claims of any nature or description arising out of or in connection with this Agreement or the Notes, irrespective of whether or not (i) such Lender or Issuing Bank shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder and under the Notes to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured. Each Lender and each Issuing Bank agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do

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so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of any Borrower now or hereafter maintained with such Lender, Issuing Bank or any Affiliate of either of them.

          13.08. Ratable Sharing. The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described in Sections 2.03(f), 3.03, 3.04, 4.01(e) and 4.02(a)) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforce-ment of any or all of the Obligations (excluding the fees and amounts described in Sections 2.03(f), 3.03, 3.04, 4.01(e) and 4.02(a)) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a propor-tion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.07, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

          13.09. Amendments and Waivers. (a) Unless otherwise provided in this Agreement, no amendment or modification of any provision of this Agreement or the Notes shall be effective without the written agreement of the Administrative Agent, the Requisite Lenders and the Borrowers, and no termination or waiver of any provision of this Agreement or the Notes, or consent to any departure by the Borrowers therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. Notwith-standing the foregoing, any

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amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement and the Notes shall be effective only by a written agreement, signed by each Lender: (a) waiver of any of the conditions specified in Sections 5.01 and 5.02 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders), (b) increase in the aggregate amount of the Commitments or the Commitment of any Lender, (c) reduction of the principal of, rate or amount of interest on the Loans, the Reimbursement Obligations, the Acceptance Obligations or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof), (d) postponement of the Commitment Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations, the Acceptance Obligations or any fees or other amounts payable to such Lender (except with respect to any modifications of the provisions relating to prepayments of Loans and other Obligations), (e) release of all or a portion of the Collateral with a market value greater than $5,000,000 (except as provided in Section 12.09(b)), (f) amendment of the definition of "Requisite Lenders", or (g) amendment of
Section 13.08 or this Section 13.09. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained in this Section 13.09, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action.

          (b) If any Lender fails to agree in writing to any amendment, modification, consent or waiver that requires the written agreement of each Lender, such Lender agrees to sell, assign and transfer to any Replacement Lender or Replacement Lenders designated by the Administrative Agent all of its Notes and all of its rights hereunder for a purchase price in cash equal to the outstanding principal amount of the Notes payable to such Lender plus any accrued but unpaid interest on such Notes and accrued but unpaid commitment and other fees, expense reimbursements and indemnities in respect of that Lender's Commitment and the assumption by the Replacement Lender or Replacement Lenders of all of the obligations of such Lender hereunder. Such Lender shall consummate such sale in accordance with such terms (and, if such Lender is an Issuing Bank, such other terms as may be reasonably necessary to compensate fully such Lender) within a reasonable time not exceeding 15 Business Days from the date the Administrative Agent designated a Replacement Lender, and thereupon such Lender shall no longer be

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

a party hereto or have any obligations or rights hereunder (except rights which, pursuant to the provisions of this Agreement, survive the termination of this Agreement and the repayment of the Notes), and the Replacement Lender shall succeed to such obligations and rights.

          13.10. Notices. (a) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Administrative Agent pursuant to Articles II, III or XII shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.10) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

          (b) Each Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in any manner relating to or arising out of any action taken or omitted by such Indemnitee in good faith in reliance on any notice or other written communication in the form of a telecopy or facsimile purporting to be from any Borrower; provided that no Borrower shall have any obligation under this Section 13.10(b) to an Indemnitee with respect to any indemnified matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

          13.11. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrowers in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Administrative Agent, any of the Issuing Banks or any of the

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Lenders may have come into possession or control of any assets of any
Borrower.

          13.12. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Lender or any Issuing Bank in the exercise of any power, right or privilege under this Agreement, the Notes or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Notes and the other Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

          13.13. Marshalling; Payments Set Aside. None of the Administrative Agents, any Lender or any Issuing Bank shall be under any obligation to marshall any assets in favor of any Borrower, any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Banks or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          13.14. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

          13.15. Severability. In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          13.16. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall

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not constitute a part of this Agreement or be given any substantive effect.

          13.17. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          13.18. Limitation of Liability. No claim may be made by any Borrower, any Loan Party, any Lender, any Issuing Bank, any Co-Agent, the Administrative Agent or any other Person against the Administrative Agent, any other Co-Agent, any other Issuing Bank or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the Notes, or any act, omission or event occurring in connection therewith; and each Borrower, each Loan Party, each Lender, each Issuing Bank, each Co-Agent and the Administrative Agent hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          13.19. Successors and Assigns. This Agreement, the Notes and the other Loan Documents shall be binding upon the parties thereto and their respective successors and assigns and shall inure to the benefit of the parties thereto and the successors and permitted assigns of the Lenders and the Issuing Banks. The rights hereunder of the Borrowers, or any interest therein, may not be assigned without the written consent of all Lenders.

          13.20.  Certain Consents and Waivers of the Borrowers.

          (a) Personal Jurisdiction. (i) EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUING BANKS AND THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH

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

SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE LENDERS, THE ISSUING BANKS AND THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
 EACH OF THE BORROWERS WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

          (ii) EACH BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK; PROVIDED, HOWEVER, ANY BORROWER MAY BRING IN AN ACTION IN A COURT OF THE STATE OF NEW YORK ANY COUNTERCLAIM THAT WOULD BE A COMPULSORY COUNTERCLAIM IF THE ACTION HAD BEEN BROUGHT IN FEDERAL DISTRICT COURT. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

          (b) Service of Process. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR SUCH BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

          (c) Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.

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

          13.21. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each Borrower, each Lender, each Issuing Bank and the Administrative Agent on the date hereof when each such party hereto executes and delivers this Agreement. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

          13.22. Limitation on Agreements. All agreements between each Borrower, the Administrative Agent, each Lender and each Issuing Bank in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrowers under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

          13.23. Confidentiality. Subject to Section 13.01(f), the Lenders and the Issuing Banks shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrowers in accordance with such Lender's or such Issuing Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 13.23. In no event shall any Lender or any Issuing Bank be obligated or required to return any materials furnished by any Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by such Borrower in connection with this Agreement.

          13.24. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

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

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                THE DONNA KARAN COMPANY

                                By:  Donna Karan International Inc.,
                                     a general partner


                                     By: /s/ Joseph B. Parsons
                                         ------------------------------
                                         Title:
                                               ------------------------


                                Notice address:

                                The Donna Karan Company
                                240 West 40th Street
                                New York, New York  10018
                                Attention:  Chief Financial Officer

                                With a copy to:

                                The Donna Karan Company
                                550 Seventh Avenue
                                New York, New York 10018
                                Attention:  Legal Department

                                DONNA KARAN STUDIO

                                By:  Donna Karan International Inc.,
                                     a general partner


                                     By: /s/ Joseph B. Parsons
                                         ------------------------------
                                         Title:
                                               ------------------------


                                Notice Address:

                                The Donna Karan Company
                                240 West 40th Street
                                New York, New York 10018
                                Attention:  Chief Financial Officer

                                With a copy to:

                                The Donna Karan Company
                                550 Seventh Avenue
                                New York, New York  10018
                                Attention:  Legal Department

                                THE DONNA KARAN COMPANY STORE, G.P.

                                By:  Donna Karan International Inc.,
                                     a general partner


                                     By: /s/ Joseph B. Parsons
                                         ------------------------------
                                         Title:
                                               ------------------------


                                Notice Address:

                                The Donna Karan Company
                                240 West 40th Street
                                New York, New York 10018
                                Attention:  Chief Financial Officer

                                With a copy to:

                                The Donna Karan Company
                                550 Seventh Avenue
                                New York, New York  10018
                                Attention:  Legal Department

                                DK FOOTWEAR PARTNERS

                                By:  Donna Karan International Inc.,
                                     a general partner


                                     By: /s/ Joseph B. Parsons
                                         ------------------------------
                                         Title:
                                               ------------------------


                                Notice Address:

                                The Donna Karan Company
                                240 West 40th Street
                                New York, New York 10018
                                Attention:  Chief Financial Officer

                                With a copy to:

                                The Donna Karan Company
                                550 Seventh Avenue
                                New York, New York  10018
                                Attention:  Legal Department

                                CITIBANK, N.A., as Administrative Agent



                                By: /s/ illegible
                                   --------------------------------
                                   Vice President


                                Notice address:

                                Citibank, N.A.
                                399 Park Avenue
                                New York, New York  10043
                                Attention:  Brenda Cotsen
                                Telecopy:  (212) 793-1290

                                  With a copy to:

                                  Sidley & Austin
                                  875 Third Avenue
                                  New York, New York  10022
                                  Attention:  Barbara A. Vrancik, Esq.
                                  Telecopy:  (212) 906-2021

                                       LENDERS

Revolving Loan
Commitment
----------

$37,000,000                     CITIBANK, N.A.



                                By: /s/ illegible
                                   --------------------------------
                                   Title:



                                Notice address:


                                Citibank, N.A.
                                399 Park Avenue
                                New York, New York  10043
                                Attention:  Brenda Cotsen
                                Telecopy:  (212) 793-1290

                                     With a copy to:

                                     Sidley & Austin
                                     875 Third Avenue
                                     New York, New York  10022
                                     Attention:  Barbara A. Vrancik, Esq.
                                     Telecopy:  (212) 906-2021

Revolving Loan
Commitment
----------

$20,000,000                     BANKBOSTON, N.A.



                                By: /s/ illegible
                                   -------------------------------
                                   Title:  Director



                                Notice address:


                                BankBoston, N.A.
                                100 Federal Street
                                01-09-05
                                Boston, MA  02106-2016
                                Telecopy:  (617) 434-0630

Revolving Loan
Commitment
----------

$15,000,000                     UNION BANK OF CALIFORNIA



                                By: /s/ illegible
                                   --------------------------------
                                   Title:  Credit Officer


                                By: /s/ Cary Moore
                                   --------------------------------
                                   Title:  Vice President



                                Notice address:

                                Union Bank of California
                                445 S. Figueroa Street
                                16th Floor
                                Mail Code G16-030
                                Los Angeles, CA  90071
                                Telecopy:  (213) 243-3552

Revolving Loan
Commitment
----------

$29,000,000                     THE CHASE MANHATTAN BANK



                                By: /s/ Paul O'Neill
                                   -------------------------------
                                   Title:  Vice President



                                Notice address:

                                Chase Manhattan Bank
                                1411 Broadway
                                5th Floor
                                New York, New York  10018
                                Telecopy:  (212) 391-7118

Revolving Loan
Commitment
----------

$29,000,000                     NATIONSBANK N.A.



                                By: /s/ Joseph R. Netzel
                                   -------------------------------
                                   Title:  Vice President



                                Notice address:

                                Nationsbank, N.A.
                                100 North Tryon Street
                                NC1-007-08-11
                                Charlotte, NC  28255
                                Telecopy:  (704) 386-1270

                                                              EXECUTION COPY


                                   FIRST AMENDMENT

                          Dated as of June 29, 1997

         This FIRST AMENDMENT among The Donna Karan Company, a New York general partnership, The Donna Karan Company Store, G.P., a New York general partnership, Donna Karan Studio, a New York general partnership, and DK Footwear Partners, a New York general partnership (collectively, the "Borrowers"), the financial institutions from time to time parties thereto as lenders (the "Lenders"), the financial institutions from time to time parties thereto as issuing banks (the "Issuing Banks"), Citibank, N.A., in its capacity as administration agent for the Lenders and the Issuing Banks (the "Administrative Agent"), The Chase Manhattan Bank and Nationsbank, N.A., in their capacity as co-agents (the "Co-Agents").

                               PRELIMINARY STATEMENTS:

         (1) The Borrowers, the Lenders, the Issuing Banks, the Co-Agents and the Administrative Agent have entered into an Amended and Restated Credit Agreement dated as of May 30, 1997 (the "Credit Agreement"). Unless otherwise defined herein, the terms defined in the Credit Agreement shall be used herein as therein defined.

         (2) The Borrowers and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

         SECTION 1. Amendment to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

         (a) Section 10.05 of the Credit Agreement is amended by deleting "Second Fiscal Quarter 1997" under the heading Fiscal Quarter and "2.5 to 1.0" under the heading Ratio.

         SECTION 2. Conditions of Effectiveness. This First Amendment shall become effective when the Administrative Agent shall have received counterparts of this First Amendment executed by the Borrowers and the Requisite Lenders.

         SECTION 3. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

         (a) After giving effect to this First Amendment, all of the representations and warranties contained in Section 6.01 of the Credit Agreement and in the other Loan Documents shall be true in all material respects.

         (b) After giving effect to this First Amendment, no Default or Event of Default shall have occurred and be continuing.

         (c) As of the date hereof, no material adverse change shall have occurred in the condition (financial or otherwise), performance, properties, operations or prospects of the Borrowers or Donna Karan International and its Subsidiaries, taken as a whole, since December 29, 1996 except as publicly disclosed prior to May 30, 1997.

         SECTION 4. Reference to and Effect on the Loan Documents. (a) Upon the effectiveness of this First Amendment, on and after the date hereof each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

         (b) Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Loan Documents and all of the Collateral described therein do and shall continue to secure the payment of all obligations of the Borrowers under the Credit Agreement, the Notes and the other Loan Documents, in each case as amended hereby.

         (c) The execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

         SECTION 5. Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         SECTION 6. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.


                        THE DONNA KARAN COMPANY

                        By:  Donna Karan International Inc., a
                             general partner


                        By:_________________________________
                             Title:___________________________



                        DONNA KARAN STUDIO

                        By:  Donna Karan International Inc., a
                             general partner


                        By:_________________________________
                             Title:___________________________


                        THE DONNA KARAN COMPANY STORE, G.P.

                        By:  Donna Karan International Inc., a
                             general partner


                        By:_________________________________
                           Title:___________________________

                        DK FOOTWEAR PARTNERS

                        By:  Donna Karan International Inc., a
                             general partner


                        By:_________________________________
                           Title:___________________________


                        CITIBANK, N.A., as Administrative Agent
                             and Lender


                        By:____________________________________
                                Vice President



                        THE CHASE MANHATTAN BANK, as Co-Agent
                             and Lender


                        By:____________________________________
                                Second Vice President


                        NATIONSBANK N.A., as Co-Agent and Lender


                        By:____________________________________
                           Vice President


                        FIRST NATIONAL BANK OF BOSTON


                        By:____________________________________
                           Vice President


                        UNION BANK OF CALIFORNIA


                        By:____________________________________
                           Vice President